Exhibit A

EXECUTION VERSION

JETPAY CORPORATION

SECURITIES PURCHASE AGREEMENT

August 22, 2013

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Section 6.	Covenants	19
6.1.	Financial Statements and Other Information	19
6.2.	Inspection Rights	21
6.3.	Designation of Directors	21
6.4.	Restrictions	21
6.5.	Compliance with Agreements	25
6.6.	Reservation of Common Stock	25
6.7.	Use of Proceeds	25
6.8.	Issuance of New Securities	26
6.9.	Listing	27
6.10.	Section 203 of the Delaware General Corporation Law	27
6.11.	Conversion of Preferred Stock	27
6.12.	Filing of Information Statement	28
6.13.	Public Disclosures	28
6.14.	Restrictions on Transfer	29
6.15.	Further Assurances; Cooperation	29

Section 7.	Transfer of Restricted Securities	29
7.1.	General Provisions	29
7.2.	Opinion Delivery	29
7.3.	Legend; Legend Removal	29
7.4.	Rule 144A	30

Section 8.	Representations and Warranties of the Company	30
8.1.	Organization and Corporate Power	30
8.2.	Capital Stock and Related Matters	31
8.3.	Subsidiaries; Investments	32
8.4.	Authorization	32
8.5.	No Breach	32
8.6.	Licenses	33
8.7.	Company Filings; Financial Statements	33
8.8.	Internal Controls	34
8.9.	Absence of Undisclosed Liabilities	34
8.10.	No Material Adverse Change	34
8.11.	Absence of Certain Developments	35
8.12.	Property	36
8.13.	Tax Matters	36
8.14.	Contracts and Commitments	37
8.15.	Intellectual Property Rights	38
8.16.	Litigation, etc.	38
8.17.	Brokerage	38
8.18.	Governmental Consent, etc.	38
8.19.	Insurance	38
8.20.	Employees	39
8.21.	Employee Benefits	39
8.22.	Compliance with Laws; Card Associations	40
8.23.	Affiliated Transactions	40

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8.24.	Private Placement	40
8.25.	Application of Takeover Protections	40
8.26.	Customers and Suppliers	41
8.27.	Closing Date	41

Section 9.	Representations and Warranties of Purchaser	41
9.1.	Organization and Existence	41
9.2.	Authorization	41
9.3.	Private Placement	41
9.4.	No Conflict, Breach, Violation or Default	42
9.5.	No Reliance	42
9.6.	Financial Capability	42
9.7.	Brokers and Finders	43

Section 10.	Survival of Representations and Warranties; Indemnification	43
10.1.	Survival of Representations and Warranties	43
10.2.	Indemnification	43

Section 11.	Termination Prior to the Initial Closing	45

Section 12.	General Provisions	46
12.1.	Expenses	46
12.2.	Amendments and Waivers	47
12.3.	Severability	47
12.4.	Remedies	47
12.5.	Successors and Assigns	47
12.6.	Notices	48
12.7.	Business Days	49
12.8.	Governing Law	49
12.9.	Mutual Waiver of Jury Trial	49
12.10.	CONSENT TO JURISDICTION AND SERVICE OF PROCESS	49
12.11.	Effective Date	49
12.12.	Descriptive Headings; Interpretation	50
12.13.	No Strict Construction	50
12.14.	Electronic Delivery	50
12.15.	Entire Agreement	50
12.16.	Counterparts	50
12.17.	Capital and Surplus; Special Reserves	51
12.18.	Treatment of the Preferred Stock	51
12.19.	Generally Accepted Accounting Principles	51
12.20.	Third Party Beneficiaries	51

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LIST OF EXHIBITS

Exhibit A	-	Certificate of Designation

Exhibit B	-	Bylaws

Exhibit C	-	Registration Agreement

Exhibit D	-	Indemnification Agreement

Exhibit E	-	Opinion of Counsel

Exhibit F	-	Form of Stockholder Consent

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LIST OF SCHEDULES

Capitalization Schedule
Subsidiary Schedule
Restrictions Schedule
Liabilities Schedule
Adverse Change Schedule
Developments Schedule
Contracts Schedule
Leased Real Property Schedule
Taxes Schedule
Litigation Schedule
Brokerage Schedule
Consents Schedule
Insurance Schedule
Employees Schedule
Employee Benefits Schedule
Compliance Schedule
Affiliated Transactions Schedule
Customers Schedule

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JETPAY CORPORATION

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of August 22, 2013, among JetPay Corporation (f/k/a Universal Business Payment Solutions Acquisition Corporation), a Delaware corporation (the “Company”), and Flexpoint Fund II, L.P., a Delaware limited partnership (“Purchaser”). Except as otherwise indicated herein, all capitalized terms used are defined in Section 1.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1.          Definitions. For the purposes of this Agreement, the following capitalized terms have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Board” means the board of directors of the Company.

“Business Day” means any day, other than a Saturday, Sunday, or any other date in which banks located in Philadelphia, Pennsylvania are closed for business as a result of federal, state or local holiday.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock of such corporation (whether voting or nonvoting and whether common or preferred) and (ii) with respect to any Person that is not a corporation, individual or governmental entity, any and all partnership, membership, limited liability company or other equity interests of such Person that confer on the holder thereof the right to receive a share of the profits and losses of, or the distribution of assets of, the issuing Person, including in each case any and all warrants, rights or options to purchase any of the foregoing.

“Card Association” means MasterCard International, Inc., VISA U.S.A., Inc., VISA International, Inc., Discover, JCB, American Express, Diners Club, Voyager, Carte Blanche and any other material card association, debit card network or similar entity with whom the Company and/or any of its Subsidiaries may directly or indirectly have a sponsorship agreement.

“Certificate of Designation” has the meaning set forth in Section 3.2.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation dated as of December 28, 2012, as amended.

“Closing” has the meaning set forth in Section 2.3(c).

“Closing Price” means the closing price published by NASDAQ.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Common Stock” has the meaning set forth in Section 2.1.

“Company” has the meaning set forth in the preamble.

“Company Filings” has the meaning set forth in Section 8.7(a).

“Company Funding Right” has the meaning set forth in Section 2.3(b).

“Company Funding Right Expiration” has the meaning set forth in Section 2.3(b).

“Deemed Common Equity Value” means $34,587,282.

“Designated Assets” means those funds being held as of the date hereof by Merrick belonging to the Company’s JetPay, LLC Subsidiary in each case in the amounts and pursuant to the agreements as set forth on Schedule 1 hereto.

“Direct Air Matter” means the cessation of operations of Southern Sky Air & Tours, LLC d/b/a Direct Air and a/k/a Myrtle Beach Direct Air and Tours and any chargebacks from customers arising therefrom or related thereto and any obligations or liabilities to Merrick Bank Corporation or its Affiliates or insurers arising therefrom or related thereto (whether pursuant to a sponsorship agreement or otherwise), together with all costs, expenses and fees arising out of, related to, or sustained in connection with any of the foregoing, including, without limitation any fees and expenses incurred by Merrick Bank Corporation and any fees and expenses of counsel related thereto.

“Disclosure Schedules” shall mean, collectively, the Capitalization Schedule, the Subsidiary Schedule, the Restrictions Schedule, the Liabilities Schedule, the Adverse Change Schedule, the Developments Schedule, the Contracts Schedule, the Leased Real Property Schedule, the Taxes Schedule, the Intellectual Property Schedule, the Litigation Schedule, the Brokerage Schedule, the Consents Schedule, the Insurance Schedule, the Employees Schedule, the Employee Benefits Schedule, the Compliance Schedule, the Affiliated Transactions Schedule and the Customers Schedule.

“Employee Benefit Plan” has the meaning set forth in Section 8.21.

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of Law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, in each case as amended from time to time, and judicial rulings and interpretations thereof.

“Escrowed Shares” means 3,333,333 shares of the Company’s Common Stock held as of the date hereof in escrow pursuant to the JetPay Escrow Agreement.

“Event of Noncompliance” has the meaning set forth in the Certificate of Designation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal Law then in force.

“Existing Secured Convertible Notes” means the Company’s secured convertible promissory notes issued pursuant to that certain Secured Convertible Note Agreement, dated as of December 28, 2012, by and among the Company and the purchasers of such notes.

“Fundamental Representations” means the representations and warranties set forth in Sections 8.1, 8.2, 8.4, 8.5, 8.25, 9.1, 9.2, 9.3(a) and 9.4.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means a domestic (federal, state, municipal or local) or foreign government or governmental, regulatory, political, judicial or quasi-judicial authority or administrative subdivision, department, agency, commission, board, bureau, court or instrumentality thereof.

“Implied Value” means as to each Escrowed Share, the deemed value of such share used by the parties to the JetPay Escrow Agreement for purposes of satisfying a claim thereunder; provided, however, that if such parties do not specify or otherwise agree upon a deemed value of such share, the deemed value for purposes of this Agreement shall be the fair market value.

“Incentive Plan” means any stock option plan, employee stock ownership plan, stock appreciation plan or phantom stock plan of the Company that is approved by the Board.

“Indebtedness” means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person’s assets and (viii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA.

“Indemnification Agreement” has the meaning set forth in Section 3.6.

“Indemnified Liabilities” means any and all actions, causes of action, suits, claims, losses, diminutions in value, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements.

“Indemnitees” has the meaning set forth in Section 10.2(a).

“Information Statement” has the meaning set forth in Section 6.12.

“Initial Closing” has the meaning set forth in Section 2.3(a).

“Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, databases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) and (vii) copies and tangible embodiments thereof (in whatever form or medium).

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“IRS” means the United States Internal Revenue Service.

“Issuance Closing” has the meaning set forth in Section 6.8(c).

“Issuance Notice” has the meaning set forth in Section 6.8(b).

“JetPay Escrow Agreement” means that certain Escrow Agreement, dated as of December 28, 2012, by and among Merrick, the Company, JetPay, LLC, WLES and JPMorgan Chase Bank, N.A., as may be amended from time to time

“JetPay Merger Agreement” means that certain Agreement and Plan of Merger, dated as of July 6, 2012, by and among the Company, JP Merger Sub, LLC, JetPay, LLC, WLES and Trent Voigt.

“Knowledge” of the Company and its Subsidiaries shall mean the actual knowledge or awareness of Bipin C. Shah, Peter Davidson, Nick Antich, Trent Voigt and Gregory Krzemien after due inquiry of their direct reports who would reasonably be expected to have knowledge of the relevant subject matter.

“Latest Balance Sheet” means the Company’s unaudited consolidated balance sheet included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

“Law” shall mean any national, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Leased Real Property” means all leasehold or subleasehold estates and all other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries pursuant to any Lease.

“Leases” means all leases, subleases, licenses, concessions and other contracts pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property (including the rights to all security deposits and other amounts and instruments deposited by or on behalf of the Company and/or and of its Subsidiaries thereunder) and all material amendments, extensions, renewals, guaranties and other agreements with respect thereto.

“Liens” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any Subsidiary or any Affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business) or any restriction on transfer.

“Material Adverse Effect” means any change, event, development or effect that is, has been or would reasonably be expected to be materially adverse to the business, assets, liabilities, operations, condition (financial or otherwise), operating results, employee relations, customer relations or supplier relations of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse change, event, development or effect can be or has been cured at any time or whether Purchaser has knowledge of such change, event, development or effect on the date hereof); provided, however, that the term “Material Adverse Effect” shall not include, alone or in combination, and no change, event, development or effect arising from or relating to any of the following shall be taken into account in determining whether there has been a “Material Adverse Effect”: (i) general conditions affecting the industries in which the Company or any of its Subsidiaries operates or participates, the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where the Company or any of its Subsidiaries has material operations or sales, (ii) any national or international political or social conditions, including an outbreak or escalation of hostilities, acts of terrorism, military acts or other national or international calamity, crisis or emergency, or any governmental or other response to the foregoing, in each case whether or not involving the United States, (iii) the public announcement or pendency of this Agreement or any transactions contemplated by this Agreement, (iv) changes in GAAP or applicable Law after the date of this Agreement, (v) any hurricane, earthquake, flood or other natural disaster, (vi) actions or omissions of the Company and its Subsidiaries taken with Purchaser’s express written consent, or (vii) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; provided, further, that any effect, change, event, occurrence, circumstance, state of facts or development arising from or relating to the matters set forth in clauses (i), (ii), (iv) and (v) may be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent that such matter has had or would reasonably be expected to have, individually or in the aggregate, a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other similarly situated entities in the industries in which the Company and its Subsidiaries operate; provided, further, that the underlying causes of any failure described in clause (vii), to the extent not otherwise excluded from the definition of “Material Adverse Effect” shall be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur.

“Material Contract” means any (i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other material compensation to employees, or any collective bargaining agreement or any other agreement with any labor union, or severance agreements, programs, policies or arrangements, in each case, other than an employment or consulting agreement; (ii) agreement for the employment of any officer, employee or other individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $100,000 or agreement relating to loans to officers, directors or Affiliates; (iii) agreement under which the Company or Subsidiary has advanced or loaned any other Person amounts in the aggregate exceeding $100,000; (iv) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company and its Subsidiaries; (v) agreement with any holder of Existing Secured Convertible Notes; (vi) agreement with any current or, within the past three years, prior sponsoring bank; (vii) agreement with any Card Association; (viii) guarantee of any obligation (other than by the Company of a Wholly-Owned Subsidiary’s debts or a guarantee by a Subsidiary of the Company’s debts or another Subsidiary’s debts); (ix) lease or agreement under which the Company or any Subsidiary is lessee of or holds or operates any personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $100,000; (x) lease or agreement under which the Company or any Subsidiary is lessor of or permits any third party to hold or operate any personal property, owned or controlled by the Company or any Subsidiary; (xi) agreement or group of related agreements with the same party or group of affiliated parties the performance of which involves consideration in excess of $500,000; (xii) assignment, license, indemnification or agreement with respect to any intangible property (including, without limitation, any Intellectual Property Rights); (xiii) software license with an annual license or maintenance fee in excess of $100,000; (xiv) except for the Registration Agreement, agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights); (xv) agreement with a term of more than six months which is not terminable by the Company or any Subsidiary upon less than 30 days notice without penalty greater than $250,000; (xvi) agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or (xvii) any other agreement which is material to its operations or business prospects or the listing of its securities on NASDAQ or involves a consideration in excess of $250,000 annually.

“Minimum Ownership Condition” means the lesser of (i) 50% of the number of shares of Preferred Stock purchased by Purchaser as of such date and/or an equivalent number of shares of Underlying Common Stock (as adjusted for stock splits, reverse stock splits, stock dividends, and similar actions affecting such Preferred Stock, as applicable) and (ii) 33,333 shares of Preferred Stock and/or an equivalent number of shares of Underlying Common Stock (as adjusted for stock splits, reverse stock splits, stock dividends, and similar actions affecting such Preferred Stock, as applicable).

“NASDAQ” means The NASDAQ Stock Market LLC.

“New Securities” means any Capital Stock of the Company or any of its Subsidiaries, whether or not presently authorized, and any rights, options and warrants to purchase any Capital Stock of the Company or any of its Subsidiaries, and securities of any type whatsoever which are, or may become, convertible or exchangeable into Capital Stock of the Company or any of its Subsidiaries; provided that the term “New Securities” shall not include: (i) securities offered to the public pursuant to a registration statement filed by the Company or any of its Subsidiaries under the Securities Act; (ii) to the extent otherwise permitted by this Agreement, securities issued as consideration for the acquisition of assets or securities of another business or Person by the Company or any of its Subsidiaries by means of merger, purchase of securities, purchase of all or substantially all of the assets of such business or Person or reorganization resulting in the ownership by the Company or such Subsidiary of not less than a majority of the voting power of such business or Person and, in the case of rights, options or warrants, the securities issued or issuable upon exercise thereof and, in the case of convertible or exchangeable securities, the securities issued or issuable upon the conversion or exchange thereof; (iii) securities issued to directors or employees of or consultants or other service providers to the Company or any of its Subsidiaries pursuant to any Qualified Incentive Plan and, in the case of rights, options or warrants, the securities issued or issuable upon exercise thereof and, in the case of convertible or exchangeable securities, the securities issued or issuable upon the conversion or exchange thereof; (iv) securities issued as a result of any stock split, stock dividend, capital reorganization, recapitalization or reclassification of the Company’s or such Subsidiary’s Capital Stock, distributable on a pro rata basis to all holders of the applicable class of the Company’s or such Subsidiary’s Capital Stock; and (v) securities issued or issuable upon the conversion or exchange of any securities, options, warrants or convertible notes that are outstanding as of the date hereof and listed on the Capitalization Schedule.

“Officer’s Certificate” means a certificate signed by the Company’s president or its chief financial officer, stating that (i) the officer signing such certificate has made or has caused to be made such investigations as are reasonably necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

“Organizational Documents” means, with respect to any entity, (i) the certificate or articles of incorporation and the bylaws, the certificate of formation and partnership agreement or operating agreement, as applicable, and (ii) any documents comparable to those described above as may be applicable to such entity pursuant to any applicable Law or by contract.

“Permitted Liens” means (a) mechanics’, materialman’s, workmens’, repairmen’s, warehousemen’s, supplier’s, vendor’s, carrier’s and other similar Liens arising or incurred in the ordinary course of business by operation of Law securing amounts that are not yet due and payable, (b) Liens for Taxes, assessments and other charges of Governmental Entities not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP on the books and financial statements of the Company and its Subsidiaries, (c) pledges or deposits to secure obligations under workers or unemployment compensation Laws or to secure other statutory obligations, (d) easements, covenants, conditions and restrictions of record affecting Leased Real Property which do not or would not materially impair the use or occupancy of any Leased Real Property in the operation of the business conducted thereon, and (e) any zoning, or other governmentally established restrictions of encumbrances which are not violated by the current use or occupancy of any Leased Real Property or the operation of the business of the Company or any of its Subsidiaries conducted thereon.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity.

“Per Share Purchase Price” has the meaning set forth in Section 2.2

“Preferred Director” has the meaning set forth in Section 6.3.

“Preferred Stock” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the preamble.

“Qualified Holder” has the meaning set forth in Section 6.8(a).

“Qualified Incentive Plan” means any Incentive Plan that is (i) in existence as of the date hereof and listed on the Capitalization Schedule and has not been modified or amended, except as approved by the Board after the Initial Closing, including by at least one director appointed by Purchaser or (ii) approved by the Board after the Initial Closing, including by at least one director appointed by Purchaser.

“Registration Agreement” has the meaning set forth in Section 3.4.

“Release” has the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Restricted Securities” means (i) the Preferred Stock issued hereunder, (ii) the Common Stock issued upon conversion of Preferred Stock and (iii) any securities issued with respect to the securities referred to in clauses (i) or (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) been sold pursuant to Rule 144 under the Securities Act or become eligible for sale pursuant to Rule 144 under the Securities Act or (c) been otherwise transferred and new certificates for them not bearing a restrictive Securities Act legend have been delivered by the Company. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing such restrictive Securities Act legend.

“Sarbanes-Oxley Act” has the meaning set forth in Section 8.7(a).

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal Law then in force.

“Securities and Exchange Commission” means the United States Securities and Exchange Commission, or any Governmental Entity succeeding to the functions thereof.

“Stockholder Consent” has the meaning set forth in Section 8.4.

“Subsequent Closing” has the meaning set forth in Section 2.3(c).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall control any board of managers, managing member, managing director or general partner or similar governing body of such limited liability company, partnership, association or other business entity.

“Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, Capital Stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated, unclaimed property or escheatment, and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, claim or refund, declaration, information report or filing with respect to Taxes, filed or required to be filed with any Governmental Entity or taxing authority, including any schedules attached thereto and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 11(b).

“Trading Day” means any Business Day on which the Common Stock is traded, or able to be traded, on NASDAQ.

“Tranche B Closing” has the meaning set forth in Section 2.3(b).

“Tranche B Preferred Stock” has the meaning set forth in Section 2.3(b).

“Tranche C Closing” has the meaning set forth in Section 2.3(c).

“Tranche C Preferred Stock” has the meaning set forth in Section 2.3(c).

“Tranche C Purchase Right” has the meaning set forth in Section 2.3(c).

“Transaction Agreements” means, collectively, the Registration Agreement, the Certificate of Designation, the Indemnification Agreements and all other agreements entered into by the Company in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Underlying Common Stock” means (i) the Common Stock issued or issuable upon conversion of the Preferred Stock and (ii) any Common Stock or other securities issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. For purposes of this Agreement, any Person who holds Preferred Stock shall be deemed to be the holder of the Underlying Common Stock obtainable upon conversion of the Preferred Stock in connection with the transfer thereof or otherwise regardless of any restriction or limitation on the conversion of the Preferred Stock, such Underlying Common Stock shall be deemed to be in existence, and such Person shall be entitled to exercise the rights of a holder of Underlying Common Stock hereunder. As to any particular shares of Underlying Common Stock, such shares shall cease to be Underlying Common Stock when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force) or (c) repurchased by the Company or any Subsidiary.

“Updated Disclosure Schedules” means, with respect to each Subsequent Closing, Disclosure Schedules dated as of such Subsequent Closing, which reflect only changes that have occurred in the ordinary course of the Company’s and its Subsidiaries business (and none of which relate to any breach of contract, violation of Law or tort that is, individually or in the aggregate, material) since the date of the prior Disclosure Schedules or Updated Disclosure Schedules, as applicable, relating to such prior Closing, in a form reasonably acceptable to Purchaser. The foregoing to the contrary notwithstanding, any update to any Disclosure Schedule will not cure or remedy the effect of any prior untrue statement or omission of fact nor shall any such Disclosure Schedule update have the affect of amending or modifying this Agreement.

“Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of which all of the outstanding Capital Stock or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

Section 2.          Authorization and Closing.

2.1.          Authorization of the Preferred Stock and the Common Stock. The Company shall authorize the issuance and sale to Purchaser of 134,000 shares of its Class A Preferred Stock, par value $0.001 per share (the “Preferred Stock”), having the terms and relative rights and preferences set forth in the Certificate of Designation attached hereto as Exhibit A. The Preferred Stock is convertible into shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) at the conversion price set forth in the Certificate of Designation, as may be adjusted from time to time, including pursuant to Section 10.2(d) hereof. In addition, the Company shall authorize the issuance of the shares of Common Stock that are issuable upon the conversion of the Preferred Stock.

2.2.          Purchase and Sale of the Preferred Stock. At each Closing, the Company shall sell to Purchaser and, subject to the terms and conditions set forth herein, Purchaser shall purchase from the Company the number of shares of Preferred Stock to be purchased by Purchaser at such Closing pursuant to Section 2.3(a), (b) or (c), as applicable, in each case, at a price of $300.00 per share (subject to appropriate adjustments for stock splits, reverse stock splits, stock dividends, and similar actions affecting such Preferred Stock, as applicable) (the “Per Share Purchase Price”).

2.3.         The Closings.

(a)          The Initial Closing. The initial closing of the purchase and sale of the Preferred Stock (the “Initial Closing”) shall take place at the offices of Kirkland & Ellis LLP located at 300 North LaSalle Street, Chicago, Illinois at 10:00 a.m. local time on the second Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Section 3, or at such other place or on such other date as may be mutually agreeable to the Company and Purchaser. At the Initial Closing, the Company shall cause its transfer agent to deliver to Purchaser stock certificates evidencing 33,333 shares of Preferred Stock to be purchased by such Purchaser, registered in such Purchaser’s or its nominee’s name, upon payment of the purchase price in the aggregate amount of $9,999,900 by wire transfer of immediately available funds to the Company’s account specified in writing by the Company which such account shall be specified not less than two Business Days prior to the Initial Closing.

(b)          Tranche B Closing. After the Initial Closing, the Company shall have the right (the “Company Funding Right”) to require Purchaser, subject to Section 4 hereof, to purchase up to that number of newly issued shares of Preferred Stock having an aggregate purchase price (based on the Per Share Purchase Price) of $10,000,000 (the “Tranche B Preferred Stock”); provided, however, that the Company Funding Right shall not be exercisable by the Company earlier than December 1, 2014, nor later than December 29, 2014 (and no Tranche B Closing may take place thereafter), and then only to the extent that the holders of the Existing Secured Convertible Notes have not given and do not give notice of conversion to the Company pursuant to Section 3(b) of the Existing Secured Convertible Notes; provided, further, that the Company’s right to exercise the Company Funding Right is contingent upon the Company using the proceeds of such issuance and sale solely for purposes of redeeming the Company’s outstanding Existing Secured Convertible Notes. The Company Funding Right shall expire upon the earlier of (i) December 29, 2014, and (ii) the date that the Existing Secured Convertible Notes are no longer outstanding (the “Company Funding Right Expiration”). The Closing described in this Section 2.3(b), shall be referred to herein as the “Tranche B Closing.” The Tranche B Closing shall take place at the offices of Kirkland & Ellis LLP located at 300 North LaSalle Street, Chicago, Illinois at 10:00 a.m. local time on the second Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Section 4 hereof, or at such other place or on such other date as may be mutually agreeable to the Company and Purchaser. At the Tranche B Closing, the Company shall cause its transfer agent to deliver to Purchaser stock certificates evidencing the Tranche B Preferred Stock to be purchased by Purchaser, registered in Purchaser’s or its nominee’s name, upon payment of the purchase price thereof by wire transfer of immediately available funds to the Company’s account, which such account shall be specified in writing by the Company not less than two Business Days prior to such Tranche B Closing, in the aggregate amount equal to the number of shares of Tranche B Preferred Stock purchased by Purchaser at the Tranche B Closing times the Per Share Purchase Price.

(c)          Tranche C Closing. After the Initial Closing, and regardless of whether or not the Company has exercised the Company Funding Right but subject to Section 4 hereof, Purchaser shall have the right to purchase in one or more Tranche C Closings (as defined herein), upon written notice to the Company of its intent to exercise such right, and the Company shall have the obligation to issue and sell to Purchaser, up to that number of newly issued shares of Preferred Stock set forth in Purchaser’s notice of exercise having an aggregate purchase price (based on the Per Share Purchase Price) of up to an aggregate of (i) $20,000,000, plus (ii) after the Company Funding Right Expiration, the amount by which the purchase price (based on the Per Share Purchase Price) (when issued) of Tranche B Preferred Stock issued to Purchaser pursuant to the Company’s exercise of the Company Funding Right is less than $10,000,000 (the “Tranche C Preferred Stock”) (such Purchaser right being referred to herein as the “Tranche C Purchase Right”). Purchaser’s Tranche C Purchase Right shall expire on the third anniversary of the Initial Closing (and no Tranche C Closing may take place thereafter). Any closing described in this Section 2.3(c), shall be referred to herein as a “Tranche C Closing.” Each Tranche C Closing shall take place at the offices of Kirkland & Ellis LLP located at 300 North LaSalle Street, Chicago, Illinois at 10:00 a.m. local time on the second Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Section 4 hereof, or at such other place or on such other date as may be mutually agreeable to the Company and Purchaser. At each Tranche C Closing, the Company shall cause its transfer agent to deliver to Purchaser stock certificates evidencing the Tranche C Preferred Stock to be purchased by Purchaser, registered in Purchaser’s or its nominee’s name, upon payment of the purchase price thereof by wire transfer of immediately available funds to the Company’s account, which such account shall be specified in writing by the Company not less than two Business Days prior to such Tranche C Closing, in the aggregate amount equal to the number of shares of Tranche C Preferred Stock purchased by Purchaser at such Tranche C Closing times the Per Share Purchase Price. The term “Closing” shall refer to the Initial Closing, the Tranche B Closing and any Tranche C Closing, as the context requires, and the term “Subsequent Closing” shall refer to the Tranche B Closing or any Tranche C Closing, as the context requires.

Section 3.          Conditions of Purchaser’s Obligation at the Initial Closing. The obligation of Purchaser to purchase and pay for the Preferred Stock at the Initial Closing is subject to the satisfaction as of the Initial Closing of the following conditions:

3.1.         Representations and Warranties; Covenants.

(a)          Other than with respect to the Fundamental Representations, the representations and warranties contained in Section 8 shall be true, complete and correct in all material respects at the Initial Closing (without giving effect to any references to Material Adverse Effect other than with respect to Section 8.10) as though such representation or warranty had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true, complete and correct as of such date).

(b)          The Fundamental Representations applicable to the Company and its Subsidiaries shall be true and correct in all material respects at and as of the Initial Closing as though then made, except to the extent of changes caused by the transactions expressly contemplated herein.

(c)          The Company shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Initial Closing.

3.2.          Certificate of Designation. The Company shall have duly adopted, executed and filed with the Secretary of State of Delaware a Certificate of Designation of Rights and Preferences establishing the terms and the relative rights and preferences of the Preferred Stock in the form set forth in Exhibit A (the “Certificate of Designation”), and the Company shall not have adopted or filed any other document designating terms and relative rights and preferences of its preferred stock. The Certificate of Designation shall be in full force and effect as of the Initial Closing under the Laws of the State of Delaware and shall not have been amended or modified.

3.3.          Amendment of the Company’s Bylaws. The Company’s bylaws shall have been duly amended in form and substance as set forth in Exhibit B. The Company’s bylaws shall be in full force and effect as of the Initial Closing as so amended and shall not have been further amended or modified.

3.4.          Registration Agreement. The Company and Purchaser shall have entered into a registration agreement in form and substance as set forth in Exhibit C (the “Registration Agreement”), and the Registration Agreement shall be in full force and effect as of the Initial Closing.

3.5.          Board of Directors. As of the Initial Closing, the authorized size of the Board shall be eight directors, and the Board shall be comprised of Bipin C. Shah, Jon Lubert, Frederick Hammer, Arthur Ryan, Richard Braddock, Robert Palmer, Donald J. Edwards and Steven M. Michienzi.

3.6.          Indemnification Agreements. The Company shall have entered into an indemnification agreement, in form and substance as set forth in Exhibit D (an “Indemnification Agreement”), with each of Donald J. Edwards and Steven M. Michienzi and each such Indemnification Agreement shall not have been amended or modified and shall be in full force and effect as of the Initial Closing.

3.7.          Securities Law Compliance. The Company shall have made all filings under all applicable federal and state securities Laws necessary to consummate the issuance of the Preferred Stock pursuant to this Agreement in compliance with such Laws, except to the extent such filings may properly be made subsequent to the Initial Closing.

3.8.          Opinion of the Company’s Counsel. Purchaser shall have received from Dechert LLP, counsel for the Company, an opinion with respect to the matters set forth in Exhibit E, which shall be addressed to Purchaser, dated the date of the Initial Closing and in form and substance reasonably satisfactory to Purchaser.

3.9.          Closing Documents. The Company shall have delivered to Purchaser all of the following documents:

(a)          an Officer’s Certificate, dated the date of the Initial Closing, stating that the conditions specified in Section 2 and Sections 3.1 through 3.7, inclusive, and Sections 3.9 through 3.13, inclusive, have been fully satisfied;

(b)          certified copies of the resolutions duly adopted by the Board authorizing the execution, delivery and performance of this Agreement and each of the other Transaction Agreements, the filing of the Certificate of Designation referred to in Section 3.2, the amendment to the Company’s bylaws referred to in Section 3.3, the issuance and sale of the Preferred Stock, the reservation for issuance upon conversion of the Preferred Stock of an aggregate of 15,000,000 shares of Common Stock and the consummation of all other transactions contemplated by this Agreement and each of the other Transaction Agreements;

(c)          certified copies of the Certificate of Incorporation, the Certificate of Designation and the Company’s bylaws, each as in effect at the Initial Closing;

(d)          certificates of good standing for the Company and each of its Subsidiaries from the respective jurisdictions of their organization;

(e)          an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treas. Reg. Section 1.897-2(h);

(f)          copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder (including, without limitation, all federal securities Law and blue sky Law filings and waivers of all preemptive rights, anti-dilution rights and rights of first refusal);

(g)          a duly and validly executed waiver by WLES, L.P. (“WLES”) waiving WLES’s right to any vesting, inuring or acceleration of payment of the Contingency Merger Consideration (as defined in the JetPay Merger Agreement) pursuant to Section 2.9 of the JetPay Merger Agreement as a result of the execution, delivery or performance or the consummation of the transactions contemplated by this Agreement, in a form reasonably acceptable to Purchaser;

(h)          copies of all other agreements, documents and materials contemplated by this Section 3; and

(i)          such other documents relating to the transactions contemplated by this Agreement as Purchaser may reasonably request.

3.10.        Proceedings. All corporate and other proceedings taken or required to be taken by the Company in connection with the transactions contemplated hereby to be consummated at or prior to the Initial Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser.

3.11.        Expenses. At the Initial Closing, the Company shall reimburse Purchaser for the fees and expenses as provided in Section 12.1.

3.12.        No Material Adverse Effect. From the date of this Agreement, there shall not have been a Material Adverse Effect.

3.13.        Compliance with Applicable Laws; Card Association. The purchase of Preferred Stock by Purchaser hereunder shall not be prohibited by any applicable Law or governmental rule or regulation and shall not subject Purchaser to any penalty, liability or, in Purchaser’s reasonable judgment, other onerous condition under or pursuant to any applicable Law or governmental rule or regulation, and the purchase of the Preferred Stock by Purchaser hereunder shall be permitted by Laws, rules and regulations of the jurisdictions and Governmental Entities to which Purchaser is subject. The Company’s and its Subsidiaries’ participation in any of the Card Association networks shall not, either directly or indirectly including, without limitation through any sponsoring banks, be prohibited or materially and adversely restricted.

3.14.        Authorization; Listing. The Common Stock issuable upon conversion of the Preferred Stock, whether issued on the date hereof or in the future, shall have been duly authorized and reserved for issuance and such Common Stock shall have been approved for listing on the NASDAQ Capital Market, subject to official notice of issuance.

3.15.        Stockholder Consent. The Stockholder Consent shall have become effective in accordance with the Laws of the State of Delaware and Section 14(c) and Regulation 14C of the Exchange Act.

Any condition specified in this Section 3 may be waived if consented to by Purchaser; provided that no such waiver shall be effective against Purchaser unless it is set forth in a writing executed by Purchaser; provided, further, that the condition specified in Section 3.15 may not be waived by Purchaser prior to the date that is 75 days following the date of this Agreement.

Section 4.          Conditions of Purchaser’s Obligations at the Tranche B Closing and Tranche C Closing. The obligation of Purchaser to purchase and pay for the Tranche B Preferred Stock and Tranche C Preferred Stock at the Tranche B Closing and Tranche C Closing, as applicable, is subject to the satisfaction as of such Closing of the following conditions:

4.1.         Representations and Warranties; Covenants. Upon delivery to Purchaser of Updated Disclosure Schedules dated as of such Subsequent Closing:

(a)          (i) in the case of the Tranche B Closing, other than with respect to the Fundamental Representations, the representations and warranties contained in Section 8 shall be true, complete and correct in all material respects at such Tranche B Closing (without giving effect to any references to Material Adverse Effect other than with respect to Section 8.10) as though such representation or warranty had been made at such Tranche B Closing (except that those representations and warranties which address matters only as of a particular date shall remain true, complete and correct as of such date) and (ii) in the case of a Tranche C Closing, the representations and warranties contained in Section 8 shall be true, complete and correct in all respects at such Tranche C Closing (without giving effect to any references to Material Adverse Effect other than with respect to Section 8.10) as though such representation or warranty had been made at such Tranche C Closing (except that those representations and warranties which address matters only as of a particular date shall remain true, complete and correct as of such date); provided, however, that the conditions set forth in this Section 4.1(a)(ii) shall be deemed satisfied unless the effect of all such failures of such representations and warranties to be true, complete and correct, taken together, has had, or would reasonably be expected to have, a Material Adverse Effect.

(b)          (i) in the case of a Tranche B Closing, the Fundamental Representations applicable to the Company and its Subsidiaries shall be true and correct in all material respects at and as of such Tranche B Closing as though then made and (ii) in the case of a Tranche C Closing, the Fundamental Representations shall be true and correct in all material respects at and as of such Tranche C Closing as though then made.

(c)          The Company shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of such Subsequent Closing.

4.2.         Certificate of Designation. The Certificate of Designation shall be in full force and effect as of such Subsequent Closing under the Laws of the State of Delaware and shall not have been amended or modified.

4.3.         Company Documents. Each of the Company’s bylaws, Registration Agreement and Indemnification Agreements shall be in full force and effect as of such Subsequent Closing as were in effect at the Initial Closing.

4.4.         Securities Law Compliance. The Company shall have made all filings under all applicable federal and state securities Laws necessary to consummate the issuance of the Preferred Stock pursuant to this Agreement in compliance with such Laws, except to the extent such filings may properly be made subsequent to such Subsequent Closing.

4.5.         Opinion of the Company’s Counsel. Purchaser shall have received from Dechert LLP, counsel for the Company, an opinion with respect to the matters set forth in Exhibit E, which shall be addressed to Purchaser, dated the date of such Subsequent Closing and in form and substance reasonably satisfactory to Purchaser.

4.6.         Closing Documents. The Company shall have delivered to Purchaser all of the following documents:

(a)          an Officer’s Certificate, dated the date of such Subsequent Closing, stating that the conditions specified in Section 2 and Sections 4.1 through 4.4, inclusive, and Sections 4.6 through 4.10, inclusive, have been fully satisfied;

(b)          certificates of good standing for the Company and each of its Subsidiaries from the respective jurisdictions of their organization;

(c)          an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treas. Reg. Section 1.897-2(h);

(d)          copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder (including, without limitation, all federal securities Law and blue sky Law filings and waivers of all preemptive rights, anti-dilution rights and rights of first refusal); and

(e)          such other documents relating to the transactions contemplated by this Agreement as Purchaser may reasonably request.

4.7.         Expenses. At such Subsequent Closing, the Company shall reimburse Purchaser for the fees and expenses as provided in Section 12.1.

4.8.         No Material Adverse Effect. From the date of the Initial Closing until such Subsequent Closing, there shall not have been a Material Adverse Effect.

4.9.         Compliance with Applicable Laws. The purchase of Preferred Stock by Purchaser hereunder shall not be prohibited by any applicable Law or governmental rule or regulation and shall not subject Purchaser to any penalty, liability or, in Purchaser’s reasonable judgment, other onerous condition under or pursuant to any applicable Law or governmental rule or regulation, and the purchase of the Preferred Stock by Purchaser hereunder shall be permitted by Laws, rules and regulations of the jurisdictions and Governmental Entities to which Purchaser is subject. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority shall have been obtained or made and no such consent, approval, order or authorization shall have been revoked.

4.10.       No Judgments or Settlements. From the date of the Initial Closing until such Subsequent Closing, neither the Company nor any of its Subsidiaries shall (a) become subject to any judgment, order, ruling or verdict, or settle or agree to settle any claim, dispute or litigation, in each case that results in the Company or any of its Subsidiaries becoming liable, net of any insurance proceeds actually received, (i) with respect to Merrick Bank Corporation or any of its Affiliates (collectively, “Merrick”) and arising out of or related to the Direct Air Matter, for an amount that, individually or in the aggregate, is not solely satisfied out of the Escrowed Shares (and without the payment of cash by the Company or any of its Subsidiaries) and/or the Designated Assets or (ii) in the case of any other third-party (including, without limitation, any sponsoring bank other than Merrick) or Merrick for any matter not arising out of or related to the Direct Air Matter, for an amount, individually or in the aggregate, equal to or exceeding $2,500,000 or (b) become subject to any claim made by any sponsoring bank or other third party which would reasonably be expected to cause the Company or its Subsidiaries to be liable, individually or in the aggregate, for an amount that is not solely satisfied out of the Escrowed Shares (and without the payment of cash by the Company or any of its Subsidiaries) and/or the Designated Assets (in the case of any claims by Merrick arising out of or related to the Direct Air Matter) or $2,500,000 (in the case of any other claim by any third party, including by Merrick for any claim not arising out of or related to the Direct Air Matter), as applicable.

4.11.       Authorization; Listing. The Common Stock issuable upon conversion of the Preferred Stock, whether issued on the date hereof or in the future, shall have been duly authorized and reserved for issuance and such Common Stock shall have been approved for listing on the NASDAQ Capital Market, subject to official notice of issuance.

Any condition specified in this Section 4 may be waived if consented to by Purchaser; provided that no such waiver shall be effective against Purchaser unless it is set forth in a writing executed by Purchaser.

Section 5.          Conditions to the Company’s Obligations at Closing. The obligation of the Company to issue and sell the Preferred Stock at each Closing is subject to the satisfaction as of each such Closing of the following conditions:

5.1.         Representations and Warranties. Each of (i) representations and warranties of Purchaser contained in Section 9 shall be true and correct as of the date hereof and as of the Closing as though made on and as of the Closing (other than representations and warranties that by their terms speak as of a certain date, which shall continue to be true and correct as of such certain date) except where the failure of any of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to materially delay or impair Purchaser’s ability to effect the Closing or to perform its obligations under this Agreement and the Transaction Documents and (ii) the Fundamental Representations applicable to Purchaser shall be true and correct in all respects on and as of the Closing.

5.2.         Performance. Purchaser shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Initial Closing.

Section 6.          Covenants.

6.1.         Financial Statements and Other Information. For so long as Purchaser holds at least the number of shares of Preferred Stock and/or an equivalent number of shares of Underlying Common Stock (as adjusted for stock splits, reverse stock splits, stock dividends, and similar actions affecting such Preferred Stock, as applicable) equal to the Minimum Ownership Condition, the Company shall deliver to Purchaser and to each holder of at least 10% of the outstanding Preferred Stock and each holder of at least 10% of the Underlying Common Stock:

(a)          as soon as available but in any event within 35 days (or with respect to monthly accounting periods coinciding with the Company’s fiscal quarter- or year-ends, within 45 days) after the end of each monthly accounting period in each fiscal year, unaudited consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and unaudited consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such monthly period, and shall be certified by the Company’s chief financial officer that such financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries in accordance with GAAP, consistently applied (excluding non-recurring adjustments, including intangible asset valuation or derivative valuation adjustments, that will be made on a quarterly basis), subject to the absence of footnote disclosures and to normal quarter-end adjustments for recurring accruals which are not, individually or in the aggregate, materially adverse to the financial condition, operating results, assets, operations or business prospects of the Company and its Subsidiaries taken as a whole);

(b)          within 30 days after the end of each quarterly accounting period in each fiscal year, an Officer’s Certificate stating that there is no Event of Noncompliance in existence and that neither the Company nor any of its Subsidiaries is in default under any of its other material agreements or, if any Event of Noncompliance or any such default exists, specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto;

(c)          within 90 days after the end of each fiscal year, consolidating and consolidated statements of income, cash flows and stockholders’ equity of the Company and its Subsidiaries for such fiscal year, and consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, all prepared in accordance with GAAP, consistently applied, and accompanied by (i) with respect to the consolidated portions of such statements, an opinion of an independent accounting firm registered with the Public Company Accounting Oversight Board that is unqualified with respect to the scope of such firm’s examination and the Company’s status as a going concern and (ii) a copy of such firm’s annual management letter to the Board, it being understood that the obligations under this subsection (c) with respect to a particular fiscal year shall be deemed to be satisfied as to that fiscal year if the Company files its Annual Report on Form 10-K through the Electronic Data-Gathering, Analysis, and Retrieval system within the time periods prescribed by the Securities and Exchange Commission and such Annual Report contains the information required to be set forth therein;

(d)          promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company’s or its Subsidiaries’ operations or financial affairs given to the Company by its independent accountants (and not otherwise contained in other materials provided hereunder);

(e)          beginning with the fiscal year ending in the 2014 calendar year, at least 15 days but not more than 90 days prior to the beginning of each fiscal year, an annual budget prepared on a monthly basis for the Company and its Subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets); and

(f)          promptly (but in any event within five Business Days) after the discovery or receipt of notice of any Event of Noncompliance, any default under any material agreement, including but not limited to any agreement related to any material indebtedness, to which it or any of its Subsidiaries is a party or any Material Adverse Effect affecting the Company or any Subsidiary (including, without limitation, the filing of any material litigation against the Company or any Subsidiary or the existence of any dispute with any Person which involves a reasonable likelihood of such litigation being commenced), a written notice specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto; and

(g)          with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as any Person entitled to receive information under this Section 6.1 may reasonably request and which would not be unduly burdensome for the Company to provide.

6.2.          Inspection Rights. For so long as Purchaser holds at least the number of shares of Preferred Stock and/or an equivalent number of shares of Underlying Common Stock (as adjusted for stock splits, reverse stock splits, stock dividends, and similar actions affecting such Preferred Stock, as applicable) equal to the Minimum Ownership Condition, the Company shall permit any representatives designated by Purchaser at their sole expense, upon reasonable advance notice and during normal business hours, to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of any such company with the directors, officers, key employees and independent accountants of the Company and its Subsidiaries; provided, however, that such investigation and preparation of responses shall not unreasonably interfere with the operations of the Company or its Subsidiaries, as applicable. The presentation of an executed copy of this Agreement by Purchaser to the Company’s independent accountants shall constitute the Company’s permission to its independent accountants to participate in discussions with such Persons.

6.3.          Designation of Directors. The holders of shares of Preferred Stock, in addition to any other voting rights available to such holders, shall be entitled to elect the number of directors to the Board as provided in Sections 10(b) and 12(c) of the Certificate of Designation (each a “Preferred Director”). Each Preferred Director shall be entitled to receive the same directors’ fees or stipends as are paid by the Company to any other non-employee director of the Company. In addition, all reasonable and documented out-of-pocket expenses of each Preferred Director incurred in connection with attending regular and special board meetings, any meeting of any board committee, and any other meeting or activity attended or taken on behalf of or for the benefit of the Company or its Subsidiaries shall be promptly paid by the Company upon request by such Preferred Director (or Purchaser).

6.4.          Restrictions. From (x) the date of this Agreement until the earlier of (1) the termination of this Agreement in accordance with Section 11 and (2) the Initial Closing and (y) the Initial Closing until the date upon which Purchaser no longer holds at least the number of shares of Preferred Stock and/or an equivalent number of shares of Underlying Common Stock (as adjusted for stock splits, reverse stock splits, stock dividends, and similar actions affecting such Preferred Stock, as applicable) equal to the Minimum Ownership Condition, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Purchaser:

(a)          (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its Capital Stock (other than dividends and distributions by a direct or indirect Wholly-Owned Subsidiary of the Company to its parent); (ii) adjust, split, combine or reclassify any of its Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its Capital Stock or any of its other equity securities; or (iii) purchase, redeem or otherwise acquire any shares of its Capital Stock or any other of its equity securities or any rights, warrants or options to acquire any such shares or other equity securities, other than repurchases of Common Stock pursuant to existing compensation, benefits, option, restricted share or employment agreements or plans existing on the date of this Agreement and disclosed in the Disclosure Schedules hereto or any employment or consulting agreements entered into after the date of this Agreement in the ordinary course of business and approved by the Board;

(b)          except as expressly contemplated by this Agreement, authorize, issue, create, assume or enter into any agreement providing for the authorization, issuance (contingent or otherwise), creation or assumption of (i) any Indebtedness or debt securities (including, without limitation, any debt securities convertible into or exchangeable for Capital Stock or other equity securities, issued in connection with the issuance of Capital Stock or other equity securities or containing profit participation features), in all such cases in excess of $2,500,000 in aggregate loan amount or purchase price in any consecutive twelve-month period or (ii) any Capital Stock or other equity securities (or any securities convertible into or exchangeable for any Capital Stock or other equity securities), other than any issuance of (A) Common Stock upon exercise of any stock options or warrants outstanding on the date of this Agreement and set forth on the Capitalization Schedule or upon conversion of any of the Existing Secured Convertible Notes, (B) Common Stock or compensatory stock options to employees or directors of the Company or any of its Subsidiaries in accordance with any Qualified Incentive Plan or (C) in any consecutive twelve-month period, Common Stock not in excess of the lesser of $2,500,000 in aggregate purchase price and 7.5% of the issued and outstanding Common Stock as of the beginning of such period; provided, however that no such issuance described in the foregoing clauses (i) or (ii) shall be permitted if the result of such issuance would, directly or indirectly, cause the number of directors which the holders of Preferred Stock are entitled to elect pursuant to Section 10(b) of the Certificate of Designation to be fewer than two.

(c)          make, or permit any Subsidiary to make, any loans or advances to, guarantees for the benefit of, or Investments in, any Person (other than a Wholly-Owned Subsidiary), except for (i) reasonable advances to employees in the ordinary course of business, and (ii) Investments having a stated maturity no greater than one year from the date the Company or any Subsidiary makes such Investment in (A) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (B) certificates of deposit of commercial banks having combined capital and surplus of at least $100,000,000 or (C) commercial paper with a rating of at least “Prime-1” by Moody’s Investors Service, Inc. (or the analogous rating by any other nationally recognized rating agency);

(d)          merge or consolidate with any Person or permit any Subsidiary to merge or consolidate with any Person (other than a merger of a Wholly-Owned Subsidiary with another Wholly-Owned Subsidiary), the result of which would reasonably be expected to result in the holders of Preferred Stock receiving as consideration in such transaction proceeds in an aggregate amount less than the Liquidation Preference (as defined in the Certificate of Designation);

(e)         sell, lease, mortgage, pledge, grant a Lien on, or otherwise dispose of any of its properties or assets, except in the ordinary course of business and in an aggregate amount not exceeding $1,500,000;

(f)          other than with respect to Enzo Merger Sub, Inc., liquidate, dissolve or effect a recapitalization or other exchange of the Company’s Capital Stock or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income Tax purposes);

(g)         acquire, or permit any Subsidiary to acquire, any interest in any entity or business (whether by a purchase of assets, purchase of stock, merger or otherwise), or enter into, or permit any Subsidiary to enter into, any joint venture in all such cases, involving an aggregate consideration by the Company and its Subsidiaries (including, without limitation, the assumption of liabilities whether direct or indirect) exceeding $2,500,000 in any consecutive twelve-month period;

(h)         enter into any line of business other than the lines of business in which the Company and/or its Subsidiaries are engaged as of the date of this Agreement and other activities or lines of business reasonably related thereto;

(i)          become subject to, or permit any of its Subsidiaries to become subject to, any agreement or instrument (including, without limitation, by way of amendment thereto or modification, extension or renewal thereof) which by its terms would (under any circumstances) restrict the Company’s right or ability to perform the provisions of this Agreement, any of the Transaction Agreements or the Certificate of Designation (including, without limitation, provisions relating to the declaration and payment of dividends on and the making of redemptions of the Preferred Stock and conversions of the Preferred Stock), unless the consummation or effectiveness of such agreement or instrument is conditioned upon receipt of written consent of Purchaser pursuant to this Agreement;

(j)          except as expressly contemplated by this Agreement, alter, amend, modify or repeal (including, without limitation, by merger, consolidation or otherwise) the Certificate of Incorporation, the Certificate of Designation or the Company’s bylaws, or file any resolution of the board of directors with the Secretary of State of the State of Delaware creating any new class or series of preferred stock or modifying any existing class or series of preferred stock or containing any provisions, which would increase the number of authorized shares of the Preferred Stock or adversely affect or otherwise impair the rights or the relative preferences and priorities of the holders of the Preferred Stock or the Underlying Common Stock under this Agreement, the Certificate of Incorporation, the Certification of Designation, the Company’s bylaws, or the Registration Agreement;

(k)         enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary’s officers, directors, employees, stockholders or Affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such Person or individual owns a beneficial interest, except for customary employment arrangements and benefit programs on reasonable terms and except as otherwise expressly contemplated by this Agreement;

(l)          establish, acquire or permit to exist (i) any Subsidiaries other than Wholly-Owned Subsidiaries or (ii) any Subsidiaries organized outside of the United States and its territorial possessions;

(m)        enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement the Existing Secured Convertible Notes or the related purchase agreement, other than with respect to the redemption of such Existing Secured Convertible Notes so long as the consideration payable by the Company in such redemption is in cash and in an amount no greater than is necessary to pay the outstanding principal and accrued interest thereon;

(n)         except as contemplated pursuant to Section 6.3 hereof, increase the authorized size of its board of directors;

(o)         except as required by applicable Law, materially amend or modify any stock option plan, employee stock ownership plan, stock appreciation plan or phantom stock plan as in existence as of the Initial Closing, adopt any new stock option plan, employee stock ownership plan, stock appreciation plan or phantom stock plan or issue any shares of Common Stock to its or its Subsidiaries’ employees other than pursuant to the Company’s existing stock option and employee stock ownership plans;

(p)         settle or agree to settle any claim, dispute or litigation, in each case that results in the Company or any of its Subsidiaries becoming liable, net of any insurance proceeds actually received, (i) with respect to Merrick and arising out of or related to the Direct Air Matter, for an amount that, individually or in the aggregate, is not solely satisfied out of the Escrowed Shares (and without the payment of cash by the Company or any of its Subsidiaries) and/or the Designated Assets or (ii) with respect to any other third-party (including, without limitation any sponsoring bank other than Merrick) or Merrick but not arising out of or related to the Direct Air Matter, for an amount, individually or in the aggregate, equal to or exceeding $2,500,000;

(q)         (i) file, or consent by answer or otherwise to the filing against the Company or any of its Subsidiaries of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, insolvency, reorganization, moratorium or other similar Law of any jurisdiction, (ii) make an assignment for the benefit of the creditors of the Company or any of its Subsidiaries, (iii) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or any of its Subsidiaries or with respect to any substantial part of its or their property, or (iv) take any corporate action for the purpose of any of the foregoing;

(r)          voluntarily delist from any trading market; or

(s)         authorize, or commit to agree to take, any of the foregoing actions.

6.5.          Compliance with Agreements. The Company shall perform and observe all of its obligations to each holder of the Preferred Stock and all of its obligations to each holder of the Underlying Common Stock set forth in the Certificate of Incorporation, the Certificate of Designation, the Company’s bylaws and the Transaction Agreements.

6.6.          Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Preferred Stock and all Preferred Stock at any time issuable pursuant to Section 2.3 of this Agreement. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all Taxes, Liens and charges. The Company shall take all such actions as may be necessary to ensure that all such shares of Common Stock may be so issued without violation of any applicable Law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance and change in the number of shares of Common Stock outstanding, each of which shall be immediately transmitted by the Company upon issuance). The Company shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Preferred Stock.

6.7.          Use of Proceeds. Unless otherwise consented to in writing by Purchaser, the Company shall use the proceeds from the sale of the Preferred Stock to Purchaser for no purpose other than as follows: (a) from the proceeds of the sale of Preferred Stock to Purchaser at the Initial Closing, (i) up to $6,000,000 shall be used to redeem in full for cash that certain promissory note payable to Ten Lords, Ltd. pursuant to the Loan Agreement, dated as of May 31, 2010 by and among Ten Lords, Ltd., certain predecessors-in-interest of the Company and/or its Subsidiaries and certain other parties and (ii) the remainder (but in no event less than $4,000,000) shall be used for general corporate purposes; (b) the entirety of the proceeds of the sale of Preferred Stock to Purchaser at the Tranche B Closing shall be used to redeem the Existing Secured Convertible Notes; and (c) the proceeds of the sale of Preferred Stock to Purchaser at the Tranche C Closing shall be used for acquisitions or general corporate purposes.

6.8.         Issuance of New Securities.

(a)          Offer to Qualified Holders. For so long as Purchaser holds at least the number of shares of Preferred Stock and/or an equivalent number of shares of Underlying Common Stock (as adjusted for stock splits, reverse stock splits, stock dividends, and similar actions affecting such Preferred Stock, as applicable) equal to the Minimum Ownership Condition, if the Company or any of its Subsidiaries authorizes the issuance or sale of any New Securities (other than (i) pursuant to the granting or exercise of stock options or other equity-based awards pursuant to any Qualified Incentive Plan, (ii) issuances made as consideration in the acquisition of assets or securities of another unaffiliated business or Person approved by the Board by means of merger, purchase of securities, purchase of all or substantially all of the assets of such business or Person or reorganization resulting in the ownership by the Company directly or indirectly of not less than a majority of the voting power of such business or Person, (iii) issuances upon conversion of, or as a dividend on, any convertible or exchangeable securities of the Company issued either (A) pursuant to the transactions contemplated hereby or (B) prior to the date hereof and (iv) issuances as part of a bona fide public offering pursuant to a registration statement under the Securities Act underwritten on a firm commitment basis), the Company shall first offer to sell to each holder of Underlying Common Stock (a “Qualified Holder”) such Qualified Holder’s pro rata allotment of such New Securities equal to the number of New Securities to be issued or sold multiplied by the quotient determined by dividing (i) the number of shares of Underlying Common Stock held by such holder at such time, by (ii) the number of shares of Common Stock then issued and outstanding (assuming conversion of all outstanding shares of Preferred Stock). Each Qualified Holder shall be entitled to purchase all or any portion of such Qualified Holder’s pro rata allotment of such New Securities on the same price and same terms and conditions as such New Securities are to be offered to other Persons; provided that if other Persons acquiring the New Securities are also required to purchase other securities of the Company, the Qualified Holders exercising their rights pursuant to this Section 6.8 shall also be required to purchase the same strip of securities (on the same terms and conditions) that such other Persons are required to purchase. The purchase price payable for the New Securities offered to the Qualified Holders hereunder shall be payable in cash by wire transfer of immediately available funds to an account designated by the Company or, to the extent otherwise permitted by the Company, by notes issued by such holders.

(b)          Issuance Notice. At least 15 days prior to any issuance by the Company of any New Securities, the Company shall give written notice (the “Issuance Notice”) to each Qualified Holder specifying in reasonable detail the total amount of New Securities to be issued, the purchase price thereof, the other material terms and conditions of the issuance and such Qualified Holder’s pro rata allotment of the New Securities. In order to exercise such holder’s purchase rights hereunder, each Qualified Holder must, within ten days after the Issuance Notice has been given to the Qualified Holders, give written notice to the Company describing such holder’s election to purchase all or any portion of the amount of New Securities available for purchase by such Qualified Holder. The failure of a Qualified Holder to respond within 15 days of its receipt of the Issuance Notice shall be deemed a waiver of such Qualified Holder’s rights under this Section 6.8, only with respect to the offering described in the applicable Issuance Notice.

(c)          Issuance Closing. Within 15 days after the Issuance Notice has been given, the Company shall sell, and each Qualified Holder electing to participate in such issuance shall purchase, the amount of New Securities determined pursuant to this Section 6.8 at a mutually agreeable place and time (the “Issuance Closing”). At the Issuance Closing, the Company shall deliver to each such participating Qualified Holder the certificates or other instruments representing the issued New Securities (if certificated), free and clear of all Liens, and each such participating Qualified Holder shall deliver the purchase price for such New Securities to the Company and shall make customary investment representations to the Company.

(d)          Sale to Other Persons. To the extent that the Qualified Holders have not elected to purchase all of the New Securities being offered, the Company may, within 90 days after the Issuance Notice was given, sell such New Securities to one or more third parties at a price no less than the price per share, and on other material terms and conditions no more favorable to such third party purchaser(s) than the material terms and conditions, offered to the Qualified Holders in the Issuance Notice. Notwithstanding the foregoing, if such sale of New Securities is subject to the receipt of any regulatory or stockholder approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five business days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period be extended for more than 30 additional days from the expiration of the initial 90-day period. Any New Securities not sold within such 90-day period (or 120-day period, as applicable) shall be reoffered to the Qualified Holders under this Section 6.8 prior to any subsequent sale.

6.9.         Listing. The Company shall use reasonable best efforts to continue to have its Common Stock listed on the NASDAQ Capital Market or other national securities exchange so long as any Preferred Stock is outstanding. Prior to the Initial Closing, the Company shall prepare and submit to NASDAQ an application to list additional shares covering the shares of Common Stock issuable upon the conversion of the Preferred Stock purchased by Purchaser at the Initial Closing. Prior to each Subsequent Closing, the Company shall prepare and submit to NASDAQ an application to list additional shares covering the shares of Common Stock issuable upon conversion of the Preferred Stock purchased by Purchaser at such Subsequent Closing.

6.10.        Section 203 of the Delaware General Corporation Law. The Company shall not adopt any resolution containing any provisions relating to the exemption from Section 203 of the Delaware General Corporation Law granted to Purchaser or its Affiliates which would adversely affect or otherwise impair the rights of Purchaser or its Affiliates thereunder.

6.11.        Conversion of Preferred Stock. The Company shall not take any action that would adversely affect or limit the rights of Purchaser to convert the Preferred Stock in accordance with the terms hereof.

6.12.         Filing of Information Statement. Promptly, but in any event within twenty days after the date hereof, the Company shall file with the Securities and Exchange Commission an information statement pursuant to Section 14(c) and Regulation 14C of the Exchange Act (an “Information Statement”) regarding the Stockholder Consent. The Company shall comply with all of its obligations pursuant to Section 14(c) and Regulation 14C of the Exchange Act in connection with the Stockholder Consent. The Company will cause the Information Statement, at the time of the mailing of the Information Statement or any amendments or supplements thereto to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Purchaser in writing specifically for inclusion in the Information Statement. The Company shall respond reasonably promptly to any comments received from the Securities and Exchange Commission with respect to the Information Statement, and the Company shall cause the Information Statement (containing the recommendation described above) to be mailed to the Company’s stockholders at the earliest reasonably practicable date. The Company shall notify Purchaser, as promptly as reasonably practicable after receipt thereof, of any comments from the Securities and Exchange Commission or any request from the Securities and Exchange Commission or its staff for amendments or supplements to the Information Statement (and shall provide copies of any such written comments or requests to Purchaser) and shall provide Purchaser with copies of all correspondence between the Company, its Subsidiaries or any of their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives, on the one hand, and the Securities and Exchange Commission or the staff of the Securities and Exchange Commission, on the other hand, relating to the Information Statement. Purchaser shall reasonably cooperate with the Company in the preparation of the Information Statement and any amendment or supplement thereto. Notwithstanding anything to the contrary herein, prior to filing or mailing the Information Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the Securities and Exchange Commission or its staff with respect thereto, the Company shall provide Purchaser with a reasonable opportunity to review and comment on such document or response and the Company shall consider any reasonable comments provided by Purchaser or its representatives. If at any time any event or circumstance relating to the Company or any of its Subsidiaries or its or their respective officers or directors should be discovered by the Company which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Information Statement, the Company shall promptly inform Purchaser. Each party agrees to promptly correct any information provided by it for use in the Information Statement which shall have become false or misleading and shall cause all documents that such party is responsible for filing with the Securities and Exchange Commission in connection with transactions contemplated hereby to comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and, as applicable, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

6.13.         Public Disclosures. Other than with respect to the Information Statement and any required filings with the Securities and Exchange Commission, the Company shall not, nor shall it permit any Subsidiary to, disclose Purchaser’s name or identity as an investor in the Company in any press release or other public announcement or in any document or material filed with any Governmental Entity, without the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed) , unless such disclosure is required by applicable Law or governmental regulations or by order of a court of competent jurisdiction, in which case, prior to making such disclosure, the Company shall give written notice to such Purchaser describing in reasonable detail the proposed content of such disclosure and shall permit Purchaser to review and comment upon the form and substance of such disclosure.

6.14.         Restrictions on Transfer. Purchaser shall not sell, transfer or otherwise dispose any shares of Preferred Stock or Underlying Common Stock prior to January 1, 2015; provided, that nothing in this Section 6.14 shall restrict Purchaser from transferring any shares of Preferred Stock or Underlying Common Stock to any Affiliate; provided, that such Affiliate agrees in writing to be bound by the terms of this Agreement. Notwithstanding the foregoing, Purchaser shall not be restricted from selling, transferring or otherwise disposing of any shares of Preferred Stock or Underlying Common Stock in connection with or at any time following the occurrence of a Change of Control or Event of Noncompliance (each as defined in the Certificate of Designation) or in connection with Purchaser’s participation in a Piggyback Registration (as defined in the Registration Agreement).

6.15.         Further Assurances; Cooperation. The Company shall take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable to obtain satisfaction of all conditions precedent to Purchaser to, or otherwise to effectuate, the consummation of any of the transactions contemplated hereby, including, without limitation, reasonably cooperating with Purchaser in connection with any filing or approval required to be made or obtained by Purchaser pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (or any successor act, rules or regulations).

Section 7.          Transfer of Restricted Securities.

7.1.          General Provisions. Restricted Securities are transferable only pursuant to (a)  public offerings registered under the Securities Act, (b)  Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rule or rules then in force) if such rule is available and (c)  subject to the conditions and restrictions specified in Section 7.2 and in the other Transaction Agreements, any other legally available means of transfer.

7.2.          Opinion Delivery. In connection with the transfer of any Restricted Securities under Section 7.1, the holder thereof shall deliver written notice to the Company describing in reasonable detail the transfer or proposed transfer, together with an opinion of Kirkland & Ellis LLP or other counsel which (to the Company’s reasonable satisfaction) is knowledgeable in securities Law matters to the effect that such transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act; provided, however, that no such opinion need be delivered by such holder for any transfer of any Restricted Securities under Section 7.1 to any Affiliate of such holder or any of its limited partners. In addition, if the holder of the Restricted Securities delivers to the Company an opinion of Kirkland & Ellis LLP or such other counsel that no subsequent transfer of such Restricted Securities shall require registration under the Securities Act, promptly upon such contemplated transfer the Company shall cause its transfer agent to deliver new certificates for such Restricted Securities which do not bear the Securities Act legend set forth in Section 7.3(a). If the Company is not required to cause its transfer agent to deliver new certificates for such Restricted Securities not bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Section 7.

7.3.         Legend; Legend Removal.

(a)          Each certificate or instrument representing Restricted Securities shall be imprinted with a legend in substantially the following form:

“THE SECURITIES EVIDENCED HEREBY WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF SUCH SECURITIES AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITIES MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN A TRANSACTION NOT INVOLVING A PUBLIC OFFERING, (II) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF SUCH SECURITIES FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. SUCH SECURITIES MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF THE SECURITIES PURCHASE AGREEMENT, DATED AS OF ___________, 2013, BETWEEN JETPAY CORPORATION AND THE PURCHASER IDENTIFIED THEREIN.”

(b)          If any Restricted Securities become eligible for sale pursuant to Rule 144 under the Securities Act, the Company shall, upon the request of the holder of such Restricted Securities, cause its transfer agent to remove the legend set forth in Section 7.3(a) from the certificates for such Restricted Securities.

7.4.          Rule 144A. Upon the request of Purchaser, the Company shall promptly supply to Purchaser or its prospective transferees all information regarding the Company required to be delivered in connection with a transfer pursuant to Rule 144A of the Securities and Exchange Commission.

Section 8.          Representations and Warranties of the Company. As a material inducement to Purchaser to enter into this Agreement and purchase the Preferred Stock hereunder, the Company hereby represents and warrants that:

8.1.          Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified as a foreign corporation to do business in every jurisdiction in which the failure to so qualify has had or would reasonably be expected to have a Material Adverse Effect. The copies of the Company’s and each Subsidiary’s Organizational Documents which have been furnished to Purchaser reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

8.2.         Capital Stock and Related Matters.

(a)          As of the Initial Closing and immediately thereafter, the authorized Capital Stock of the Company shall consist of (i) 1,000,000 shares of preferred stock, 134,000 of which shall be designated as Class A Preferred and (ii) 100,000,000 shares of Common Stock, of which 11,529,094 shares shall be issued and outstanding and 13,400,000 shares shall be reserved for issuance upon conversion of the Preferred Stock. As of the Initial Closing, neither the Company nor any Subsidiary shall have outstanding any stock or securities convertible or exchangeable for any shares of its Capital Stock or other equity securities or containing any profit participation features, nor shall it have outstanding any warrants, options or other rights to subscribe for or to purchase its Capital Stock or other equity securities or any stock or securities convertible into or exchangeable for its Capital Stock or other equity securities or any stock appreciation rights or phantom stock plans, except for the Preferred Stock issued to Purchaser and except as set forth on the attached Capitalization Schedule. The Capitalization Schedule accurately sets forth the following information with respect to all outstanding warrants, options and other rights to acquire the Company’s Capital Stock and other equity securities: the holder, the number of shares covered, the issuance date, the exercise price, any applicable vesting schedule and the expiration date. As of the Initial Closing, neither the Company nor any Subsidiary shall be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock or other equity securities or any warrants, options or other rights to acquire its Capital Stock or other equity securities, except as set forth on the Capitalization Schedule and except pursuant to the Certificate of Designation with respect to the Preferred Stock. As of the Initial Closing, all of the outstanding shares of the Company’s Capital Stock shall be validly issued, fully paid and nonassessable and shall be free and clear of any Lien (other than pursuant to the Transaction Agreements), and the Common Stock issuable upon conversion of the Preferred Stock has been duly and validly authorized and reserved for issuance and, when issued in compliance with the provisions of the Certificate of Designation, shall be validly issued, fully paid and nonassessable and shall be free and clear of any Lien (other than pursuant to the Transaction Agreements); provided that the Company’s Capital Stock shall be subject to restrictions on transfer under applicable state and/or federal securities Laws. The Capitalization Schedule accurately sets forth the Closing Price of the Common Stock as of the Trading Day immediately prior to the date of this Agreement.

(b)          There are no statutory or contractual stockholders’ preemptive rights or rights of refusal with respect to the issuance of the Preferred Stock hereunder or the issuance of the Common Stock upon conversion of the Preferred Stock. The Company has not violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of its Capital Stock. The Company is not party to any agreement, and to the Company’s Knowledge, there are no agreements between the Company’s stockholders with respect to the voting or transfer of the Company’s Capital Stock or with respect to any other aspect of the Company’s affairs, except for the Transaction Agreements.

8.3.          Subsidiaries; Investments. The attached Subsidiary Schedule correctly sets forth the name of each Subsidiary, the jurisdiction of its organization and the Persons owning the outstanding Capital Stock or other equity securities of such Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, possesses all requisite corporate or other applicable entity power and authority. All of the outstanding shares of Capital Stock or other equity securities of each Subsidiary are validly issued, full paid and nonassessable, and all such shares or securities are owned by the Company or another Subsidiary free and clear of any Lien and are not subject to any option or right to purchase any such shares or securities, except as set forth on the Subsidiary Schedule. Except as set forth on the Subsidiary Schedule, neither the Company nor any Subsidiary owns or holds the right to acquire any shares of stock or any other security or ownership interest in any other Person.

8.4.          Authorization. The execution, delivery and performance of this Agreement and all other Transaction Agreements, the filing of the Certificate of Designation and the amendment of the Company’s bylaws have been duly authorized by all necessary corporate action on the part of the Company. This Agreement, the Certificate of Designation and all other Transaction Agreements each constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar Laws affecting creditors’ rights generally or general equitable principles. A majority of the holders of the Company’s issued and outstanding Common Stock have executed an action by written consent in form and substance as set forth in Exhibit F (the “Stockholder Consent”) approving the issuance of the Common Stock issuable upon conversion of all the shares of Preferred Stock, whether issued on the date hereof or in the future, and the Company has delivered such executed consent to Purchaser.

8.5.          No Breach. The Company is not in violation or default of any provision of its Certificate of Incorporation or other Organizational Documents, each as in effect as of the Closing. Except as set forth on the Restrictions Schedule, the execution, delivery, and performance of and compliance with this Agreement and the Transaction Agreements and the offering, issuance and sale of the Preferred Stock and the conversion of the Preferred Stock into shares of Common Stock and the fulfillment of and compliance with the respective terms hereof and thereof by the Company do not and shall not (a) conflict with or violate any provision of the Certificate of Incorporation (including the Certificate of Designation) or other Organizational Documents, (b) conflict with or violate any applicable Law (which conflict or violation would be material to the Company and its Subsidiaries taken as a whole) or any applicable judgment, order or decree of any Governmental Authority, (c) conflict with or result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right to termination, acceleration or cancellation under any Material Contract or result in the creation of any material mortgage, pledge, Lien, encumbrance, or charge upon any of the Capital Stock, properties or assets of the Company, or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to the Company, its business or operations, or any of its assets or properties or (d) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Entity pursuant to, the Certificate of Incorporation or the other Organizational Documents of the Company or any Subsidiary, or any Law to which the Company or any Subsidiary is subject, or any material agreement, instrument, order, judgment or decree to which the Company or any Subsidiary is subject. Except as set forth on the Restrictions Schedule, none of the Subsidiaries are subject to any restrictions upon making loans or advances or paying dividends or distributions to, transferring property to, or repaying any Indebtedness owed to, the Company or another Subsidiary.

8.6.         Licenses. The Company and its Subsidiaries possess all requisite corporate power and authority, and all licenses, permits and authorizations, necessary to own and operate their respective properties, to carry on their respective businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement, except where the failure to so possess would not individually, or in the aggregate, be reasonably expected to have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms and conditions of such licenses and neither the Company nor any of its Subsidiaries has received written or, to the Company’s Knowledge, oral notices from any Governmental Entity that it is in violation of any of the terms or conditions of such licenses, except where the failure to so comply would not individually, or in the aggregate, be reasonably expected to have Material Adverse Effect.

8.7.         Company Filings; Financial Statements.

(a)          Company Filings. Since December 22, 2010, the Company has filed all reports, schedules, forms, statements and other documents with the Securities and Exchange Commission required to be filed by the Company pursuant to the Securities Act and the Exchange Act, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (collectively, the “Company Filings”). As of their respective effective dates (in the case of Company Filings that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective dates of filing (in the case of all other Company Filings), the Company Filings complied in all material respects with the requirements of the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder applicable thereto, and except to the extent amended or superseded by a subsequent filing with the Securities and Exchange Commission prior to the date of this Agreement, as of such respective dates, none of the Company Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, except with respect to the Company’s Registration Statement on Form S-3, Reg. No. 333-187339, there are no outstanding or unresolved comments in comment letters from the Securities and Exchange Commission staff with respect to any of the Company Filings. To the Company’s Knowledge, as of the date hereof, except with respect to the Company’s Registration Statement on Form S-3, Reg. No. 333-187339, none of the Company Filings is the subject of ongoing Securities and Exchange Commission review or outstanding Securities and Exchange Commission investigation.

(b)          Financial Statements. Each of the audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the Company Filings when filed complied as to form in all material respects with the published rules and regulations of the Securities and Exchange Commission with respect thereto, have been prepared in all material respects in accordance with GAAP (except as may be disclosed therein or in the notes thereto, and, in the case of unaudited quarterly statements, to the extent permitted by Form 10-Q of the Securities and Exchange Commission or other rules and regulations of the Securities and Exchange Commission) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments and the absence of footnotes). Neither the Company nor any of its Subsidiaries has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), other than as disclosed in the Company Filings.

8.8.          Internal Controls. The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the Securities and Exchange Commission and other public disclosure documents, and have disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board any known (A) significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and, (B)  fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has provided to Purchaser copies of any material written materials relating to each of the foregoing.

8.9.          Absence of Undisclosed Liabilities. Except as set forth on the attached Liabilities Schedule, there are no material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever (whether known, unknown, accrued, contingent, absolute, determined, determinable or otherwise) other than liabilities or obligations: (i) reflected in the financial statements included or otherwise disclosed in the Latest Balance Sheet, (ii) incurred since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice (other than any such liabilities related to any breach of contract, violation of Law or tort), (iii) transaction expenses incurred in connection with the Transaction Documents or (iv) that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Except as set forth in the attached Liabilities Schedule, neither the Company nor any of its Subsidiaries has any liability or obligation arising out of, related to, or in connection with, any contingent consideration or any broker fees or claims therefore.

8.10.         No Material Adverse Change. Except as set forth on the attached Adverse Change Schedule, since December 31, 2012, there has been no Material Adverse Effect.

8.11.         Absence of Certain Developments. Except (i) as expressly contemplated by this Agreement, (ii) as specifically disclosed in the Company Filings filed with respect to periods ended on or after December 28, 2012 or (iii) as set forth on the attached Developments Schedule, since December 28, 2012, neither the Company nor any Subsidiary has: (i) issued any notes, bonds or other debt securities or any Capital Stock or other equity securities or any securities convertible, exchangeable or exercisable into any Capital Stock or other equity securities; (ii) borrowed any amount or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business; (iii) discharged or satisfied any material Lien or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business; (iv) declared or made any payment or distribution of cash (other than a distribution from a Subsidiary of the Company to the Company) or other property to its equityholders with respect to its Capital Stock or other equity securities or purchased or redeemed any shares of its Capital Stock or other equity securities (including, without limitation, any warrants, options or other rights to acquire its Capital Stock or other equity securities), other than repurchases of Common Stock pursuant to Qualified Incentive Plans or employment agreements existing on the date of this Agreement and disclosed in the Disclosure Schedules hereto or any employment or consulting agreements entered into in the ordinary course of business thereafter and approved by the Board; (v) mortgaged or pledged any of its properties or assets or subjected them to any Lien, except for Permitted Liens; (vi) sold, assigned or transferred any of its tangible assets, except in the ordinary course of business, or canceled any material debts or claims; (vii) suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice; (vii) made any loans or advances to, guarantees for the benefit of, or any Investments in, any Persons in excess of $50,000 in the aggregate; (ix) made any charitable contributions or pledges in excess of $50,000 in the aggregate; (x) suffered any damage, destruction or casualty loss exceeding in the aggregate $50,000, whether or not covered by insurance; (xi) terminated, amended or modified any agreement or other contract which would be required to be set forth on the Contracts Schedule if it were in effect on the date of this Agreement (ignoring, if applicable, any such termination, amendment or modification); (xii) made any material change in the accounting principles utilized by the Company in connection with the business of the Company and its Subsidiaries, made any change in the Company’s independent public accounting firm, had any disagreement with its independent public accounting firm over the Company’s and its Subsidiaries’ application of accounting principles or with the preparation of any of their financial statements that was required to be disclosed in such Company Filings, or, given notification to the Company’s audit committee of any facts with respect to the Company’s or its Subsidiaries’ financial statements or methods of accounting that could reasonably be expected to result in a restatement of or amendment to the Company’s or its Subsidiaries’ financial statements; (xii) made or changed any Tax election, changed an annual accounting period for Tax, adopted or changed any Tax accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or took any other similar action relating to the filing of any Tax Return or the payment of any Tax; (xiii) received any written notice from the Securities and Exchange Commission in connection with any investigation or action by the Securities and Exchange Commission; (xiv) experienced any resignation or termination of employment of any of the Company’s executive officers or (xv) entered into any other material transaction, whether or not in the ordinary course of business.

8.12.        Property. The Leased Real Property Schedule attached hereto sets forth the address of each Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property. The Company has delivered to Purchaser a true and complete copy of each such Lease. With respect to each of the Leases: (i) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any material portion thereof other than as set forth on the Leased Real Property Schedule; and (ii) there are no Liens (other than Permitted Liens) on the estate or interest created by such Lease. The Company and its Subsidiaries have good and valid title to, or a valid license to use or leasehold interest in, all of their respective material assets, free and clear of all Liens (other than Permitted Liens), except as would not materially impair ability of the Company and its Subsidiaries to conduct their businesses in the ordinary course of business consistent with past practices.

8.13.        Tax Matters.

(a)          Each of the Company and its Subsidiaries has timely prepared and filed all income and other material Tax Returns required to have been filed by the Company or any of its Subsidiaries with all appropriate Governmental Entities and timely paid all Taxes (whether or not shown thereon) otherwise owed by it. All such Tax Returns are true, correct and complete in all material respects. Except as set forth on the attached Taxes Schedule, all Taxes that the Company or any of its Subsidiaries is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Entity or third party when due (or set aside for payment when due). No claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b)          Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Initial Closing as a result of any: (A) change in method of accounting for a taxable period ending on a period to the Initial Closing; (B) use of an improper method of accounting for a taxable period ending on or prior to the Initial Closing; (C) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Initial Closing; or (D) election by the Company or any Subsidiary under Code §108(i).

(c)          Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated, combined, or unitary federal, state, local, or foreign income Tax Return (other than a group the common parent of which was the Company) or (ii) has any material liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract, or otherwise.

(d)          Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax Law).

(e)          Neither Target nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code §6707A(c)(1) and Reg. §1.6011-4(b).

(f)          The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the date of the most recent Company Filings, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Filings (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Initial Closing in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Since the date of the Latest Company Filings, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom practice.

8.14.       Contracts and Commitments.

(a)          Except as expressly contemplated by this Agreement or as set forth on the attached Contracts Schedule or the attached Employee Benefits Schedule, neither the Company nor any Subsidiary is a party to or bound by any written or oral Material Contracts.

(b)          All of the contracts, agreements and instruments required to be set forth on the Contracts Schedule are valid, binding and enforceable in accordance with their respective terms.  The Company and each Subsidiary have performed all obligations required to be performed under the contracts, agreements and instruments required to be listed on the Contracts Schedule and are not in default under or in breach of nor in receipt of any claim of default or breach under any contract, agreement or instrument required to be listed on the Contracts Schedule, nor, to the Company’s or any Subsidiary’s Knowledge, has such notice been threatened; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any Subsidiary under any contract, agreement or instrument required to be listed on the Contracts Schedule.

(c)          Purchaser has been supplied with a true and correct copy of each of the written instruments, plans, contracts and agreements and an accurate description of each of the oral arrangements, contracts and agreements which are listed on the Contracts Schedule or the Employee Benefits Schedule, together with all amendments, waivers or other changes thereto.

8.15.         Intellectual Property Rights. Except as would not, individually or in the aggregate, reasonably be expected to be material, neither the Company’s nor any of its Subsidiaries’ use of any Intellectual Property Rights used in or necessary for the conduct of their respective businesses as currently conducted (collectively, the “Company Intellectual Property”), nor the operation of the Company’s or any of its Subsidiaries’ respective businesses, infringes, misappropriates or otherwise violates any Intellectual Property Rights of any other Person (and no actions, suits or claims are pending or threatened alleging any of the foregoing). To the Company or any Subsidiary’s Knowledge, no Person is infringing, misappropriating or violating the Intellectual Property Rights of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to be material.

8.16.         Litigation, etc.   Except as set forth on the attached Litigation Schedule, there are no, and for the past three years there has not been any, actions, suits, proceedings, orders, investigations or claims pending or, to the Company’s Knowledge, threatened by or against or affecting the Company or any Subsidiary (or to the Company’s Knowledge, pending or threatened by or against or affecting any of the officers, directors or employees of the Company and its Subsidiaries with respect to their businesses or proposed business activities) at law or in equity, or before or by or against any Governmental Entity (including, without limitation, any actions, suits, proceedings, orders, investigations or claims with respect to the transactions contemplated by this Agreement). Except as set forth on the attached Litigation Schedule, there are no, and for the past three years there has not been any judgment, order or decree of any Governmental Entity in effect against the Company or any of its Subsidiaries.

8.17.         Brokerage. Except as set forth on the attached Brokerage Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company or any Subsidiary.

8.18.         Governmental Consent, etc.  No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Entity is required in connection with the execution, delivery and performance by the Company of this Agreement or the other Transaction Agreements, or the consummation by the Company of any other transactions contemplated hereby or thereby, except as set forth on the attached Consents Schedule or as otherwise expressly contemplated herein.

8.19.         Insurance. The attached Insurance Schedule contains a description of each insurance policy maintained by the Company and its Subsidiaries with respect to its properties, assets and businesses or otherwise, and each such policy is in full force and effect as of the Initial Closing. Except as set forth on the Insurance Schedule, the Company and its Subsidiaries do not have any self-insurance or co-insurance programs, and the reserves set forth on the Latest Balance Sheet are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

8.20.         Employees. Except as set forth on the attached Employees Schedule, to the Company’s Knowledge, no executive or key employee of the Company or any Subsidiary or any group of employees of the Company or any Subsidiary has any plans to terminate employment with the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries have any unions or, to the Company’s Knowledge, any material labor related problems. Neither the Company, its Subsidiaries nor, to the Company’s Knowledge, any of their employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company and its Subsidiaries, except for agreements between the Company or a Subsidiary and its present and former employees.

8.21.         Employee Benefits. The attached Employee Benefits Schedule sets forth a complete and correct list of all “employee benefit plans” (as such term is defined in Section 3(3) of ERISA) and any other material employee benefit plan, program, policy or arrangement that is maintained, sponsored or contributed to by the Company or any Subsidiary or with respect to which the Company or any Subsidiary has any liability or potential liability (each an “Employee Benefit Plan” and collectively, “Employee Benefit Plans”). The Company has delivered or made available to Purchasers complete and correct copies, as applicable, of the plan documents, the most recent determination letter received from the IRS, the most recent annual report (Form 5500, with all applicable attachments) and all other material documents pursuant to which each Employee Benefit Plan is maintained, funded and administered. Each Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in all material respects in accordance with its terms and complies in all material respects in form and in operation with the applicable requirements of ERISA, the Code and other applicable Laws. Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter (or may rely on a favorable opinion letter) from the IRS, and nothing has occurred that could reasonably be expected to cause the disqualification of such Employee Benefit Plan. Neither the Company nor any of its Subsidiaries maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or potential liability or obligation under or with respect to (i) a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) or (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA. Neither the Company nor any of its Subsidiaries has any current or potential obligation to provide post-employment health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable Law and there do not exist any pending or threatened claims (other than routine undisputed claims for benefits) or Actions with respect to any Employee Benefit Plan. The transactions contemplated by the this Agreement and the Transaction Agreements will not cause the acceleration of vesting in, or payment of, any benefits or compensation under any Employee Benefit Plan and will not otherwise accelerate or increase any liability or obligation under any Employee Benefit Plan.

8.22.         Compliance with Laws; Card Associations. Except as set forth on the attached Compliance Schedule, neither the Company nor any Subsidiary has violated any Law or any governmental regulation or requirement (including the applicable provisions of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of NASDAQ) in any material respect, and neither the Company nor any Subsidiary has received any written notice of any such violation. Neither the Company nor any Subsidiary is subject to, or has reason to believe it may become subject to, any liability (contingent or otherwise) or corrective or remedial obligation arising under any Environmental and Safety Requirements. The Company and each of its Subsidiaries is registered by a member of and is in good standing with the Card Associations, and is in compliance in all material respects with the rules of, the Card Associations, except to the extent (and only to the extent) such Person’s business does not require such registration or where the failure to be so registered or in good standing would not be material. The Company’s and its Subsidiaries’ participation in any of the Card Association networks is not, either directly or indirectly including, without limitation through any sponsoring banks, prohibited or materially and adversely restricted. To the Company’s Knowledge, there is no investigation, proceeding or disciplinary action, including fines (other than any investigation, proceeding or disciplinary action involving a maximum potential fine of less than $5,000, excluding any late fees or other penalties if such fine is not timely paid), currently pending, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries by a Card Association or its applicable agent.

8.23.         Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule, no officer, director, employee, stockholder or Affiliate of the Company or any Subsidiary, nor any individual related by blood, marriage or adoption to any such individual nor any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or any Subsidiary or has any material interest in any material property used by the Company or any Subsidiary.

8.24.         Private Placement. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D promulgated under the Securities Act) in connection with the offer or sale of any of the Preferred Stock.

8.25.         Application of Takeover Protections. The Company and the Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation, bylaws or the Laws of the State of Delaware (including, without limitation, Section 203 of the Delaware General Corporation Law) that is or could become applicable to Purchaser and/or its Affiliates as a result of Purchaser and the Company fulfilling their respective obligations or exercising their respective rights under this Agreement and the Transaction Agreements, including as a result of the issuance or ownership of the Preferred Stock and the Underlying Common Stock which such shares of Preferred Stock are convertible into, as the case may be, contemplated by this Agreement.

8.26.        Customers and Suppliers. The Customers and Suppliers Schedule attached hereto sets forth (a) a list of the Company’s and its Subsidiaries’ ten largest customers for the twelve-month period ended June 30, 2013, and sets forth opposite the name of each such customer the percentage of consolidated gross revenues attributable to such customer and (b) a list of the Company’s and its Subsidiaries’ material suppliers, which includes (but is not limited to) (i) sponsoring banks, (ii) Card Associations and (iii) key providers of software or other services used by the Company and its Subsidiaries in connection with the operation of their respective businesses. Since December 30, 2012, neither the Company nor any of its Subsidiaries has received any oral or written notice from any such customer to the effect that, and neither the Company nor any of its Subsidiaries has any Knowledge that, any such customer will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, buying products and/or services from the Company or any of its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Since December 30, 2012, neither the Company nor any of its Subsidiaries has received any oral or written notice from any such supplier to the effect that, and neither the Company nor any of its Subsidiaries has any Knowledge that, any such suppler will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company or any of its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise). There are no suppliers of products or services to the Company or its Subsidiaries that are material to the Company’s business with respect to which practical alternative sources of supply are not generally available on comparable terms and conditions in the marketplace.

8.27.        Closing Date. The representations and warranties of the Company contained in this Section 8 and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto or in any certificate or other writing delivered by, or on behalf of, the Company to Purchaser at the Initial Closing shall be true and correct in all material respects on the date of such Initial Closing as though then made, except as affected by the transactions expressly contemplated by this Agreement.

Section 9.          Representations and Warranties of Purchaser. As a material inducement to the Company to enter into this Agreement and issue the Preferred Stock hereunder, Purchaser hereby represents and warrants that:

9.1.         Organization and Existence. Purchaser has been duly formed and is validly existing and in good standing in the State of Delaware and has all requisite limited partnership power and authority to consummate the transactions contemplated by this Agreement.

9.2.         Authorization. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Agreements to which Purchaser is a party have been duly authorized by Purchaser and will each constitute the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar Laws affecting creditors’ rights generally or general equitable principles.

9.3.         Private Placement.

(a)          The Preferred Stock to be acquired by Purchaser hereunder will be acquired for Purchaser’s own account, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act or any applicable state securities Laws, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act or any applicable state securities Laws, without prejudice, however, to Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Preferred Stock (or Underlying Common Stock into which such Preferred Stock may be converted) in compliance with applicable securities Laws. Nothing contained herein shall be deemed a representation or warranty by Purchaser to hold the Preferred Stock (or Underlying Common Stock into which such Preferred Stock may be converted) for any period of time. Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

(b)          Purchaser acknowledges that it: (i) is able to conduct its own evaluation of the transactions contemplated by this Agreement; (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment contemplated hereunder; and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment. Purchaser acknowledges that it (x) has conducted its own investigation of the Company and its Subsidiaries and the terms of the Preferred Stock and (y) has been offered the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of the Company and its Subsidiaries and to ask questions of the Company and received answers thereto, each as it deemed necessary in connection with the decision to purchase the Preferred Stock. Purchaser further acknowledges that it has had such opportunity to consult with its own counsel, financial and tax advisors and other professional advisers as it believes is sufficient for purposes of the purchase of the Preferred Stock.

9.4.          No Conflict, Breach, Violation or Default. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Agreements to which it is a party and the purchase of the Preferred Stock contemplated hereby will not: (i) conflict with or result in a violation of the certificate of incorporation (or other governing documents) of Purchaser, (ii) result in any material violation of any Law to which Purchaser or any of its assets are subject, or (iii) result in a material breach or a material violation of any of the terms and provisions of, or constitute a default under, any material contract to which Purchaser is a party. Neither the execution, delivery or performance by Purchaser of this Agreement or any Transaction Agreement to which it is a party, nor the consummation by Purchaser of the obligations and transactions contemplated thereby, in each case at the Initial Closing, requires any consent of, authorization by, exemption from, filing with or notice to any Governmental Entity or any other Person, other than filings required under applicable U.S. federal and state securities Laws.

9.5.          No Reliance. Except for the representations and warranties contained in Section 8 of this Agreement and in any certificate delivered hereunder, Purchaser acknowledges that neither the Company, its Subsidiaries nor any Person on behalf of the Company or its Subsidiaries makes, and Purchaser has not relied upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Purchaser in connection with the transactions contemplated by this Agreement. The foregoing, however, does not limit or modify the representations and warranties contained in Section 8 of this Agreement, any certificate delivered hereunder or the right of Purchaser to rely thereon.

9.6.          Financial Capability. Purchaser currently has or will have available at the Closing the funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement.

9.7.         Brokers and Finders. Neither Purchaser nor any of its Affiliates (other than the Company and its Subsidiaries) or any of their respective officers or directors has employed any broker or finder or incurred any liability for any financial advisory fee, brokerage fee, commission or finder’s fee, and no broker or finder has acted directly or indirectly for such Purchaser or any of its Affiliates (other than the Company and its Subsidiaries) or any of their respective officers or directors in connection with this Agreement or the transactions contemplated hereby.

Section 10.         Survival of Representations and Warranties; Indemnification.

10.1.        Survival of Representations and Warranties. All of the representations and warranties (i) of the Company contained in Section 8 above (other than the Fundamental Representations applicable to the Company and the representations set forth in Section 8.13), (ii) of Purchaser contained in Section 9 (other than the Fundamental Representations applicable to Purchaser) and (iii) of the Company or Purchaser contained in any Transaction Agreements or in any certificate or other agreement delivered in connection with the transactions contemplated hereby or thereby shall survive the applicable Closing hereunder (even if Purchaser knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of eighteen months thereafter from the date made. All of the Fundamental Representations of the parties contained in this Agreement and the representations of the Company set forth in Section 8.13 shall survive the applicable Closing (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of applicable Closing) and continue in full force and effect from the date made until 30 days following the expiration of the applicable statutes of limitations (including any extension thereto).

10.2.       Indemnification.

(a)          General. In consideration of Purchaser’s execution and delivery of this Agreement and acquiring the Preferred Stock hereunder and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless Purchaser and each other holder of Preferred Stock and all of their officers, directors, managers, stockholders, partners, members, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against Indemnified Liabilities, incurred directly or indirectly by the Indemnitees or any of them as a result of, or arising out of, or relating to (i) any claims by any third party relating to (x) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Preferred Stock or (y) the execution, delivery, performance or enforcement of this Agreement and any other instrument, document or agreement executed pursuant hereto by any Indemnitee, (ii) a breach of a representation or warranty by the Company or any Subsidiary hereunder, under any Transaction Agreements or in any certificate or other agreement delivered in connection with the transactions contemplated hereby or thereby, (iii) a breach of a covenant by the Company or any of its Subsidiaries under this Agreement, the Certificate of Designation or any instrument, certificate or other document executed in connection with the transactions contemplated hereby, (iv) the Direct Air Matter, including, without limitation any amounts set-off, seized or claimed by Merrick out of the Designated Assets, net of any recovery actually received in cash by the Company or any of its Subsidiaries from a third-party or by WLES’ forfeiture to the Company of Escrowed Shares, provided that for purposes of this Section 10.2(a)(iv), the value of each Escrowed Share shall be deemed to be the lesser of (1) the Implied Value and (2) $3.00 (as adjusted for stock splits, reverse stock splits, stock dividends, and similar actions affecting such Escrowed Shares, as applicable) or (v) any of the Company’s or any of its Subsidiary’s dealings, transactions, agreements, arrangements or disputes with EarlyBirdCapital, Inc. or any of its Affiliates but only to the extent in excess of the amounts expensed and accrued in connection with the contingencies related to the dispute with EarlyBirdCapital, Inc. as set forth in the financial statements of the Company and set forth on Schedule 10.2(a) hereto; it being acknowledged and agreed that the amount of any Indemnified Liabilities sustained by the Company or any of its Subsidiaries related to the matters referenced in the foregoing clauses (i) through (v) (or any facts and circumstances underlying such matters) shall constitute indirect losses to the Indemnitees for which the Indemnitees are indemnified.

(b)          Limitations on Indemnification. Notwithstanding Section 10.2(a), other than with respect to any breach of any Fundamental Representations or Section 8.13, (i) no claims by the Indemnitees pursuant to Section 10.2(a)(ii) may be payable unless and until the aggregate amount of Indemnified Liabilities that would otherwise be payable hereunder when claimed exceeds on a cumulative basis an amount equal to the greater of (i) one percent of the aggregate purchase price of all Preferred Stock purchased by Purchaser pursuant to this Agreement and (ii) $200,000 (the “Deductible”), and then only to the extent such Indemnified Liabilities exceed the Deductible and (ii) the aggregate amount of payments to which the Indemnitees shall be entitled in satisfaction of claims for Indemnified Liabilities pursuant to Section 10.2(a)(ii) shall in no event exceed the aggregate purchase price of all Preferred Stock purchased by Purchaser pursuant to this Agreement.

(c)          Materiality. Notwithstanding anything contained herein to the contrary, for purposes of this Section 10 of determining whether there has been a breach and the amount of Indemnified Liabilities, each representation and warranty in this Agreement, and any other instrument, certificate document or agreement executed pursuant hereto shall be read without regard and without giving effect to the terms “material” or “Material Adverse Effect” or similar phrases contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty).

(d)           Subject to Section 10.2(b), in the event of an indemnification claim by any Indemnitee pursuant to Section 10.2(a), the then applicable conversion price with respect to the Preferred Stock set forth in the Certificate of Designation (as the same may have been adjusted from time to time) shall be automatically reduced by an amount equal to the product of (i) $3.00 (as adjusted for stock splits, reverse stock splits, stock dividends, and similar actions affecting the Preferred Stock, as applicable), which is the conversion price in effect as of the date of this Agreement multiplied by (ii) the result of (A) the amount of Indemnified Liabilities subject to such indemnification claim divided by (B) the Deemed Common Equity Value (for illustrative purposes, if the Company has agreed to pay $5,000,000 to settle the Direct Air Matter (ignoring for purposes of this illustration any related costs and expenses), then the amount of Indemnified Liabilities is $5,000,000 and the Deemed Common Equity Value is $34,587,282, which would result in a conversion price adjustment equal to $3.00 X ($5,000,000/$34,587,282), which equals a reduction in the conversion price of ~$0.437 per share); provided, however, that if the foregoing conversion price adjustment would cause the adjusted conversion price to be zero or a negative number, then the adjusted conversion price shall be deemed to be $0.001 (as adjusted for stock splits, reverse stock splits, stock dividends, and similar actions affecting the Preferred Stock, as applicable); provided, further, that if the indemnification claim is for Indemnified Liabilities relating to or arising out of a breach of a covenant by the Company or any of its Subsidiaries under this Agreement, the Certificate of Designation or any instrument, certificate or other document executed in connection with the transactions contemplated hereby, then Purchaser may, at its sole option, elect to be paid in cash, by wire transfer of immediately available funds, for such Indemnified Liabilities.

Section 11.         Termination Prior to the Initial Closing. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Initial Closing:

(a)          by the mutual written consent of Purchaser and the Company;

(b)          by Purchaser or the Company, upon written notice to the other party, if the Initial Closing shall not have been consummated on or prior to November 22, 2013 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 11(b) shall not be available to any party whose breach of any provision of this Agreement results in or causes the failure of the Initial Closing to occur by such time;

(c)          by Purchaser or the Company, upon written notice to the other party, if a Governmental Entity of competent jurisdiction has issued a decision, injunction, judgment, order, ruling, verdict, writ or any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, and such decision, injunction, judgment, order, ruling, verdict, writ or any other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11(c) shall not be available to any party whose breach of any provision of this Agreement results in or causes such decision, injunction, judgment, order, ruling, verdict, writ or other action;

(d)          by Purchaser, upon written notice to the Company, if (i) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, such that the conditions to the Initial Closing set forth in Section 3 would not be satisfied and (ii) such breach is not cured (if curable) within thirty days after delivery of such notice; provided that this Section 11(d) shall only apply if Purchaser is not in material breach of any of its obligations under this Agreement; or

(e)          by Purchaser, upon written notice to the Company, in the event the Company or any of its Subsidiaries, (a) become subject to any judgment, order, ruling or verdict, or settle or agree to settle any claim, dispute or litigation, in each case that results in the Company or any of its Subsidiaries becoming liable, net of insurance proceeds actually received (i) with respect to Merrick and arising out of or related to the Direct Air Matter, for an amount that, individually or in the aggregate, is not solely satisfied out of the Escrowed Shares (and without the payment of cash by the Company or any of its Subsidiaries) and/or the Designated Assets or (ii) in the case of any other third-party (including, without limitation, any sponsoring bank other than Merrick) or Merrick for any matter not arising out of or related to the Direct Air Matter, for an amount, individually or in the aggregate, equal to or exceeding $2,500,000 or (b) become subject to any claim made by any sponsoring bank or other third party which would reasonably be expected to cause the Company or its Subsidiaries to be liable, individually or in the aggregate, for an amount that is not solely satisfied out of the Escrowed Shares (and without the payment of cash by the Company or any of its Subsidiaries) and/or the Designated Assets (in the case of any claims by Merrick arising out of or related to the Direct Air Matter) or $2,500,000 (in the case of any other claim by any third party, including by Merrick for any claim not arising out of or related to the Direct Air Matter), as applicable.

In the event this Agreement is terminated pursuant to this Section 11, such termination shall not relieve any party of liability for any breaches of this Agreement that occurred prior to such termination and notwithstanding any such termination, the provisions of Section 12 shall not terminate and shall be deemed to survive any such termination.

Section 12.         General Provisions.

12.1.          Expenses. Except as set forth on Schedule 12.1, the Company shall pay, and hold Purchaser and all holders of Preferred Stock and Underlying Common Stock harmless against liability for the payment of, (a) Purchaser’s reasonable and documented out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of Purchaser’s legal counsel and accounting advisor arising in connection with the negotiation and execution of this Agreement, the Transaction Agreements and the consummation of the transactions contemplated by this Agreement which shall be paid at the Initial Closing or Subsequent Closing, as applicable, or, if the Initial Closing does not occur, paid upon demand, (b) the reasonable fees and expenses incurred with respect to any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement, the Transaction Agreements, the Certificate of Incorporation or the Certificate of Designation, (c) stamp and other taxes which may be payable in respect of the execution and delivery of this Agreement or the issuance, delivery or acquisition of any shares of Preferred Stock or any shares of Common Stock issuable upon conversion of Preferred Stock and (d) the reasonable fees and expenses incurred with respect to the enforcement of the rights granted under this Agreement, the Transaction Agreements, the Certificate of Incorporation and the Certificate of Designation. In addition, the Company shall promptly reimburse Purchaser and its directors, officers, managers, employees, agents and representatives for all reasonable and documented out-of-pocket expenses of such Persons incurred in connection with attending regular and special board meetings, any meeting of any board committee, and any other meeting or activity attended or taken on behalf of or for the benefit of the Company or its Subsidiaries.

12.2.          Amendments and Waivers. Except as otherwise provided herein, no term of this Agreement may be amended or modified without the prior written consent of the Company and Purchaser. No provision of this Agreement may be waived except in a writing executed and delivered by the party against whom such waiver is sought to be enforced. The failure or delay of any Person to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Person thereafter to enforce each and every provision of this Agreement in accordance with its terms.  A waiver of consent to or of any breach or default by any Person in the performance by that Person of his, her or its obligations under this Agreement shall not be deemed to be a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person under this Agreement. For purposes of this Agreement and the Transaction Agreements, shares of Preferred Stock or Underlying Common Stock held by the Company or any Subsidiaries shall not be deemed to be outstanding.

12.3.          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited, invalid, illegal or unenforceable in any respect under applicable Law in any jurisdiction, such provision shall be affected only to the extent of such prohibition, illegality, unenforceability or invalidity, without invalidating the remainder of this Agreement.

12.4.          Remedies. Each holder of Preferred Stock and Underlying Common Stock shall have all rights and remedies set forth in this Agreement, the Certificate of Incorporation and the Certificate of Designation and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any Law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to any other rights and remedies existing hereunder, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

12.5.          Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for Purchaser’s benefit as a purchaser or holder of Preferred Stock or Underlying Common Stock are also for the benefit of, and enforceable by, any subsequent holder of such Preferred Stock or such Underlying Common Stock.

12.6.          Notices. Any notice, demand or other communication to be given under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; but if not, then on the next Business Day (provided that any such notice under this clause (ii) shall not be effective unless within one Business Day after the notice is sent, a copy of such notice is sent to the recipient by first-class mail, return receipt requested, or reputable overnight courier service (charges prepaid)), (iii) one Business Day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) three Business Days after it is mailed to the recipient by first-class mail, return receipt requested. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by five days’ advance written notice to the other party:

If to the Company:

JetPay Corporation

1175 Lancaster Avenue, Suite 100

Berwyn, Pennsylvania 19312

Attention: President

Facsimile: (484) 318-8370

With a copy to (which shall not constitute notice to the Company):

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attention: James A. Lebovitz

Facsimile: (215) 994-2222

If to Purchaser:

Flexpoint Fund II, L.P.

c/o Flexpoint Ford, LLC

676 N. Michigan Ave., Suite 3300

Chicago, Illinois 60611

Attention: Charles E. Glew

Steven M. Michienzi

Facsimile: (312) 327-4525

With a copy to (which shall not constitute notice to Purchaser):

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention:  Sanford E. Perl, P.C.

Mark A. Fennell, P.C.

Facsimile: (312) 862-2200

12.7.          Business Days. If any time period for giving notice or taking action under this Agreement expires on a day that is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.

12.8.          Governing Law. The corporate Law of the State of Delaware shall govern all issues and questions concerning the relative rights and obligations of the Company and its stockholders. All other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

12.9.          Mutual Waiver of Jury Trial. As a specifically bargained inducement for each of the parties hereto to enter into this Agreement (with each party having had opportunity to consult counsel), each party hereto expressly and irrevocably waives the right to trial by jury in any lawsuit or other legal proceeding relating to or arising in any way from this Agreement, the other Transaction Agreements or the transactions contemplated herein, and any lawsuit or other legal proceeding relating to or arising in any way to this Agreement, the other Transaction Agreements or the transactions contemplated herein shall be tried in a court of competent jurisdiction by a judge sitting without a jury.

12.10.         CONSENT TO JURISDICTION AND SERVICE OF PROCESS. THE PARTIES HERETO AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN THE CHANCERY COURT OF THE STATE OF DELAWARE AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES HERETO IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE PARTIES FURTHER IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.6. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by law.

12.11.         Effective Date. This Agreement shall become effective immediately upon execution and delivery thereof by the parties hereto.

12.12.         Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

12.13.         No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word ‘‘including’’ shall mean including without limitation. For purposes of Sections 6.1, 6.4 and 6.8 and the definition of “Minimum Ownership Condition” the term “Purchaser” shall include any partner or Affiliate of Purchaser who has received shares of Preferred Stock or Underlying Common Stock pursuant to a direct or indirect distribution or transfer from, or a liquidation of, Purchaser. For purposes of this Agreement and the Transaction Agreements, all holdings of Preferred Stock and Underlying Common Stock by Persons who are Affiliates of each other shall be aggregated for purposes of meeting any threshold tests under this Agreement and the Transaction Agreements.

12.14.         Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile, or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

12.15.         Entire Agreement. Except as otherwise provided herein, this Agreement and the other agreements and instruments referred to herein contain the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements and representations by or among the parties hereto (whether written or oral) which may have related to the subject matter hereof or thereof in any way.

12.16.         Counterparts. This Agreement may be executed simultaneously in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

12.17.         Capital and Surplus; Special Reserves. The Company agrees that the capital of the Company (as such term is used in Section 154 of the General Corporation Law of Delaware) in respect of the Preferred Stock issued pursuant to this Agreement shall be equal to the aggregate par value of such shares and that it shall not increase the capital of the Company with respect to any shares of the Company’s Capital Stock at any time on or after the date of this Agreement. The Company also agrees that it shall not create any special reserves under Section 171 of the General Corporation Law of Delaware without the prior written consent of the holders of at least 50% of the outstanding Preferred Stock.

12.18.         Treatment of the Preferred Stock. The Company covenants and agrees that (a) so long as federal income Tax Laws prohibit a deduction for distributions made by the Company with respect to equity interests, it shall treat all distributions paid by it on the Preferred Stock as Non-deductible dividends on all of its Tax Returns and (b) it shall treat the Preferred Stock as equity interests in all of its financial statements and other reports and shall treat all distributions paid by it on the Preferred Stock as dividends on equity interests in such statements and reports. The Company and Purchaser mutually agree that the Preferred Stock is stock which participates in corporate growth to a significant extent within the meaning of Treasury Regulations Section 1.305-5(a), and hence will not be treated as preferred stock for purposes of Code Section 305 and the regulations thereunder.

12.19.         Generally Accepted Accounting Principles. When any accounting determination or calculation is required to be made under this Agreement or the exhibits hereto, such determination or calculation (unless otherwise provided) shall be made in accordance with GAAP, consistently applied, except that if because of a change in GAAP the Company would have to alter a previously utilized accounting method or policy in order to remain in compliance with GAAP, such determination or calculation shall continue to be made in accordance with the Company’s previous accounting methods and policies, unless otherwise directed by the holders of at least 50% of the outstanding Preferred Stock.

12.20.         Third Party Beneficiaries. Nothing in this Agreement (implied or otherwise) is intended to confer upon any Person other than the parties or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

JETPAY CORPORATION

By:	/s/ Bipin C. Shah
Name:	Bipin C. Shah
Its:	Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

FLEXPOINT FUND II, L.P.

By:	Flexpoint Management II, L.P.
Its:	General Partner

By:	Flexpoint Ultimate Management II, LLC
Its:	General Partner

By:	/s/ Donald J. Edwards
Name:	Donald J. Edwards
Its:	Manager

[Signature Page to Securities Purchase Agreement]

Exhibit B

CERTIFICATE OF DESIGNATION OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

JETPAY CORPORATION

_______________________

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

_______________________

JETPAY CORPORATION (f/k/a Universal Business Payment Solutions Acquisition Corporation), a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that, pursuant to authority conferred upon the board of directors of the Corporation (the “Board”) by the FOURTH Article of the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board adopted and approved the following resolution providing for the designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Series A Convertible Preferred Stock:

WHEREAS, the Certificate of Incorporation provides for two classes of shares of capital stock known as (i) common stock, par value $0.001 per share, and (ii) preferred stock, par value $0.001 per share (the “Preferred Stock”);

WHEREAS, the Certificate of Incorporation authorizes the issuance of 1,000,000 shares of Preferred Stock; and

WHEREAS, the Board is authorized by the Certificate of Incorporation as permitted by the DGCL to provide for the issuance of the shares of Preferred Stock in series and to establish from time to time the number of shares to be included in such series and to fix the voting powers, designations, preferences and relative, participating, optional and other rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that the Board deems it advisable to, and hereby does, designate a Series A Convertible Preferred Stock and fixes and determines the voting powers, designations, preferences, rights, qualifications, limitations and restrictions relating to the Series A Convertible Preferred Stock as follows:

Section 1.          Designation. The designation of the series of Preferred Stock of the Corporation is “Series A Convertible Preferred Stock,” par value $0.001 per share (the “Series A Preferred”).

Section 2.          Number of Series A Preferred Shares. The authorized number of shares of Series A Preferred is 134,000.

Section 3.            Defined Terms and Rules of Construction.

(a)         Definitions. As used herein with respect to the Series A Preferred:

“ADC Loan Agreement” means that certain Loan and Security Agreement, dated as of December 28, 2012, by and among AD Computer Corporation, Payroll Tax Filing Services, Inc., each as borrowers, the Corporation, as guarantor, and Metro Bank, as lender, as may be amended from time to time, and any agreement with respect to the refinancing of any indebtedness thereunder.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Board” shall have the meaning set forth in the preamble hereto.

“Business Day” means any day, other than a Saturday, Sunday, or any other date in which banks located in Philadelphia, Pennsylvania are closed for business as a result of federal, state or local holiday.

“Bylaws” shall mean the Bylaws of the Corporation in effect on the date hereof and as amended from time to time in accordance with the terms therein and herein.

“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (in each case, however designated) stock issued by the Corporation.

“Certificate of Designation” shall mean this Certificate of Designation relating to the Series A Preferred, as it may be amended from time to time in accordance with the terms hereof.

“Certificate of Incorporation” shall have the meaning set forth in the preamble hereto.

“Change of Control” shall mean (a) any sale or other disposition of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis in any transaction or series of related transactions, (b) any sale, transfer or issuance or series of related sales, transfers and/or issuances of shares of the Capital Stock by the Corporation or any holder thereof, other than as a result of the transactions contemplated by Section 2 of the Securities Purchase Agreement, which results in any single Person or group (as defined in Rule 13d-5 of the Exchange Act) becoming the beneficial owners of Capital Stock of the Company representing (x) 50% or more of the voting power of all outstanding voting Capital Stock of the Corporation or (y) the power to elect a majority of the Board (under ordinary circumstances, by contract or otherwise), or (c) any merger or consolidation to which the Corporation is a party; provided that the foregoing clause (c) shall not apply to any merger in which (i) the Corporation is the surviving entity, (ii) the terms of the Series A Preferred are not changed and the Series A Preferred is not exchanged for any cash, securities or other property and (iii) the holders of the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board immediately prior to the merger continue to own the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board immediately after the merger.

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“Common Stock” means, collectively, the Corporation’s common stock, par value $0.001 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Common Stock Deemed Outstanding” shall mean, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Section 9(c)(1) and Section 9(c)(2) hereof, whether or not the Options or Convertible Securities are actually exercisable at such time.

“Conversion Price” shall mean $3.00, but as it may be adjusted from time to time in accordance with Section 9 and/or Section 10.2(d) of the Securities Purchase Agreement.  For the avoidance of doubt, with respect to Series A Preferred Shares issued after the initial issuance of Series A Preferred Shares, the initial conversion price for such later issued shares will be the Conversion Price as the same may have adjusted in accordance Section 10.2(d) of the Securities Purchase Agreement or with Section 9 for any issuances or deemed issuances from and after the date hereof to the date of issuance of such later issued shares.

“Conversion Stock” means shares of Common Stock; provided that if there is a change such that the securities issuable upon conversion of the Series A Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Series A Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Convertible Securities” shall mean any stock or debt or equity securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.

“Corporation” shall have the meaning set forth in the preamble hereto.

“Deemed Conversion Price” shall have the meaning ascribed to it in Section 10(a).

“Deemed Liquidation” shall have the meaning ascribed to it in Section 5(b).

“Eligible Shares” shall have the meaning set forth in Section 6(a).

“Event of Noncompliance” shall mean have the meaning set forth in Section 12.

“Exchange Act” shall mean shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Property” shall have the meaning set forth in Section 9(e)(1).

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“Excluded Issuance” shall mean, any issuances of (1) Common Stock to any employee, officer or director of the Corporation pursuant to any Qualified Incentive Plan, (2) Common Stock of the Corporation as consideration for the acquisition of assets or securities of another unaffiliated business or Person approved by the Board by means of merger, purchase of securities, purchase of all or substantially all of the assets of such business or Person or reorganization resulting in the ownership by the Corporation directly or indirectly of not less than a majority of the voting power of such business or Person, (3) securities pursuant to a broadly-marketed underwritten public offering, to be offered and sold to the public at an issue price of not less than 90% of the closing price of the Common Stock immediately prior to the pricing of such offering, (4) Common Stock by the Corporation pursuant to options, warrants, notes or other rights to acquire Common Stock of the Corporation outstanding on the date hereof or issued pursuant to an Excluded Issuance under clauses (1) and (2) above, and (5) Conversion Stock issued by the Corporation upon conversion of the Series A Preferred Stock.

“Existing Secured Convertible Notes” means the Corporation’s secured convertible promissory notes issued pursuant to that certain Secured Convertible Note Agreement, dated as of December 28, 2012, by and among the Corporation and the purchasers of such notes.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Incentive Plans” means stock option, stock purchase plans or other equity incentive plans approved by the Board.

“Junior Securities” shall mean any class or series of Capital Stock other than the Series A Preferred.

“Liquidation Preference” shall have the meaning ascribed to it in Section 5(a).

“Liquidation Value” shall mean, with respect to each share of Series A Preferred, $600.00 (subject to a proportionate adjustment for any stock split, stock dividend, combination, recapitalization or other proportionate reduction or increase in the Company’s Capital Stock).

“Minimum Ownership Condition” as of any date, means the lesser of (i) 50% of the number of shares of Preferred Stock purchased by the Purchaser as of such date and/or an equivalent number of shares of Underlying Common Stock (as adjusted for stock splits reverse stock splits, stock dividends, and similar actions affecting such Preferred Stock, as applicable) and (ii) 33,333 shares of Preferred Stock and/or an equivalent number of shares of Underlying Common Stock (as adjusted for stock splits reverse stock splits, stock dividends, and similar actions affecting such Preferred Stock, as applicable).

“Options” shall mean any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Organic Change” shall have the meaning ascribed to it in Section 9(e).

“Original Issue Price” means $300.00 per Series A Preferred Share.

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“Person” or “person” shall mean an individual, corporation, limited liability company, association, partnership, group (as such term is used in Section 13(d)(3) of the Exchange Act), trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Preferred Directors” shall have the meaning ascribed to it in Section 10(b).

“Preferred Percentage” shall mean, at any time of determination, the percentage equal to (i) the number of shares of Common Stock issuable upon the conversion of all of the Series A Preferred Shares outstanding at such time of determination (without regard to any restrictions on conversion), plus the number of shares of Common Stock outstanding at such time of determination that were issued pursuant to the conversion of any Series A Preferred Shares, divided by (ii) the number of shares of Common Stock issued and outstanding at such time of determination, plus the number of shares of Common Stock issuable upon conversion of the Series A Preferred outstanding at such time (without regard to any restrictions on conversion).

“Preferred Stock” shall have the meaning set forth in the recitals hereto.

“Purchaser” shall mean Flexpoint Fund II, L.P.

“Qualified Incentive Plan” means any Incentive Plan that is (i) in existence as of the SPA Date and has not been modified or amended, except as approved by the Board after the initial issuance of the Series A Preferred, including by at least one director appointed by Purchaser or (ii) approved by the Board after the initial issuance of the Series A Preferred, including by at least one director appointed by Purchaser.

“Redemption Date” shall mean, as to any Series A Preferred Share, the date specified in the notice of any redemption at the holder’s option; provided, that no such date shall be a Redemption Date unless the amount payable to such Series A Preferred Share hereunder is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

“Securities and Exchange Commission” means the United States Securities and Exchange Commission, or any governmental entity succeeding to the functions thereof.

“Securities Purchase Agreement” shall mean that certain Securities Purchase Agreement by and between the Corporation and Purchaser, dated as of August 22, 2013, as amended.

“Series A Preferred Majority Holders” means, as of any time of determination, the holders of a majority of the Series A Preferred Shares outstanding as of such time of determination.

“Series A Preferred” shall have the meaning ascribed to it in Section 1.

“Series A Preferred Share” means a share of Series A Preferred.

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“SPA Date” means August 22, 2013.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall control any board of managers, managing member, managing director or general partner or similar governing body of such limited liability company, partnership, association or other business entity.

“Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by law, by contract or otherwise.

“Underlying Common Stock” means (i) the Common Stock issued or issuable upon conversion of the Preferred Stock and (ii) any Common Stock or other securities issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. For purposes of this Certificate of Designation, any Person who holds Preferred Stock shall, without limiting such Person's rights as a holder of Preferred Stock, be deemed to be the holder of the Underlying Common Stock obtainable upon conversion of the Preferred Stock in connection with the transfer thereof or otherwise regardless of any restriction or limitation on the conversion of the Preferred Stock, such Underlying Common Stock shall be deemed to be in existence, and such Person shall be entitled to exercise the rights of a holder of Underlying Common Stock hereunder. As to any particular shares of Underlying Common Stock, such shares shall cease to be Underlying Common Stock when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force) or (c) repurchased by the Company or any Subsidiary.

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(b)          Rules of Construction. Unless the context otherwise requires: (i) words in the singular include the plural, and in the plural include the singular; (ii) “including” means including without limitation; (iii) references to any Section or clause refer to the corresponding Section or clause, respectively, of this Certificate of Designation; (iv) any reference to a day or number of days, unless expressly referred to as a Business Day, shall mean the respective calendar day or number of calendar days; (v) references to Sections of or Rules under the Exchange Act shall be deemed to include substitute, replacement or successor Sections or Rules, and any term defined by reference to a Section of or Rule under the Exchange Act shall include the Securities and Exchange Commission and judicial interpretations of such Section or Rule; and (vi) headings are for convenience of reference only.

For purposes of Section 11 and the definitions of “Minimum Ownership Condition” and “Qualified Incentive Plan”, the term “Purchaser” shall include any partner or Affiliate of Purchaser who has received Series A Preferred Shares or Underlying Common Stock pursuant to a direct or indirect distribution or transfer from, or a liquidation of, Purchaser. For purposes of this Certificate of Designation, all holdings of Series A Preferred Shares and Underlying Common Stock by Persons who are Affiliates of each other shall be aggregated for purposes of meeting any threshold tests under this Certificate of Designation.

Section 4.            Dividends. In addition to any other dividends accruing, accumulating or declared hereunder, in the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property), other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Series A Preferred at the same time that it declares and pays such dividends to the holders of the Common Stock the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the outstanding Series A Preferred Shares had all (i.e., without regard to any restrictions on conversion at such time) of such outstanding Series A Preferred Shares been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

Section 5.            Liquidation.

(a)         Normal Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series A Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the greater of (i) the aggregate Liquidation Value of all Series A Preferred Shares held by such holder and (ii) the amount to which such holder would be entitled to receive upon such liquidation, dissolution or winding up if all (without regard to any restrictions on conversion at such time) of such holder’s Series A Preferred was converted into Conversion Stock immediately prior to such event (such greater amount, the “Liquidation Preference”). Following any liquidation, dissolution or winding up of the Corporation, upon payment of the Liquidation Preference, the holders of Series A Preferred shall not be entitled to any further payment with respect to their Series A Preferred Shares. If, upon any liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of the Series A Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 5(a), then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders of Series A Preferred Shares based upon the aggregate Liquidation Value of the Series A Preferred held by each such holder. Not less than 30 days prior to the payment date stated therein (or such lesser period as may be agreed by the Series A Preferred Majority Holders), the Corporation shall deliver written notice of any such liquidation, dissolution or winding up (or any event of which would constitute a Deemed Liquidation) to each record holder of Series A Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Series A Preferred Share and each Junior Security in connection with such liquidation, dissolution or winding up.

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(b)          Deemed Liquidation. Unless otherwise determined by the Series A Preferred Majority Holders, the occurrence of a Change of Control shall be deemed to be a liquidation, dissolution and winding up of the Corporation for purposes of this Section 5(b) (a “Deemed Liquidation”), and the holders of the Series A Preferred shall be entitled to receive from the Corporation the Liquidation Preference with respect to the Series A Preferred upon such occurrence after which payment the holders of the Series A Preferred Shares shall not be entitled to any further payment with respect to their Series A Preferred Shares. The Corporation shall mail written notice of any proposed Change of Control to each record holder of Series A Preferred Shares not less than 30 days nor more than 90 days prior to the date on which such Change of Control is consummated.

Section 6.          Redemption.

(a)       Redemptions at the Option of the Holder. Any holder of Series A Preferred may, at any time and from time to time, request redemption of all or any portion of the Series A Preferred Shares held by such holder that were originally issued not less than five years prior to such redemption request (“Eligible Shares”) by delivering written notice of such request to the Corporation specifying the number of Eligible Shares to be so redeemed and the date of such redemption (which may not be earlier than 30 days after delivery of such redemption notice). Within five days after the receipt of such request, the Corporation shall give written notice to all other holders of Series A Preferred Shares, and such holders may request redemption of all or any portion of their Eligible Shares by delivering written notice to the Corporation within ten days after receipt of the Corporation’s notice. The Corporation shall be required to redeem on the date so specified in the initiating holder’s written notice delivered to the Corporation all of the Eligible Shares with respect to which such redemption requests have been made at a price per Series A Preferred Share in cash equal to the Liquidation Value thereof. Notwithstanding the foregoing, the Series A Preferred Majority Holders may, on behalf of all holders of Series A Preferred Shares, waive such redemption request upon written notice to the Corporation prior to the consummation of such redemption.

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(b)          Redemption Payments. For each Series A Preferred Share to be redeemed hereunder, the Corporation shall be obligated on the date specified in the notice of redemption delivered by the holder(s) of Series A Preferred Shares pursuant to Section 6(a) to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Series A Preferred Share) in immediately available funds the amount required pursuant to Section 6(a). If the funds of the Corporation legally available for redemption of Series A Preferred Shares pursuant to Section 6(a) on any Redemption Date are insufficient to redeem the total number of Series A Preferred Shares to be redeemed on such date, then without limiting any rights or remedies herein or otherwise, those funds which are legally available shall be used to redeem the maximum possible number of Series A Preferred Shares pro rata among the holders of the Series A Preferred Shares to be redeemed pursuant to Section 6(a) based upon the aggregate Liquidation Value of such Series A Preferred Shares held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series A Preferred Shares pursuant to Section 6(a) such funds shall immediately be used to redeem the balance of the Series A Preferred Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed. For the avoidance of doubt, references to “legally available” funds herein shall mean the amount of assets of the Corporation that may be used for a redemption of shares under Section 160 of the DGCL. For the avoidance of doubt, the Corporation shall be in breach of its obligations under this Certificate of Designation if it fails to pay in cash all amounts required to be paid by the Corporation pursuant to Section 6(a) on the redemption date specified in any redemption notice delivered by the holder of Series A Preferred in accordance with Section 6(a).

(c)          Reissuances of Certificates. In case fewer than the total number of Series A Preferred Shares represented by any certificate are redeemed, the Corporation shall cause its transfer agent to issue a new certificate representing the number of unredeemed Series A Preferred Shares to the holder thereof without cost to such holder within five Business Days after surrender of the certificate representing the redeemed Series A Preferred Shares.

(d)          Determination of the Number of Each Holder’s Series A Preferred Shares to be Redeemed. Except as otherwise provided in Section 6(b), the number of Series A Preferred Shares to be redeemed from each holder thereof in redemptions hereunder shall be the number of Series A Preferred Shares determined by multiplying the total number of Series A Preferred Shares to be redeemed times a fraction, the numerator of which shall be the total number of Series A Preferred Shares then held by such holder and the denominator of which shall be the total number of Series A Preferred Shares then outstanding.

(e)          Redeemed or Otherwise Acquired Series A Preferred Shares. Any Series A Preferred Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

Section 7.            Priority of Series A Preferred Shares. So long as any Series A Preferred Shares remain outstanding, without the prior written consent of the Series A Preferred Majority Holders, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities other than with respect to repurchases of Junior Securities pursuant to a Qualified Incentive Plan, nor shall the Corporation directly or indirectly declare or pay any dividend or make any distribution upon any Junior Securities.

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Section 8.             Conversion.

(a)          Conversion at the Option of the Holder. Each Series A Preferred Share may be converted, at any time and from time to time, at the option of the holder thereof into the number of fully paid and nonassessable shares of Conversion Stock equal to the quotient determined by dividing (i) the Original Issue Price, by (ii) the Conversion Price then in effect.

(b)          Mandatory Conversion. In addition to the conversion rights set forth in Section 8(a), upon the Corporation’s receipt of a written election of the Series A Preferred Majority Holders (or, if so specified in such written election, upon the occurrence of such later event or date), all of the then outstanding Series A Preferred shall be converted automatically into shares of Conversion Stock, and the holders of Series A Preferred shall surrender all of their stock certificates representing Series A Preferred in exchange for certificates representing the number of shares of Conversion Stock then issuable upon conversion of such Series A Preferred in accordance with this Section 8.

(c)          Conversion Procedure. In the case of a conversion pursuant to Section 8(a) or Section 8(b) hereof, the conversion date shall be the date on which the certificate(s) representing such Series A Preferred Shares and a duly signed and completed notice of conversion of such Series A Preferred Share is received by the Corporation. As soon as possible (but in any event within five Business Days) after a conversion of Series A Preferred Shares has been effected, the Corporation shall cause its transfer agent to deliver to the converting holder, a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such names or names and such denominations as the converting holder has specified. In case fewer than the total number of Series A Preferred Shares represented by any certificate are converted, a new certificate representing the number of Series A Preferred Shares not converted shall be issued to the holder thereof without cost to such holder within five Business Days after surrender of the certificate representing the redeemed Series A Preferred Shares. From and after the date of conversion, the shares of Series A Preferred Stock converted on such date will no longer be deemed to be outstanding, and all rights of the holder thereof as a holder of Series A Preferred Stock (except as expressly contemplated hereby and except for the right to receive from the Corporation the Common Stock and any other property receivable upon conversion) shall cease and terminate with respect to such Series A Preferred Shares.

(d)          Cooperation. Subject to compliance with the Securities Act, the Corporation shall not close its books against the transfer of Series A Preferred Shares or of Conversion Stock issued or issuable upon conversion of Series A Preferred Shares in any manner which interferes with the timely conversion of the Series A Preferred Shares. Without limiting anything in the Securities Purchase Agreement, the Corporation shall assist and cooperate with any holder of Series A Preferred Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Series A Preferred Shares hereunder (including, without limitation, making any governmental filings required to be made by the Corporation).

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(e)          Conversion Stock Reserved for Issuance. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Shares, the number of shares of Conversion Stock that would be issuable upon the conversion of all outstanding Series A Preferred Shares and all Series A Preferred that could potentially be issued in the future pursuant to Section 2 of the Securities Purchase Agreement. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, charges and encumbrances. The Corporation shall take all such actions as may be necessary to ensure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange or market upon which shares of Conversion Stock may be listed (except for official notice of issuance and change in the number of shares of Common Stock outstanding, each of which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A Preferred Shares in accordance with this Section 8.

(f)          Taxes. The Corporation shall pay any and all issuance or transfer Taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series A Preferred Shares.

Section 9.            Adjustments.

(a)          General. The Conversion Price shall be adjusted from time to time pursuant to this Section 9 and Section 10.2(d) of the Securities Purchase Agreement.

(b)          Anti-Dilution. Other than with respect to Excluded Issuances, if and whenever the Corporation issues or sells, or in accordance with Section 9(c) is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (x) the sum of (1) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received by the Corporation upon such issue or sale, by (y) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. Notwithstanding the foregoing, there shall be no adjustment in the Conversion Price as a result of any issue or sale (or deemed issue or sale) of shares of Common Stock issued upon the exercise or conversion of Convertible Securities outstanding as of the SPA Date. Notwithstanding the foregoing, so long as any of the Existing Secured Convertible Notes are outstanding, if at any time the Corporation shall have issued shares of Common Stock or securities issuable or convertible into shares of Common Stock at a price below $3.00 per share (which for the avoidance of doubt shall be measured by taking into account any transfers of Common Stock from existing holders of Common Stock to the recipient of such issuances at a price below $3.00 per share), as adjusted for any stock split, stock dividend, combination, recapitalization or other proportionate reduction or increase in the Company’s Capital Stock, the Conversion Price shall be automatically adjusted to such lower price and shall be the basis for any further adjustments as set forth herein. For the avoidance of doubt, any such downward adjustment in the Conversion Price shall not be thereafter readjusted upward, notwithstanding that following such downward adjustment the Existing Secured Convertible Notes may thereafter no longer be outstanding or otherwise.

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(c)          Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 9(b), the following shall be applicable:

(1)         Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this Section 9(c)(1), the “price per share for which Common Stock is issuable” shall be determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options assuming exercise as of the date of issuance of such Options, plus in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof assuming exercise as of the date of issuance of such Convertible Securities, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

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(2)         Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 9(c)(2), the “price per share for which Common Stock is issuable” shall be determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 9, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(3)         Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

(4)         Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

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(5)         Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor. If any Common Stock, Option or Convertible Security is issued or sold for consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of the portion of the net assets of the non-surviving entity that is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration or net assets other than cash and securities (and, if applicable, the portions thereof attributable to any such stock or securities) shall be determined jointly by the Corporation and the Series A Preferred Majority Holders. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the Series A Preferred Majority Holders. The determination of such appraiser shall be final and binding upon the parties. The fees, costs and expenses of such appraiser shall be borne by the Corporation and Series A Preferred Majority Holders, on behalf of all holders of the Series A Preferred, based on the inverse of the percentage that the appraiser’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the appraiser. For example, should the items in dispute total in amount to $1,000 and the appraiser awards $600 in favor of the Corporation’s position, 60% of the costs of its review would be borne by Series A Preferred Majority Holders and 40% of the costs would be borne by the Corporation.

(6)         Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $0.01.

(7)         Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(8)         Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(d)          Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

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(e)          Reorganizations, Mergers, Consolidation, Merger or Sale.

(1)         Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change”. Prior to the consummation of any Organic Change each share of Series A Preferred Stock outstanding immediately prior to such Organic Change shall remain outstanding and upon the consummation of such Organic Change: (A) if the Organic Change results in a Change of Control and is a Deemed Liquidation, the provisions of Section 5 shall apply and each such share shall thereafter (subject to prior redemption, including pursuant to Section 6(a), or conversion) remain outstanding until the Liquidation Preference thereon has been paid in full; (B) if the Organic Change results in a Change of Control but the Series A Majority Preferred Holders have determined pursuant to Section 5(b) that such Change of Control will not constitute a Deemed Liquidation, such share shall thereafter (subject to prior redemption, including pursuant to Section 6(a), or conversion), without the consent of the holder thereof, become convertible into the cash, securities and other property that the holder would have received in such Organic Change had such holder owned a number of shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series A Preferred Shares as of the record date fixed for determination of stockholders entitled to receive such cash, securities or other property (such cash, securities and other property having a value equal to its fair market value is referred to herein as the “Exchange Property”) and all other rights pursuant to this Certificate of Designation with respect to the shares of Series A Preferred Stock shall immediately terminate; and (C) if the Organic Change does not result in a Change of Control, the surviving corporation shall exchange in such transaction for each share of Series A Preferred Stock outstanding immediately prior to such Organic Change, preferred shares of the surviving corporation with substantially the same terms and conditions as the Series A Preferred Stock, which terms are no less beneficial to the holders thereof, except that such preferred shares shall, upon conversion, be converted into, in lieu of the Conversion Stock, the Exchange Property.

(2)         In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in the Organic Change, the “Exchange Property” that holders of the Series A Preferred Stock shall be entitled to receive shall be determined by the Series A Preferred Majority Holders, who shall make such determination from among the choices made available to the holders of the Common Stock.

(3)         The above provisions of this Section 9(e) shall similarly apply to successive Organic Changes.

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(f)          Certain Events. If any event occurs of the type contemplated by the provisions of this Section 9 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A Preferred Shares; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 9 or decrease the number of shares of Conversion Stock issuable upon conversion of each Series A Preferred Share.

(g)          Notices. Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment. The Corporation shall give written notice to all holders of Series A Preferred Shares at least 20 days prior to the date on which the Corporation closes its books or takes a record (i) with respect to any dividend or distribution upon Common Stock, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any Organic Change, dissolution or liquidation. The Corporation shall also give written notice to the holders of Series A Preferred Shares at least 20 days prior to the date on which any Organic Change shall take place.

Section 10.           Voting Rights; Election of Directors

(a)          Voting Generally. Without limiting any rights provided to the holders of shares of Series A Preferred under the DGCL or the Securities Purchase Agreement, the holders of shares of Series A Preferred shall be entitled to vote as a single class with the holders of the Common Stock on all matters submitted to a vote (or action by written consent, if available) of stockholders of the Corporation. Each holder of shares of the Series A Preferred shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which all shares of Preferred Stock held of record by such holder could then be converted (taking into account, for the avoidance of doubt, any Conversion Price adjustments made pursuant to Section 9 and/or Section 10.2(d) of the Securities Purchase Agreement) at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed; provided, however, that solely for purposes of calculating the number of votes that each holder of shares of Series A Preferred is entitled to pursuant to this Section 10(a), prior to any adjustment to the Conversion Price pursuant to Section 9 and/or Section 10.2(d) of the Securities Purchase Agreement, the Conversion Price shall be assumed to equal $3.10. The holders of Series A Preferred Shares shall be entitled to notice of any meeting of stockholders, which such notice shall be made in accordance with the Bylaws of the Corporation. Notwithstanding anything to the contrary in Article VII of the Certificate of Incorporation, any action required or permitted to be taken at an annual or special meeting of the holders of Series A Preferred Shares may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of Series A Preferred Shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

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In accordance with the provisions of § 242(b)(2) of the DGCL, the number of authorized shares of any class or classes of stock may be increased or decreased by the affirmative vote of the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the class vote requirements set forth in § 242(b)(2) of the DGCL (but, in the case of any decrease, not below the number of outstanding shares of any such class or classes).

(b)          Election of Directors. In the election of directors of the Board, the holders of the Series A Preferred Shares, in addition to the other voting rights set forth herein, shall be entitled to elect that number of directors equal to the quotient (rounded up to the next highest whole number) of (i) (A) the number of directors seats on the Board that are not for appointment by the holders of the Series A Preferred Shares multiplied by (B) the Preferred Percentage, divided by (ii) the result of one minus the Preferred Percentage. Each such director shall be referred to herein as a “Preferred Director”. The holders of Series A Preferred Shares shall have the special right, voting separately as a single class (with each share being entitled to one vote) and to the exclusion of all other classes of the Corporation’s stock, to elect individuals to fill such directorships or vacancies thereof. The special right of the holders of Series A Preferred Shares to elect members of the Board may be exercised at the special meeting called pursuant to Section 12(c), at any annual or other special meeting of stockholders and pursuant to a written consent in lieu of a stockholders meeting as set forth in Section 10(a). Each Preferred Director appointed pursuant to this Section 10(b) shall continue to hold office until such Preferred Director is removed from office by the affirmative vote of the Series A Preferred Majority Holders or at such time as such Preferred Director’s death, resignation, retirement or disqualification. Any vacancy created by the removal, death, resignation, retirement or disqualification of a Preferred Director shall be filled by the affirmative vote of the Series A Preferred Majority Holders. If the holders of the Series A Preferred Shares for any reason fail to elect anyone to fill any such directorship or vacancy, such position shall remain vacant until such time as such holders elect a director to fill such position and shall not be filled by resolution or vote of the Board or the Corporation’s other stockholders. The Company and the Board shall take all such action as may be reasonably requested by such holders to effect this Section 10(b) (including nominating and recommending the designees of the holders of the Series A Preferred Shares for election and calling a special meeting of the Series A Preferred).

(c)          Board Committees. As long as permitted by applicable laws, regulations, and listing standards, the directors appointed by the holders of the Series A Preferred shall be entitled to serve on each of the committees of the Board, according to the following: a number of directors equal to the greater of (i) one, and (ii) such number of directors such that the proportion of the directors appointed by the holders of Series A Preferred serving on each such committee relative to the total number of directors serving on such committee is no less than the proportion of Preferred Directors serving on the Board relative to the aggregate number of all directors that serve on the Board as a whole.

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Section 11.           Consent Rights. In addition to any rights that the holders of Series A Preferred Shares may have pursuant to the DGCL or as provided in the Securities Purchase Agreement, for so long as the Purchaser holds at least the number of shares of Preferred Stock and/or an equivalent number of shares of Underlying Common Stock (as adjusted for stock splits reverse stock splits, stock dividends, and similar actions affecting such Preferred Stock, as applicable) equal to the Minimum Ownership Condition, the Corporation will not, without first obtaining the written consent or affirmative vote of the Series A Preferred Majority Holders, voting separately as a class, take any of the following actions: (i) liquidate, dissolve or wind-up the Corporation (whether voluntary or involuntary), (ii) amend, modify, supplement or repeal any provision of the Certificate of Incorporation, this Certificate of Designation, or the Bylaws in a manner that would have a material adverse effect on any right, preference, privilege or voting power of the Series A Preferred Shares or the holders thereof (it being understood that, for the avoidance of doubt, any amendment, modification or supplement to the Certificate of Incorporation (including as a result of any new certificate of designation) to create, authorize, designate or issue any equity securities of the Company senior to or pari passu with the Series A Preferred Shares would have a material adverse effect on the rights, preferences, privileges and/or voting power of the Series A Preferred Shares or the holders thereof), (iii) change the size of the Board (other than as required by this Certificate of Designation); or (iv) agree to take any of the foregoing actions. The Company shall, and shall cause its Subsidiaries to, comply with the terms of the Securities Purchase Agreement, including, without limitation, Section 6.4 thereof.

Section 12.           Events of Noncompliance.

(a)          Definition. An Event of Noncompliance shall have occurred if:

(1)         the Corporation fails to make any redemption payment with respect to the Series A Preferred which it is required to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

(2)         the Corporation breaches or otherwise fails to perform or observe any other covenant or agreement set forth herein or in the Securities Purchase Agreement required to be performed or observed by the Corporation after the initial closing of the transactions contemplated by the Securities Purchase Agreement;

(3)         the Corporation or any Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any Subsidiary or of any substantial part of the assets of the Corporation or any Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any Subsidiary and either (a) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days.

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(4)         a judgment in excess of $5,000,000 is rendered against the Corporation or any Subsidiary and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged;

(5)         an event of default has occurred under any of the Existing Secured Convertible Notes; or

(6)         an event of default has occurred under the ADC Loan Agreement.

The foregoing shall constitute Events of Noncompliance whatever the reason or cause for any such Event of Noncompliance and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body and regardless of the effects of any subordination provisions; provided, that with respect to the occurrence of any event listed in clauses (2), (5) and (6) above, the Corporation shall first be entitled to a 30-day period in which to cure such event before the occurrence of such event is considered an Event of Noncompliance.

(b)          If an Event of Noncompliance has occurred, the Series A Preferred Majority Holders may demand (by written notice delivered to the Corporation) immediate redemption of all or any portion of the Series A Preferred owned by such holder or holders at a price per share equal to the Liquidation Value. The Corporation shall give prompt written notice of such election to the other holders of Series A Preferred (but in any event within five days after receipt of the initial demand for redemption), and each such other holder may demand immediate redemption of all or any portion of such holder’s Series A Preferred Shares by giving written notice thereof to the Corporation within seven days after receipt of the Corporation’s notice. The Corporation shall redeem all Series A Preferred Shares as to which rights under this Section 12(b) have been exercised within 15 days after receipt of the initial demand for redemption. Such special right shall continue until such time as there is no longer any Event of Noncompliance in existence, at which time such special right, if not theretofore exercised by the Series A Preferred Majority Holders, shall terminate, subject to revesting upon the occurrence and continuation of any Event of Noncompliance which gives rise to such special right hereunder. For the avoidance of doubt, if the Series A Preferred Majority Holders have made a redemption demand, the fact that an Event of Noncompliance has subsequently ceased to exist shall not relieve the Company of its obligations, nor deprive the holders of Series A Preferred Shares of their rights, under this Section 12(b).

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(c)          If any Event of Noncompliance has occurred, the number of directors constituting the Corporation’s Board shall, at the request of the Series A Preferred Majority Holders, be increased by such number which shall constitute a minimum majority of the Board, and the holders of Series A Preferred Shares shall have the special right, voting separately as a single class (with each share being entitled to one vote) and to the exclusion of all other classes of the Corporation’s stock, to elect individuals to fill such newly created directorships, to remove any individuals elected to such directorships and to fill any vacancies in such directorships. The special right of the holders of Series A Preferred Shares to elect members of the Board may be exercised at the special meeting called pursuant to this Section 12(c), at any annual or other special meeting of stockholders and, to the extent and in the manner permitted by applicable law, pursuant to a written consent in lieu of a stockholders meeting. Such special right shall continue until such time as there is no longer any Event of Noncompliance in existence, at which time such special right shall terminate subject to revesting upon the occurrence and continuation of any Event of Noncompliance which gives rise to such special right hereunder. The Company and the Board shall take all such action as may be reasonably requested by such holders to effect this Section 12(c) (including nominating and recommending the designees of the holders of the Series A Preferred Shares for election and calling a special meeting of the Series A Preferred).

Section 13.         Other Rights. If any Event of Noncompliance exists, each holder of Series A Preferred Shares shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

Section 14.         Corporate Opportunities. To the fullest extent permitted by Section 122 of the DGCL, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation or any of its Subsidiaries. No amendment or repeal of this Section 14 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

Section 15.         Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series A Preferred Shares. Upon the surrender of any certificate representing Series A Preferred Shares at such place, the Corporation shall, at the request of the record holder of such certificate, execute and cause its transfer agent to deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Series A Preferred Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Series A Preferred Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred Shares represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred Shares represented by the surrendered certificate.

Section 16.         Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (it being understood that an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series A Preferred Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Series A Preferred Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred Shares represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

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Section 17.         Amendment and Waiver. No amendment, modification, alteration, repeal or waiver of any provision of this Certificate of Designation shall be binding or effective without the prior written consent of the Series A Preferred Majority Holders, voting separately as a class; provided that no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Series A Preferred may be accomplished by the merger, consolidation or other transaction of the Corporation with another Person unless the Corporation has obtained the prior written consent of the Series A Preferred Majority Holders. The Series A Preferred may act by written consent to effectuate the foregoing or any other instance provided herein where a vote of the holders of Series A Preferred is contemplated.

Section 18.         Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be given in writing and shall be deemed effectively given (a) if given by personal delivery, upon actual delivery, (b) if given by facsimile, telex or telecopier, upon receipt of confirmation of a completed transmittal, (c) if given by mail, upon the earlier of (i) actual receipt of such notice by the intended recipient or (ii) five Business Days after such notice is deposited in first class mail, postage prepaid, and (d) if by an internationally recognized overnight courier for overnight delivery, one Business Day after delivery to such courier for overnight delivery, in each case, (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed and acknowledged by its undersigned duly authorized officer this [_____] day of August, 2013.

JETPAY CORPORATION

By: ___________________________________
Name:
Title:

[Signature Page to Series A Preferred Certificate of Designation]

AMENDED AND RESTATED BYLAWS

OF

JETPAY CORPORATION

ARTICLE I.

OFFICES

1.1.          Registered Office. The registered office of JetPay Corporation (the “Corporation”) in the State of Delaware shall be established and maintained at c/o The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801 and The Corporation Trust Company shall be the registered agent of the Corporation in charge thereof.

1.2.          Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

ARTICLE II.

MEETINGS OF STOCKHOLDERS

2.1.          Place of Meetings. All meetings of the stockholders shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

2.2.          Annual Meetings. The annual meeting of stockholders shall be held on such date and at such time as may be fixed by the Board of Directors and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these bylaws (the “Bylaws”).

Written notice of an annual meeting stating the place, date and hour of the meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the annual meeting.

To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors or (iii) otherwise properly brought before the annual meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. A stockholder’s notice to the Secretary shall set forth (i) as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and (b) any material interest of the stockholder in such business, and (ii) as to the stockholder giving the notice (a) the name and record address of the stockholder and (b) the class, series and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Section 2.2. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Section 2.2, and, if such officer should so determine, such officer shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.

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2.3.          Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, the Certificate of Designation of Series A Convertible Preferred Stock of the Corporation (the “Certificate of Designation”) or by the Restated Certificate of Incorporation of the Corporation, as amended and/or restated from time to time (the “Certificate of Incorporation”), may only be called by a majority of the entire Board of Directors, or the Chief Executive Officer or the Chairman of the Board of Directors, and shall be called by the Secretary at the request in writing of stockholders owning a majority in amount of the class or series of capital stock of the Corporation issued and outstanding and entitled to vote at such meeting. Such request shall state the purpose or purposes of the proposed meeting.

Unless otherwise provided by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

2.4.          Quorum. The holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute, the Certificate of Designation or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

2.5.          Organization. The Chairman of the Board of Directors shall act as chairman of meetings of the stockholders. The Board of Directors may designate any other officer or director of the Corporation to act as chairman of any meeting in the absence of the Chairman of the Board of Directors, and the Board of Directors may further provide for determining who shall act as chairman of any stockholders meeting in the absence of the Chairman of the Board of Directors and such designee.

The Secretary of the Corporation shall act as secretary of all meetings of the stockholders, but, in the absence of the Secretary, the presiding officer may appoint any other person to act as secretary of any meeting.

2.6.          Voting. Unless otherwise required by law, the Certificate of Incorporation, Certificate of Designation or these Bylaws, any question (other than the election of directors) brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder, unless otherwise provided by the Certificate of Incorporation. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize any person or persons to act for him, her or it by proxy. All proxies shall be executed in writing and shall be filed with the Secretary of the Corporation not later than the day on which exercised. No proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot.

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2.7.          Action of Stockholders Without Meeting. Any action required to be taken at any annual or special meeting of stockholders (other than a meeting of the holders of Series A Preferred (as defined below)), and any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, except as prohibited by the Certificate of Incorporation, if the stockholders having not less than the minimum votes necessary to authorize or take such action sign a consent or consents in writing setting forth the action to be so taken. Any action which may be taken at any annual or special meeting of the holders of the Series A Convertible Preferred Stock (the “Series A Preferred”), may be taken without a meeting, without prior notice and without a vote, if the holders of the Series A Preferred having not less than the minimum votes necessary to authorize or take such action sign a consent or consents in writing setting forth the action to be so taken.

2.8.          Voting List. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the election, either at a place within the city, town or village where the election is to be held, which place shall be specified in the notice of the meeting, or, if not specified, at the place where said meeting is to be held. The list shall be produced and kept at the time and place of election during the whole time thereof and may be inspected by any stockholder of the Corporation who is present.

2.9.          Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 2.8 or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

2.10.         Adjournment. Any meeting of the stockholders, including one at which directors are to be elected, may be adjourned for such periods as the presiding officer of the meeting or the stockholders present in person or by proxy and entitled to vote shall direct.

2.11.         Ratification. Any transaction questioned in any stockholders’ derivative suit, or any other suit to enforce alleged rights of the Corporation or any of its stockholders, on the ground of lack of authority, defective or irregular execution, adverse interest of any director, officer or stockholder, nondisclosure, miscomputation or the application of improper principles or practices of accounting may be approved, ratified and confirmed before or after judgment by the Board of Directors or by the holders of common stock and, if so approved, ratified or confirmed, shall have the same force and effect as if the questioned transaction had been originally duly authorized, and said approval, ratification or confirmation shall be binding upon the Corporation and all of its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

2.12.         Judges. All votes by ballot at any meeting of stockholders shall be conducted by one or more judges appointed for that purpose by the directors. The judges shall decide upon the qualifications of voters, count the votes and declare the result.

ARTICLE III.

DIRECTORS

3.1.          Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Certificate of Incorporation or Certificate of Designation. The number of directors shall be not less than one (1) and nor more than ten (10), except as otherwise provided by the Certificate of Designation. The exact number of directors shall be fixed from time to time, within the limits specified in this Section 3.1 or in the Certificate of Incorporation, by the Board of Directors. Directors need not be stockholders of the Corporation. The holders of the shares of Series A Preferred, shall be entitled to appoint directors (the “Series A Directors”) as set forth in the Certificate of Designation. The directors, other than the Series A Directors, shall be divided into three classes, which shall be nearly equal in number as possible: Class A, Class B and Class C. The directors in Class A shall be elected for a term expiring at the first annual meeting of the stockholders. The directors in Class B shall be elected for a term expiring at the second annual meeting of the stockholders. The directors in Class C shall be elected for a term expiring at the third annual meeting of the stockholders. At each annual meeting of the stockholders following the initial classification of the directors, the respective successors of each class shall serve a term of three (3) years.

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3.2.          Election; Term of Office; Resignation; Removal; Vacancies. Except as provided for in the Certificate of Designation, each director shall hold office until the next annual meeting of stockholders at which his or her Class stands for election or until such director’s earlier resignation, removal from office, death or incapacity. Unless otherwise provided in the Certificate of Incorporation or the Certificate of Designation, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and each director so chosen shall hold office until the next annual meeting and until such director’s successor shall be duly elected and shall qualify, or until such director’s earlier resignation, removal from office, death or incapacity.

3.3.          Nominations. Other than with respect to the Series A Directors, nominations of persons for election to the Board of Directors of the Corporation at a meeting of stockholders of the Corporation may be made at such meeting by or at the direction of the Board of Directors, by any committee or persons appointed by the Board of Directors or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 3.3. Such nominations by any stockholder shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder’s notice to the Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended and (ii) as to the stockholder giving the notice (a) the name and record address of the stockholder and (b) the class and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein or in the Certificate of Designation. Other than with respect to the Series A Directors, the officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

3.4.          Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. The first meeting of each newly elected Board of Directors shall be held immediately after and at the same place as the meeting of the stockholders at which it is elected and no notice of such meeting shall be necessary to the newly elected directors in order to legally constitute the meeting, provided a quorum shall be present. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chief Executive Officer or a majority of the entire Board of Directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile, telegram or electronic mail on twenty-four (24) hours notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

3.5.          Quorum. Except as may be otherwise specifically provided by law, the Certificate of Incorporation, Certificate of Designation or these Bylaws, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors or of any committee thereof, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

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3.6.          Organization of Meetings. The Board of Directors shall elect one of its members to be Chairman of the Board of Directors. The Chairman of the Board of Directors shall lead the Board of Directors in fulfilling its responsibilities as set forth in these Bylaws, including its responsibility to oversee the performance of the Corporation, and shall determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Directors.

Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, or in his or her absence, by the Chief Executive Officer, or in the absence of the Chairman of the Board of Directors and the Chief Executive Officer by such other person as the Board of Directors may designate or the members present may select.

3.7.          Actions of Board of Directors Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

3.8.          Removal of Directors by Stockholders. The entire Board of Directors or any individual director, in each case other than the Series A Directors may be removed from office with cause by a majority vote of the holders of the outstanding shares then entitled to vote at an election of directors. In case the Board of Directors or any one or more directors be so removed (other than the Series A Directors), new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

3.9.          Resignations. Any director may resign at any time by submitting his or her written resignation to the Board of Directors or Secretary of the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

3.10.         Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation and to be composed of that number of Series A Directors set forth in the Certificate of Designation. In the event of a disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such disqualified member. Any such committee, to the extent provided by law and in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation or Certificate of Designation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution or amending the Bylaws of the Corporation; and, unless the resolution expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock or to adopt a certificate of ownership and merger. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

3.11.         Compensation. Unless restricted by the Certificate of Incorporation or these Bylaws or as required by the Certificate of Designation, the directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed amount (in cash or other form of consideration) for attendance at each meeting of the Board of Directors or a stated salary as director, as determined by the Board of Directors from time to time. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings, as determined by the Board of Directors from time to time.

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3.12.         Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if (i) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to his, hers or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

3.13.         Meetings by Means of Conference Telephone. Members of the Board of Directors or any committee designed by the Board of Directors may participate in a meeting of the Board of Directors or of a committee of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.13 shall constitute presence in person at such meeting.

ARTICLE IV.

OFFICERS

4.1.          General. The officers of the Corporation shall be elected by the Board of Directors and may consist of: a Chairman of the Board of Directors, Vice Chairman of the Board of Directors, Chief Executive Officer, Chief Administrative Officer, President, Secretary and Treasurer. The Board of Directors, in its discretion, may also elect one or more Vice Presidents (including Executive Vice Presidents and Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, a Controller and such other officers as in the judgment of the Board of Directors may be necessary or desirable. Any number of offices may be held by the same person and more than one person may hold the same office, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation, nor need such officers be directors of the Corporation.

4.2.          Election. The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Except as otherwise provided in this Article IV, any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers who are directors of the Corporation shall be fixed by the Board of Directors.

4.3.          Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer or any Vice President, and any such officer may, in the name and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

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4.4.          Chief Executive Officer. Subject to the provisions of these Bylaws and to the control of the Board of Directors, the Chief Executive Officer shall have general supervision, direction and control of the business and the officers of the Corporation. He or she shall have the general powers and duties of management usually vested in the chief executive officer of a Corporation, including general supervision, direction and control of the business and supervision of other officers of the Corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors.

4.5.          Chief Administrative Officer. The Chief Administrative Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence of a named Treasurer, the Chief Administrative Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.

4.6.          Vice Presidents. In the absence or disability of the President, the Vice Presidents, if any, in order of their rank as fixed by the board of directors, or, if not ranked, a vice president designated by the board of directors, shall perform all the duties of the chief executive officer and when so acting shall have all the powers of, and be subject to all the restrictions upon, the Chief Executive Officer. The Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board of Directors, these Bylaws, the Chief Executive Officer or the Chairman of the Board of Directors.

4.7.          Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, then any Assistant Secretary shall perform such actions. If there be no Assistant Secretary, then the Board of Directors or the Chief Executive Officer may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

4.8.          Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

4.9.          Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his or her disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

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4.10.         Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his or her disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

4.11.         Controller. The Controller shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or any Vice President of the Corporation may prescribe.

4.12.         Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

4.13.         Vacancies. The Board of Directors shall have the power to fill any vacancies in any office occurring from whatever reason.

4.14.         Resignations. Any officer may resign at any time by submitting his or her written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

4.15.         Removal. Subject to the provisions of any employment agreement approved by the Board of Directors, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

ARTICLE V.

CAPITAL STOCK

5.1.          Form of Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation (i) by the Chief Executive Officer or a Vice President, or by the Chairman of the Board of Directors and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him, her or it in the Corporation.

5.2.          Signatures. Any or all of the signatures on the certificate may be a facsimile, including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

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5.3.          Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his, her or its legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4.          Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the person or entity named in the certificate or by his, her or its attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transactions upon its books, unless the Corporation has a duty to inquire as to adverse claims with respect to such transfer which has not been discharged. The Corporation shall have no duty to inquire into adverse claims with respect to such transfer unless (i) the Corporation has received a written notification of an adverse claim at a time and in a manner which affords the Corporation a reasonable opportunity to act on it prior to the issuance of a new, reissued or re-registered share certificate and the notification identifies the claimant, the registered owner and the issue of which the share or shares is a part and provides an address for communications directed to the claimant or (ii) the Corporation has required and obtained, with respect to a fiduciary, a copy of a will, trust, indenture, articles of co-partnership, bylaws or other controlling instruments, for a purpose other than to obtain appropriate evidence of the appointment or incumbency of the fiduciary, and such documents indicate, upon reasonable inspection, the existence of an adverse claim. The Corporation may discharge any duty of inquiry by any reasonable means, including notifying an adverse claimant by registered or certified mail at the address furnished by him, her or its, if there be no such address, at his, her or its residence or regular place of business that the security has been presented for registration of transfer by a named person, and that the transfer will be registered unless within thirty days from the date of mailing the notification, either (i) an appropriate restraining order, injunction or other process issues from a court of competent jurisdiction or (ii) an indemnity bond, sufficient in the Corporation’s judgment to protect the Corporation and any transfer agent, registrar or other agent of the Corporation involved from any loss which it or they may suffer by complying with the adverse claim, is filed with the Corporation.

5.5.          Fixing Record Date. In order that the Corporation may determine the stockholders entitled to notice or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than ten (10) days after the date upon which the resolution fixing the record date of action with a meeting is adopted by the Board of Directors, nor more than sixty (60) days prior to any other action. If no record date is fixed:

(a)          The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;

(b)          The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the first date on which a signed written consent is delivered to the Corporation; or

(c)          The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

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5.6.          Registered Stockholders. Prior to due presentment for transfer of any share or shares, the Corporation shall treat the registered owner thereof as the person exclusively entitled to vote, to receive notifications and to all other benefits of ownership with respect to such share or shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

ARTICLE VI.

NOTICES

6.1.          Form of Notice. Notices to directors and stockholders other than notices to directors of special meetings of the Board of Directors which may be given by any means stated in Section 3.4, shall be in writing and delivered personally, mailed to the directors or stockholders at their addresses appearing on the books of the Corporation, transmitted to the directors or stockholders via electronic mail to an electronic mail address at which the director or stockholder has consented to receive notice or transmitted to the directors or stockholders via facsimile to a number at which the director or stockholder has consented to receive notice. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Notice to directors may also be given by telegram.

6.2.          Waiver of Notice. Whenever any notice is required to be given under the provisions of law or the Certificate of Incorporation, the Certificate of Designation or by these Bylaws, a written waiver, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular, or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation.

ARTICLE VII.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

7.1.          The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

7.2.          The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

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7.3.          To the extent that a  present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 7.1 or 7.2, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him  or her in connection therewith.

7.4.          Any indemnification under Sections 7.1 or 7.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in such section. Such determination shall be made:

(a)          By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, even though less than a quorum;

(b)          By a committee of such directors designated by majority vote of such directors, even though less than a quorum;

(c)          By independent legal counsel in a written opinion, if there are no such directors, or such directors so direct; or

(d)          By the stockholders.

7.5.          Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Section. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

7.6.          The indemnification and advancement of expenses provided by, or granted pursuant to the other sections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

7.7.          The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article.

7.8.          For purposes of this Article, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation of its separate existence had continued.

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7.9.          For purposes of this Article, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article.

7.10.         The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11.         No director or officer of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (i) for any breach of the director’s or the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director or officer derived an improper personal benefit.

ARTICLE VIII.

GENERAL PROVISIONS

8.1.          Reliance on Books and Records. Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant or by an appraiser selected with reasonable care.

8.2.          Maintenance and Inspection of Records. The Corporation shall, either at its principal executive office or at such place or places as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these Bylaws, as may be amended to date, minute books, accounting books and other records.

Any such records maintained by the Corporation may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to the provisions of the General Corporation Law of the State of Delaware. When records are kept in such manner, a clearly legible paper form produced from or by means of the information storage device or method shall be admissible in evidence, and accepted for all other purposes, to the same extent as an original paper form accurately portrays the record.

Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in Delaware or at its principal executive office.

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8.3.          Inspection by Directors. Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders and its other books and records for a purpose reasonably related to his or her position as a director.

8.4.          Dividends. Subject to the provisions of the Certificate of Incorporation and the Certificate of Designation, if any, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and the Certificate of Designation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

8.5.          Annual Statement. The Board of Directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the Corporation.

8.6.          Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the Board of Directors may from time to time designate.

8.7.          Fiscal Year. The fiscal year of the Corporation shall be as determined by the Board of Directors. If the Board of Directors shall fail to do so, the Chief Executive Officer shall fix the fiscal year.

8.8.          Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware.”  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

8.9.          Amendments. The original or other bylaws may be adopted, amended or repealed by the stockholders entitled to vote thereon at any regular or special meeting or, if the Certificate of Incorporation so provides, by the Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal bylaws.

8.10.         Interpretation of Bylaws. All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the General Corporation Law of the State of Delaware, as amended, and as amended from time to time hereafter.

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Exhibit C

JETPAY CORPORATION

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made as of [____], 2013, by and among JetPay Corporation (f/k/a Universal Business Payment Solutions Acquisition Corporation), a Delaware corporation (the "Company") and Flexpoint Fund II, L.P., a Delaware limited partnership ("Investor"). As used herein, the term "Investor" shall be deemed to include any Affiliate of Investor that holds Investor Registrable Securities.

The Company and Investor are parties to a Securities Purchase Agreement of even date herewith (as amended or modified from time to time, the "Securities Purchase Agreement"). In order to induce Investor to enter into the Securities Purchase Agreement, the Company has agreed to provide the registration rights set forth in this Agreement. The execution and delivery of this Agreement is a condition to the Initial Closing (as defined in the Securities Purchase Agreement).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.           Shelf Registration.

(a)          The Company shall use its reasonable efforts to prepare and file with the Securities and Exchange Commission within 75 days after the Initial Closing (the "Shelf Filing Date") a Registration Statement providing for registration and resale, on a continuous or delayed basis pursuant to Rule 415 under the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission, of all of the Investor Registrable Securities, provided that such obligation shall be satisfied if the Company shall have in effect an automatically effective shelf registration statement on Form S-3ASR that will permit the registration and resale of all Investor Registrable Securities as of the Shelf Filing Date (any such registration statement, a "Shelf Registration Statement"). The Shelf Registration Statement shall be on Form S-3 (or any comparable or successor form or forms then in effect) under the Securities Act (or to the extent the Company is not eligible to use Form S-3 or any comparable or successor form or forms, on Form S-1 or any comparable or successor form or forms); provided, however, that if the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) at the time of filing of the Shelf Registration Statement with the SEC, such Shelf Registration Statement shall be designated by the Company as an automatic shelf registration statement (as defined in Rule 405 under the Securities Act). In the event that the Shelf Registration Statement is not an automatic shelf registration statement, the Company shall use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by the Securities and Exchange Commission within 90 days after the Shelf Filing Date. The Company shall use its reasonable best efforts to keep the Shelf Registration Statement (or any successor Shelf Registration Statement) continuously effective under the Securities Act until the earlier of (i) six years after the Shelf Filing Date, (ii) the date when all of the Investor Registrable Securities covered by such Shelf Registration Statement have been sold, (iii) the date on which Investor owns, in the aggregate, a number of shares of Common Stock and Preferred Stock which together represent less than two percent (2%) of the total number of shares of Common Stock issued and outstanding and issuable upon conversion of the Preferred Stock (with each share of Preferred Stock deemed to represent the number of shares of Common Stock issuable upon conversion of such share of Preferred Stock at such time of determination, without regard to any restrictions on conversion) and (iv) the date on which all of the Investor Registrable Securities may be sold to the public through a broker, dealer, or market maker pursuant to Rule 144 (or any similar provision then in force), other than Rule 144(b), during a single 90-day period without registration under the Securities Act.

(b)          If Investor wishes to sell Investor Registrable Securities pursuant to a Shelf Registration Statement and related Prospectus, it will do so in accordance with this Section 1(b). If Investor wishes to sell Investor Registrable Securities pursuant to a Shelf Registration Statement and related Prospectus, it shall notify the Company of such intent (a "Shelf Take-Down Notice") and shall deliver a Notice and Questionnaire to the Company at least five (5) Business Days prior to any intended distribution of Investor Registrable Securities under the Shelf Registration Statement. The Company shall keep the fact that Investor has delivered a Shelf Take-Down Notice and Notice and Questionnaire, and the contents thereof, confidential, except as required by applicable Law or by the rules of the securities exchange on which similar securities issued by the Company are then listed. From and after the date the Shelf Registration Statement is declared effective, the Company shall, as promptly as practicable after the date a Notice and Questionnaire is delivered to it in connection with a Shelf Take-Down Notice:

(i)          if required by applicable Law, file with the Securities and Exchange Commission a post-effective amendment to the Shelf Registration Statement or prepare and, if required by applicable Law, file a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that Investor is named as a selling security holder in the Shelf Registration Statement and the related Prospectus in such a manner as to permit Investor to deliver such Prospectus to purchasers of Investor Registrable Securities in accordance with applicable Law and, if the Company shall file a post-effective amendment to the Shelf Registration Statement, use its reasonable efforts to cause such post-effective amendment to be declared effective under the Securities Act as promptly as is practicable;

(ii)         provide Investor copies of any documents to file pursuant to Section 1(b)(i) a reasonable period of time prior to such filing; and

(iii)        notify Investor as promptly as practicable after the effectiveness under the Securities Act of any post-effective amendment filed pursuant to Section 1(b)(i).

Notwithstanding anything contained herein to the contrary, the Company shall be under no obligation to name Investor as a selling security holder in any Shelf Registration Statement or related Prospectus if such Investor has not delivered a Notice and Questionnaire to the Company.

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2.           Demand Registrations.

(a)          Requests for Registration. At any time and from time to time, the holders of a majority of the Investor Registrable Securities may request from the Company registration under the Securities Act of all or any portion of their Investor Registrable Securities on Form S-1 or any similar long-form registration ("Long-Form Registrations"), or, if available, on Form S-3 (including pursuant to Rule 415 under the Securities Act) or any similar short-form registration ("Short-Form Registrations"), if available. All registrations requested pursuant to this Section 2(a) are referred to herein as "Demand Registrations." Demand Registrations shall be Short-Form Registrations whenever the Company is permitted to use any applicable short form. Each request for a Demand Registration shall specify the approximate number of Investor Registrable Securities requested to be registered and the anticipated per share price range for such offering.

(b)          Investor Long-Form Registrations. The holders of Investor Registrable Securities shall be entitled to request pursuant to Section 2(a) five Long-Form Registrations in which the Company shall pay all Registration Expenses (as defined in Section 6), whether or not any such registration is consummated. All Long-Form Registrations shall be underwritten registrations. A registration shall not count as one of the permitted Long-Form Registrations (i) until it has become effective (unless the failure of such Long-Form Registration to become effective is solely a result of action or inaction by the Holders of Investor Registrable Securities) and (ii) unless the Holders of Investor Registrable Securities are able to register and sell at least 85% of the Investor Registrable Securities requested to be included in such registration; provided that in any event the Company shall pay all Registration Expenses in connection with any such registration whether or not it has become effective and whether or not such registration has counted as one of the permitted Long-Form Registrations.

(c)          Investor Short-Form Registrations. In addition to the Long-Form Registrations provided pursuant to Section 2(b), the holders of Investor Registrable Securities shall be entitled to request pursuant to Section 2(a) five Short-Form Registrations in which the Company shall pay all Registration Expenses, whether or not any such registration is consummated. A registration shall not count as one of the permitted Short-Form Registrations (i) until it has become effective and (ii) unless the holders of Investor Registrable Securities are able to register and sell at least 85% of the Investor Registrable Securities requested to be included in such registration; provided that in any event the Company shall pay all Registration Expenses in connection with any such registration whether or not it has become effective and whether or not such registration has counted as one of the permitted Short-Form Registrations. While the Company is subject to the reporting requirements of the Securities Exchange Act, the Company shall use reasonable best efforts to make Short-Form Registrations on Form S-3 available for the sale of Investor Registrable Securities.

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(d)          Priority on Demand Registrations. The Company shall not include in any Demand Registration any securities that are not Investor Registrable Securities without the prior written consent of the holders of a majority of the Investor Registrable Securities included in such registration; which consent shall not be unreasonably withheld, conditioned or delayed; provided, that prior written consent of the holders of a majority of the Investor Registrable Securities shall not be required hereunder if failure to include such securities in any Demand Registration would cause the Company to breach its obligations under the Other Rights Agreements (as defined herein). If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that, in their opinion, the number of Investor Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Investor Registrable Securities and other securities, if any, that can be sold in an orderly manner in such offering within a price range acceptable to the holders of a majority of the Investor Registrable Securities to be included in such registration, then the Company shall include in such registration, prior to the inclusion of any securities that are not Investor Registrable Securities, the number of Investor Registrable Securities requested to be included that, in the opinion of such underwriters, can be sold in an orderly manner within the price range of such offering, pro rata among the respective holders thereof on the basis of the amount of Investor Registrable Securities owned by each such holder.

(e)          Restrictions on Long-Form Registrations. The Company shall not be obligated to effect any Long-Form Registration within 90 days after the effective date of a previous Long-Form Registration or a previous registration in which the Holders of Investor Registrable Securities were given piggyback rights pursuant to Section 3 and in which there was no reduction in the number of Investor Registrable Securities requested to be included. The Company may postpone for up to 180 days the filing or the effectiveness of a Registration Statement for a Demand Registration if the Board of Directors of the Company in good faith determines that such Demand Registration would (i) reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any of its Subsidiaries to acquire financing, engage in any acquisition of assets (other than in the ordinary course of business), or engage in any merger, consolidation, tender offer, reorganization, or similar transaction, (ii) require premature disclosure of material confidential information that the Company has a bona fide business purpose for preserving as confidential, the premature disclosure of which would materially adversely affect the Company in the good faith judgment of the Board or (iii) render the Company unable to comply with applicable Law; provided, that, in such event, the Holders of Investor Registrable Securities initially requesting such Demand Registration shall be entitled to withdraw such request and the Company shall pay all Registration Expenses in connection with such registration. The Company may delay a Demand Registration hereunder only once in any 12-month period.

(f)          Selection of Underwriters. The holders of a majority of the Investor Registrable Securities included in any Demand Registration shall have the right to select the investment banker(s) and manager(s) to administer the offering, provided that such selections shall be subject to the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

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(g)          Other Registration Rights. Except as provided in this Agreement or as provided in (i) the December 28, 2012 Registration Rights Agreement by and among the Company, American Services Insurance Company, Inc., Mendota Insurance Company, Special Opportunities Fund, Inc., Bulldog Investors General Partnership, R8 Capital Partners, LLC and Ira Lubert; (ii) the Registration Rights Agreements each dated as of May 13, 2011, by and between the Company, and each of Eric Van der Vlugt, Bipin Shah, Peter Davidson, Valerie Phillips, Robert Palmer, Jonathan Lubert, Arthur Ryan, Frederick Hammer, Dipak Shah, Fred Adams, Roland Bullard, Ira Lubert, Douglas Rainey, Douglas Anderson, William Dougherty, John Piasecki, Thomas McHugh, Richard Braddock and Anna Hassold; and (iii) the registration rights set forth in the Unit Purchase Options, each dated as of May 13, 2011, by and between the Company and each of Mike Powell, David Nussbaum, Steven Levine, Eileen Moore, Edward Kovary, Amy Kaufmann, Charles Worthman, Rodman and Renshaw, LLC, I-Bankers Securities, Inc., Maxim Group LLC, Kevin Mangan, Eric Lord, Ramnarain Jaigobind, Cohen and Company Capital Markets LLC and EarlyBirdCapital, Inc. (the agreements in (i), (ii) and (iii) collectively, the “Other Rights Agreements”), the Company shall not grant to any Persons the right to request the Company to register any equity securities of the Company, or any securities, options, or rights convertible or exchangeable into or exercisable for such equity securities, without the prior written consent of the holders of a majority of the Investor Registrable Securities. In addition, without the prior written consent of the holders of a majority of the Investor Registrable Securities, the Company shall not (x) amend, modify or supplement any of the Other Rights Agreements in a manner that would adversely impact, directly or indirectly, the holders of the Investor Registrable Securities or their rights hereunder or (y) add any parties to any such Other Rights Agreements.

(h)          Obligations of Holders of Investor Registrable Securities. Subject to the Company's obligations under Section 5(e), each Holder of Investor Registrable Securities shall cease using any Prospectus after receipt of written notice from the Company of the happening of any event as a result of which such Prospectus contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made or is otherwise not legally available to support sales of Investor Registrable Securities. For the avoidance of doubt, the obligations of the Holders of Investor Registrable Securities under this Section 2(h) and of the Company under Section 5(e) shall apply to offerings pursuant to a Shelf Take-Down Notice.

3.           Piggyback Registrations.

(a)          Right to Piggyback. Whenever the Company proposes to register any of its equity securities (including any proposed registration of the Company's equity securities by any third party) under the Securities Act (other than (i) pursuant to a Demand Registration, which is addressed by Section 2, (ii) in connection with registrations on Form S-4, S-8 or any successor or similar forms or (iii) to implement an employee benefit plan or a transaction to which Rule 145 of the Securities Act is applicable) and the registration form to be used may be used for the registration of Investor Registrable Securities (each, a "Piggyback Registration"), the Company shall give prompt written notice (and in any event within three Business Days after its receipt of notice of any exercise of demand registration rights other than under this Agreement) to all holders of Investor Registrable Securities of its intention to effect such a registration and shall include in such registration all Investor Registrable Securities with respect to which the Company has received written requests for inclusion therein within 20 days after the receipt of the Company's notice. The Company may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion.

(b)          Piggyback Expenses. The Registration Expenses of the holders of Investor Registrable Securities shall be paid by the Company in all Piggyback Registrations, whether or not any such registration is consummated.

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(c)          Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that, in their opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, then the Company shall include in such registration, (i) first, the securities the Company proposes to sell that, in the opinion of such underwriters, can be sold in an orderly manner within the price range of such offering, (ii) second, the securities held by the parties to the Other Rights Agreements requested to be included in such registration that, in the opinion of such underwriters, can be sold in an orderly manner within the price range of such offering (if any) in accordance with the provisions set forth in the Other Rights Agreements (iii) third, the Investor Registrable Securities requested to be included in such registration that, in the opinion of such underwriters, can be sold in an orderly manner within the price range of such offering (if any), pro rata among the respective holders thereof and (iv) fourth, the other securities requested to be included in such registration that, in the opinion of such underwriters, can be sold in an orderly manner within the price range of such offering (if any).

(d)          Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company's securities other than Holders of Investor Registrable Securities (it being understood that secondary registrations on behalf of Holders of Investor Registrable Securities are addressed in Section 2 rather than this Section 3(d)), and the managing underwriters advise the Company in writing that, in their opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the holders of a majority of the Investor Registrable Securities to be included in such registration, then the Company shall include in such registration, (i) first, the securities requested to be included therein by the holders requesting such registration that, in the opinion of such underwriters, can be sold in an orderly manner within the price range of such offering (if any), pro rata among the holders of such securities on the basis of the number of shares of securities of the Company owned by each such holder, (ii) second, the Investor Registrable Securities requested to be included in such registration that, in the opinion of such underwriters, can be sold in an orderly manner within the price range of such offering (if any), pro rata among the holders thereof on the basis of the number of Investor Registrable Securities owned by each such holder and (iii) third, the other securities requested to be included in such registration that, in the opinion of such underwriters, can be sold in an orderly manner within the price range of such offering (if any).

(e)          Selection of Underwriters. If any Piggyback Registration is an underwritten offering, then the selection of investment banker(s) and manager(s) for the offering must be approved by the holders of a majority of the Investor Registrable Securities included in such Piggyback Registration, which approval shall not be unreasonably withheld, conditioned or delayed.

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(f)          Other Registrations. If the Company has previously filed a Registration Statement with respect to Investor Registrable Securities pursuant to Section 2 or pursuant to this Section 3, and if such previous registration has not been withdrawn or abandoned, then, unless such previous registration is a Shelf Registration Statement, the Company shall not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any successor form), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least 90 days has elapsed from the effective date of such previous registration.

4.           Lockup Agreements; Transfers; Legend.

(a)          Prohibited Actions during Holdback Period. Each holder of Investor Registrable Securities agrees that in connection with the Company's Demand Registration or Piggyback Registration that is an underwritten public offering of the Company's equity securities, he, she or it shall not (i) offer, sell, contract to sell, pledge or otherwise dispose of (including sales pursuant to Rule 144), directly or indirectly, any equity securities of the Company (including equity securities of the Company that may be deemed to be Beneficially Owned by such holder in accordance with the rules and regulations of the Securities and Exchange Commission) (collectively, "Securities"), or any securities, options, or rights convertible into or exchangeable or exercisable for Securities (collectively, "Other Securities"), (ii) enter into a transaction which would have the same effect as any action described in clause (i) of this Section 4(a) or (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences or ownership of any Securities or Other Securities, whether such transaction is to be settled by delivery of such Securities, Other Securities, in cash or otherwise, from the date on which the Company gives notice to the Holders of Investor Registrable Securities that a preliminary Prospectus has been circulated for such underwritten public offering to the date that is 180 days following the date of the final Prospectus for such underwritten public offering (or such shorter period as agreed to by the underwriters designated as "book-runners" managing such registered public offering), unless such book-runners otherwise agree in writing (each such period, referred to herein as a "Holdback Period"). The Company may impose stop-transfer instructions with respect to its securities that are subject to the foregoing restriction until the end of such period.

(b)          Lockup Agreements, etc. In connection with any underwritten public offering of the Company's equity securities, each Holder of Investor Registrable Securities agrees to enter into any holdback, lockup or similar agreement reasonably requested by the underwriters managing such registered public offering.

(c)          Limitation on Public Sales and Distributions. The Company (i) shall not effect any public sale or distribution of its equity securities, or any securities, options, or rights convertible into or exchangeable or exercisable for such equity securities, during the seven days prior to and during the 180-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (except as part of such underwritten registration or pursuant to registrations on Form S-4 or Form S-8 or any successor form) unless the underwriters managing the registered public offering otherwise agree, and (ii) to the extent not inconsistent with applicable Law, except as otherwise permitted by the holders of a majority of the Investor Registrable Securities, shall cause each holder of its equity securities, or any securities convertible into or exchangeable or exercisable for equity securities, purchased from the Company at any time after the date of this Agreement (other than in a registered public offering) to agree not to effect any public sale or distribution (including sales pursuant to Rule 144) of any such securities during such period (except as part of such underwritten registration, if otherwise permitted), unless the underwriters managing the registered public offering otherwise agree.

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(d)          Permitted Transfer. Notwithstanding anything to the contrary herein, except in the case of (i) a Transfer to the Company, (ii) a Transfer by an Investor to its partners in connection with a pro rata in-kind distribution thereto or to any Affiliate, (iii) a Public Sale permitted hereunder or (iv) a Transfer in connection with a Sale of the Company (each of clauses (i) through (iv), a "Permitted Transfer"), prior to Transferring any Investor Registrable Securities to any Person (including by operation of law), the Investor making such Transfer shall cause the prospective Transferee to execute and deliver to the Company a counterpart of this Agreement thereby agreeing to be bound by the terms hereof. Any Transfer or attempted Transfer of any Investor Registrable Securities in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported Transferee of such securities as the owner of such securities for any purpose. Other than in the case of a Permitted Transfer, whether or not any such Transferee has executed a counterpart hereto, such Transferee shall be subject to the obligations of the Transferor hereunder. The provisions of this Section 4(d) shall terminate upon a Sale of the Company.

(e)          Legend. Each certificate evidencing any Investor Registrable Securities and each certificate issued in exchange for or upon the Transfer of any such securities (unless such securities would no longer be Investor Registrable Securities after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS SET FORTH IN A REGISTRATION RIGHTS AGREEMENT DATED AS OF [_________ __], 2013 AMONG THE ISSUER OF SUCH SECURITIES (THE "COMPANY") AND CERTAIN OF THE COMPANY'S SECURITYHOLDERS, AS AMENDED. A COPY OF SUCH REGISTRATION RIGHTS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST."

The Company shall imprint such legend on certificates evidencing Securities and Other Securities outstanding prior to the date hereof. The legend set forth above shall be removed from the certificates evidencing any securities which are Transferred pursuant to a Permitted Transfer.

5.          Registration Procedures. Whenever the holders of Investor Registrable Securities have requested that any Investor Registrable Securities be registered pursuant to Section 2 of this Agreement, the Company shall use reasonable best efforts to effect the registration and the sale of such Investor Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

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(a)          prepare and, within the time period set forth in Section 2, file with the Securities and Exchange Commission a Registration Statement with respect to such Investor Registrable Securities and use reasonable best efforts to cause such Registration Statement to become effective as soon as practicable thereafter, in each case in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder; provided that, before filing a Registration Statement or Prospectus or any amendments or supplements thereto, the Company shall furnish to one counsel selected by the holders of a majority of the Investor Registrable Securities covered by such Registration Statement copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel;

(b)          notify in writing each holder of Investor Registrable Securities of the effectiveness of each Registration Statement filed hereunder and prepare and file with the Securities and Exchange Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of not less than 180 days (or, if such Registration Statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a Prospectus is required by Law to be delivered in connection with sales of Investor Registrable Securities by an underwriter or dealer) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

(c)          furnish to each seller of Investor Registrable Securities such number of copies of such Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary Prospectus), each Free-Writing Prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Investor Registrable Securities owned by such seller;

(d)          use reasonable best efforts to register or qualify such Investor Registrable Securities under such other securities or blue sky Laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller of Investor Registrable Securities to consummate the disposition in such jurisdictions of the Investor Registrable Securities owned by such seller of Investor Registrable Securities (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5(d), (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction);

(e)          promptly notify in writing each seller of such Investor Registrable Securities, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement (i) contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made or (ii) is otherwise not legally available to support sales of Investor Registrable Securities, and, at the request of the holders of a majority of the Investor Registrable Securities covered by such Registration Statement, the Company shall promptly prepare and furnish to each such seller a reasonable number of copies of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Investor Registrable Securities, such Prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

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(f)          cause all such Investor Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(g)          provide a transfer agent and registrar for all such Investor Registrable Securities not later than the effective date of such Registration Statement;

(h)          enter into and perform such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Investor Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of Investor Registrable Securities (including participation in "road shows," investor presentations and marketing events, and effecting a share or unit split or a combination of shares or units);

(i)          make available for inspection by any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant, or other agent retained by any such underwriter, upon reasonable notice and during business hours, all financial and other records, pertinent corporate documents and properties of the Company (except for any such documents that, in the judgment of the Company or any of its advisors, are protected by attorney-client or other similar privilege), and cause the Company's officers, directors, employees, and independent accountants to supply all information reasonably requested by any such underwriter, attorney, accountant, or agent in connection with such Registration Statement and assist and, at the request of any participating underwriter, use reasonable best efforts to cause such officers or directors to participate in presentations to prospective purchasers;

(j)          otherwise use reasonable best efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company's first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(k)          in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any equity securities included in such Registration Statement for sale in any jurisdiction, the Company shall use reasonable best efforts promptly to obtain the withdrawal of such order;

(l)          use reasonable best efforts to cause such Investor Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Investor Registrable Securities;

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(m)          take all reasonable actions to ensure that any Free-Writing Prospectus utilized in connection with any Demand Registration or Piggyback Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(n)          obtain one or more "cold comfort" letters, dated the effective date of such Registration Statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement and addressed to the underwriters), from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by such letters as the holders of a majority of the Investor Registrable Securities being sold in such registered offering reasonably request; and

(o)          provide a legal opinion of the Company's outside counsel, dated the effective date of such Registration Statement (or, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement and addressed to the underwriters), with respect to the Registration Statement, each amendment and supplement thereto, the Prospectus included therein (including the preliminary Prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature.

6.           Registration Expenses.

(a)          Registration Expenses Generally. Subject to Section 6(b), all expenses incident to the Company's performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky Laws, printing expenses, travel expenses, filing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and fees and disbursements of all independent certified public accountants and underwriters including, if necessary, a "qualified independent underwriter" within the meaning of the rules of the National Association of Securities Dealers, Inc. (in each case, excluding discounts and commissions), and other Persons retained by the Company or by holders of Investor Investor Registrable Securities or their affiliates on behalf of the Company (all such expenses being herein called "Registration Expenses"), shall be borne as provided in this Agreement, except that the Company shall, in any event, pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance, and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed.

(b)          Reimbursement of Fees of Counsel. In connection with each Demand Registration and each Piggyback Registration, the Company shall reimburse the holders of Investor Registrable Securities included in such registration for the reasonable fees and disbursements of one counsel chosen by the holders of a majority of the Investor Registrable Securities included in such registration.

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(c)          Other Registration Expenses. To the extent Registration Expenses are not required to be paid by the Company, each holder of securities included in any registration hereunder shall pay those Registration Expenses allocable to the registration of such holder's securities so included, and any Registration Expenses not so allocable shall be borne by all sellers of securities included in such registration in proportion to the aggregate selling price of the securities to be so registered.

7.           Indemnification.

(a)          Indemnification of Holders of Investor Registrable Securities and Underwriters. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by Law, each Holder of Investor Registrable Securities, its officers, directors, advisors, agents, and employees, and each Person who controls such holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities, and expenses (or actions or proceedings, whether commenced or threatened, in respect thereof), whether joint and several or several, together with reasonable costs and expenses (including reasonable attorney's fees) to which any such indemnified party may become subject under the Securities Act or otherwise (collectively, "Losses") caused by, resulting from, arising out of, based upon, or relating to (i) any untrue or alleged untrue statement of material fact contained in (A) any Registration Statement, Prospectus or preliminary Prospectus, or any amendment thereof or supplement thereto or (B) any application or other document or communication (in this Section 7, each, an "application") executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration under the "blue sky" or securities Laws thereof, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation by the Company of any rule or regulation promulgated pursuant to any federal, state or common law, including the Securities Act, applicable to the Company and relating to action or inaction required of the Company in connection with any such registration hereunder, and the Company will reimburse such holder and each such director, officer, and controlling Person for any legal or any other expenses incurred by them in connection with investigating or defending any such Losses; provided, that the Company shall not be liable in any such case to the extent that any such Losses result from, arise out of, are based upon, or relate to an untrue statement or alleged untrue statement, or omission or alleged omission, made in such Registration Statement, any such Prospectus, or preliminary Prospectus or any amendment thereof or supplement thereto, or in any application, in each case, made in reliance upon, and in conformity with, written information prepared and furnished in writing to the Company by such holder expressly for use therein or by such holder's failure to deliver a copy of the Registration Statement or Prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same. In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors, and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Holders of Investor Registrable Securities.

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(b)          Provision of Information; Indemnity of holders. In connection with any Registration Statement in which a Holder of Investor Registrable Securities is participating, each such holder will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the fullest extent permitted by Law, shall indemnify and hold harmless the other Holders of Investor Registrable Securities, the Company, any underwriter in an underwritten offering and their respective officers, directors, agents, and employees, and each other Person who controls the foregoing Persons (within the meaning of the Securities Act) against any Losses caused by, resulting from, arising out of, based upon, or relating to (i) any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus, or any amendment thereof or supplement thereto or in any application, or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that such untrue statement or omission is made in such Registration Statement, any such Prospectus or preliminary Prospectus or any amendment or supplement thereto, or in any application, in each case, in reliance upon and in conformity with written information prepared and furnished to the Company by such holder expressly for use therein, and such holder will reimburse the Company and each such other indemnified party for any legal or any other expenses incurred by them in connection with investigating or defending any such Losses; provided that the obligation to indemnify will be individual, not joint and several, for each holder and shall be limited to the net amount of proceeds received by such holder from the sale of Investor Registrable Securities pursuant to such Registration Statement.

(c)          Claims. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person's right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, then the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

(d)          Additional Indemnification Rights. The indemnification provided for under this Agreement shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to Law or contract, and will remain in full force and effect regardless of any investigation made or omitted by or on behalf of the indemnified party or any officer, director, or controlling Person of such indemnified party and shall survive the transfer of securities.

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(e)          Contribution. If the indemnification provided for in this Section 7 is unavailable to or is insufficient to hold harmless an indemnified party under the provisions above in respect to any Losses referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the sellers of Investor Registrable Securities and any other sellers participating in the Registration Statement on the other hand or (ii) if the allocation provided by clause (i) of this Section 7(e) is not permitted by applicable Law, then in such proportion as is appropriate to reflect not only the relative fault referred to in clause (i) of this Section 7(e) but also the relative benefit of the Company on the one hand and of the sellers of Investor Registrable Securities and any other sellers participating in the Registration Statement on the other in connection with the statement or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the sellers of Investor Registrable Securities and any other sellers participating in the Registration Statement on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) to the Company bear to the total net proceeds from the offering (before deducting expenses) to the sellers of Investor Registrable Securities and any other sellers participating in the Registration Statement. The relative fault of the Company on the one hand and of the sellers of Investor Registrable Securities and any other sellers participating in the Registration Statement on the other shall be determined by reference to, among other things, whether the untrue statement or alleged omission to state a material fact relates to information supplied by the Company or by the sellers of Investor Registrable Securities or other sellers participating in the Registration Statement and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(f)          Contribution Limits. The Company and the sellers of Investor Registrable Securities agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the sellers of Investor Registrable Securities were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in Section 7(e). The amount paid or payable by an indemnified party as a result of the Losses referred to in Section 7(e) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7, no seller of Investor Registrable Securities shall be required to contribute pursuant to this Section 7 any amount in excess of the net proceeds received by such seller from the sale of Investor Registrable Securities covered by the Registration Statement filed pursuant hereto. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

8.           Participation in Underwritten Registrations.

(a)          Cooperation with Underwriting Arrangements. No Person may participate in any underwritten registration hereunder unless such Person (i) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including pursuant to the terms of any over-allotment or "green shoe" option requested by the managing underwriter(s), provided that no Holder of Investor Registrable Securities will be required to sell more than the number of Investor Registrable Securities that such holder has requested the Company to include in any registration) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents reasonably required under the terms of such underwriting arrangements; provided that no Holder of Investor Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such holder and such holder's intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise provided in Section 7.

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(b)          Supplements or Amendments to Prospectus. Each Person that is participating in any registration hereunder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5(e), such Person will immediately discontinue the disposition of its Investor Registrable Securities pursuant to the Registration Statement until such Person's receipt of the copies of a supplemented or amended Prospectus as contemplated by Section 5(e). In the event the Company shall give any such notice, the applicable time period mentioned in Section 5(b) during which a Registration Statement is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 8(b) to and including the date when each seller of a Registrable Security covered by such Registration Statement shall have received the copies of the supplemented or amended Prospectus contemplated by Section 5(e).

9.          Additional Securityholders. In connection with the issuance of any additional equity securities of the Company, the Company, with the consent of the holders of a majority of the Investor Registrable Securities, may permit such Person to become a party to this Agreement and succeed to all of the rights and obligations of a holder of any particular category of Investor Registrable Securities under this Agreement by obtaining an executed counterpart signature page to this Agreement, and, upon such execution, such Person shall for all purposes be a holder of such category of Investor Registrable Securities and party to this Agreement.

10.         Definitions.

(a)          "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

(b)          "Beneficially Own" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act, including without limitation, the 60-day provision in paragraph (d)(1)(i) thereof). The terms "Beneficial Ownership" and "Beneficial Owner" have correlative meanings.

(c)          "Business Day" means any day, other than a Saturday, Sunday, or any other date in which banks located in Philadelphia, Pennsylvania are closed for business as a result of federal, state or local holiday.

(d)          "Common Stock" means the common equity securities of such corporation and any other class or series of authorized capital stock of such corporation that is not limited to a fixed sum or percentage of par or stated value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of such corporation.

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(e)          "Free-Writing Prospectus" means a free-writing prospectus, as defined in Rule 405 of the Securities Act.

(f)          "Governmental Entity" means any domestic (federal, state, municipal or local) or foreign or multinational government or governmental, regulatory, political, judicial or quasi judicial or administrative subdivision, department, authority, entity, agency, regulator, commission, board, bureau, court, or instrumentality.

(g)          "Holders of Investor Registrable Securities" means the Investor and any Transferee permitted hereunder who becomes a party to this Agreement pursuant to Section 4(d) or Section 9.

(h)          "Investor Registrable Securities" means, (i) any Common Stock issued or distributed in respect of Preferred Stock of the Company issued to the Investor pursuant to the Securities Purchase Agreement and any other Common Stock of the Company held by the Investor and (ii) common equity securities of the Company or any Subsidiary issued or issuable with respect to the securities referred to in clause (i) of this definition by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization. As to any particular Investor Registrable Securities, such securities shall cease to be Investor Registrable Securities when they (i) have been distributed to the public pursuant to an offering registered under the Securities Act or sold to the public through a broker, dealer, or market maker in compliance with Rule 144 under the Securities Act (or any similar rule then in force), (ii) have been distributed to the partners of Investor (unless Investor elects otherwise), (iii) have been effectively registered under a Registration Statement including a Registration Statement on Form S-8 (or any successor form), or (iv) have been repurchased by the Company. In addition, all Investor Registrable Securities held by any Person shall cease to be Investor Registrable Securities (provided that, for purposes of this provision, Investor and all Investor Registrable Securities held by Investor shall be treated as Investor Registrable Securities held by a single Person) when all such Investor Registrable Securities become eligible to be sold to the public through a broker, dealer, or market maker pursuant to Rule 144 (or any similar provision then in force), other than Rule 144(b), during a single 90-day period. For purposes of this Agreement, a Person shall be deemed to be a Holder of Investor Registrable Securities whenever such Person has the right to acquire such Investor Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

(i)          "Law" means any applicable federal, state, local or foreign law, statute, ordinance, rule, guideline, regulation, order, writ, decree, agency requirement, license or permit of any Governmental Entity.

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(j)          "Notice and Questionnaire" means a written notice executed by the Investor and delivered to the Company containing the information required by Item 507 of Regulation S-K to be included in any Shelf Registration Statement regarding the Investor seeking to sell Common Stock pursuant thereto.

(k)          "Person" or "person" shall mean an individual, corporation, limited liability company, association, partnership, group (as such term is used in Section 13(d)(3) of the Securities Exchange Act), trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof.

(l)          "Preferred Stock" shall mean the Company's Series A Convertible Preferred Stock, par value $0.001 per share.

(m)          "Prospectus" means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such prospectus.

(n)          "Public Sale" means any sale or distribution by the Company and/or Holders of Investor Registrable Securities to the public of Common Stock pursuant to an offering registered under the Securities Act.

(o)          "Registration Statement" means any Registration Statement of the Company under the Securities Act which permits the public offering of any of the Investor Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such Registration Statement.

(p)          "Sale of the Company" means any transaction or series of transactions pursuant to which any Person or group of related Persons (other than Investor and its Affiliates) in the aggregate acquire(s) (a) a majority of the capital stock then outstanding or (b) all or substantially all of the Company's assets determined on a consolidated basis; provided that a Public Sale shall not constitute a Sale of the Company.

(q)          "Securities Act" means the Securities Act of 1933, as amended, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

(r)          "Securities and Exchange Commission" or “SEC” means the United States Securities and Exchange Commission and includes any governmental body or agency succeeding to the functions thereof.

(s)          "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

(t)          "Securities Purchase Agreement" means the securities purchase agreement, dated as of the date hereof, between the Company and Investor.

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(u)          "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall control any board of managers, managing member, managing director or general partner or similar governing body of such limited liability company, partnership, association or other business entity.

(v)         “Transfer” means any disposition, transfer, sale, exchange, assignment, gift, bequest, disposition, mortgage, hypothecation, charge, pledge, encumbrance, grant of security interest, or any arrangement by which possession, legal title or Beneficial Ownership passes, directly or indirectly, from one person or entity to another, and includes any agreement to effect the foregoing; provided, however, that any change in the Beneficial Ownership of the Investor or its limited partners shall not be deemed to constitute a “Transfer”.

11.         Miscellaneous.

(a)          No Inconsistent Agreements; Entire Agreement. The Company will not enter into any agreement with respect to its equity securities that is inconsistent with or violates the rights granted to the Holders of Investor Registrable Securities in this Agreement. This Agreement, the Securities Purchase Agreement and the schedules and exhibits relating thereto embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

(b)          Remedies. Each of the parties to this Agreement shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

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(c)          Amendments and Waivers.

(i)          Subject to Section 11(c)(ii), any provision of this Agreement may be amended or modified if, but only if, such amendment or modification is in writing and is approved in writing by the Company and the holders of a majority of the Investor Registrable Securities.

(ii)         The provisions of Section 11(c)(i) shall not apply to any amendments or modifications otherwise expressly permitted by this Agreement including any required to add a party hereto pursuant to Section 4(d) or Section 9.

(d)          Successors and Assigns. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns, whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or Holders of Investor Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Preferred Stock or Investor Registrable Securities (other than pursuant to a Public Sale), unless holders of a majority of Investor Registrable Securities determine otherwise.

(e)          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

(f)          Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

(g)          Waiver of Breach. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition. The waiver by any party of a breach of any covenant, duty, agreement, or condition of this Agreement of any other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.

(h)          Descriptive Headings; Interpretation; No Strict Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. The use of the word "including" in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. The use of the words "or," "either," and "any" shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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(i)          Applicable Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware. All other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(j)          CONSENT TO JURISDICTION AND SERVICE OF PROCESS. THE PARTIES HERETO AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN THE CHANCERY COURT OF THE STATE OF DELAWARE AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES HERETO IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE PARTIES FURTHER IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11(l). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by law.

(k)          Mutual Waiver of Jury Trial. As a specifically bargained inducement for each of the parties hereto to enter into this Agreement (with each party having had opportunity to consult counsel), each party hereto expressly and irrevocably waives the right to trial by jury in any lawsuit or other legal proceeding relating to or arising in any way from this Agreement or the transactions contemplated herein, and any lawsuit or other legal proceeding relating to or arising in any way to this Agreement or the transactions contemplated herein shall be tried in a court of competent jurisdiction by a judge sitting without a jury.

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(l)          Notices. Any notice, demand or other communication to be given under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; but if not, then on the next Business Day (provided that any such notice under this clause (ii) shall not be effective unless within one Business Day after the notice is sent, a copy of such notice is sent to the recipient by first-class mail, return receipt requested, or reputable overnight courier service (charges prepaid)), (iii) one Business Day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) three Business Days after it is mailed to the recipient by first-class mail, return receipt requested. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by five days' advance written notice to the other party:

If to the Company:

JetPay Corporation

1175 Lancaster Avenue, Suite 100

Berwyn, Pennsylvania 19312

Attention: President

Facsimile: (484) 318-8370

With a copy to (which shall not constitute notice to the Company):

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attention: James A. Lebovitz

Facsimile: (215) 994-2222

If to the Investor:

Flexpoint Fund II, L.P.

c/o Flexpoint Ford, LLC

676 N. Michigan Ave., Suite 3300

Chicago, Illinois 60611

Attention: Charles E. Glew

Steven M. Michienzi

Facsimile: (312) 327-4525

With a copy to (which shall not constitute notice to the Investor):

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention:  Sanford E. Perl, P.C.

Mark A. Fennell, P.C.

Facsimile: (312) 862-2200

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(m)         No Third-Party Beneficiaries. Nothing in this Agreement (implied or otherwise) is intended to confer upon any Person other than the parties or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

(n)          Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile, or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or as required by any such agreement or instrument, each other party hereto or thereto shall execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

*   *   *   *   *

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IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

JETPAY CORPORATION

By:	/s/ Bipin C. Shah
Name:	Bipin C. Shah
Its:	Chief Executive Officer

[Signature Page to the Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

FLEXPOINT FUND II, L.P.

By:	Flexpoint Management II, L.P.
Its:	General Partner

By:	Flexpoint Ultimate Management II, LLC
Its:	General Partner

By:	/s/ Donald J. Edwards
Name:	Donald J. Edwards
Its:	Manager

[Signature Page to the Registration Rights Agreement]

Exhibit D

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this "Agreement") is made and entered into as of [_____________], 2013, between JetPay Corporation (f/k/a Universal Business Payment Solutions Acquisition Corporation), a Delaware corporation (the "Company"), and [_____________] ("Indemnitee"). The obligations of the Company hereunder are guaranteed by JetPay, LLC, a Texas limited liability company and wholly-owned subsidiary of the Company. Except as otherwise indicated herein, capitalized terms used herein are defined in Section 23 hereof.

WITNESSETH THAT:

WHEREAS, highly competent persons have become more reluctant to serve corporations as directors, officers or in other capacities unless they are provided with adequate protection through insurance and/or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

WHEREAS, the Board of Directors of the Company (the "Board") has determined that officers, directors and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or the business enterprise itself;

WHEREAS, the uncertainties relating to indemnification have increased the difficulty of attracting and retaining such persons;

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company's stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;

WHEREAS, this Agreement is a supplement to and in furtherance of the Amended and Restated Certificate of Incorporation of the Company adopted August __, 2013 (as the same may be amended from time to time in accordance with its terms, the "Certificate of Incorporation") and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder or under the laws of State of Delaware;

WHEREAS, Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that he be provided adequate protection with respect to indemnification;

WHEREAS, Indemnitee has certain rights to indemnification and/or insurance provided by Flexpoint Ford, LLC, a Delaware limited liability company, and/or certain of its Affiliates (collectively, the "Fund"), which Indemnitee and Fund intend to be secondary to the primary obligation of the Company to indemnify Indemnitee as provided herein, with the Company's acknowledgement and agreement to the foregoing being a material condition to Indemnitee's willingness to serve on the Board; and

NOW, THEREFORE, in consideration of Indemnitee's agreement to serve as a director and/or officer of the Company from and after the date hereof, the parties hereto agree as follows:

1.           Indemnity of Indemnitee. The Company hereby agrees to hold harmless and indemnify Indemnitee to the fullest extent permitted by Delaware Law, as such may be amended from time to time. In furtherance of the foregoing indemnification, and without limiting the generality thereof:

(a)          Proceedings Other Than Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section l(a) if, by reason of his Company Status, the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding other than a Proceeding by or in the right of the Company. Pursuant to this Section 1(a), Indemnitee shall be indemnified against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him, or on his behalf, in connection with such Proceeding or any claim, issue or matter therein, unless it has been finally adjudicated by a court of competent jurisdiction that, in connection with such specific claim, issue or matter, Indemnitee failed to act (i) in good faith and (ii) in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal Proceeding, Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

(b)          Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(b) if, by reason of his Company Status, the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Company. Pursuant to this Section 1(b), Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by the Indemnitee, or on the Indemnitee's behalf, in connection with such Proceeding, unless it has been finally adjudicated by a court of competent jurisdiction that, in connection with such specific claim, issue or matter, Indemnitee failed to act (i) in good faith and (ii) in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal Proceeding, Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful. Notwithstanding anything herein to the contrary, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been adjudged to be liable to the Company unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made.

(c)          Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Company Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section 1(c) and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

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2.           Additional Indemnity. In addition to, and without regard to any limitations on, the indemnification provided for in Section 1 of this Agreement, the Company shall and hereby does indemnify and hold harmless Indemnitee against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf if, by reason of his Company Status, he is, or is threatened to be made, a party to or participant in any Proceeding (including a Proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of Indemnitee. The only limitation that shall exist upon the Company's obligations pursuant to this Agreement shall be that the Company shall not be obligated to make any payment to Indemnitee that is finally determined (under the procedures, and subject to the presumptions, set forth in Sections 6 and 7 hereof) to be unlawful.

3.           Contribution.

(a)          Whether or not the indemnification provided in Sections 1 and 2 hereof is available, in respect of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding) to a third party, and subject to Section 10, the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such Proceeding without requiring Indemnitee to contribute to such payment and the Company hereby irrevocably waives and relinquishes any right of contribution it may have against Indemnitee. The Company shall not enter into any settlement of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

(b)          Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), the Company shall contribute to the amount of Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such Proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, or to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such Expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which applicable law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary in the degree to which their conduct is active or passive.

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(c)          The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by directors, officers, employees or other agents or representatives of the Company, other than Indemnitee, who may be jointly liable with Indemnitee, for amounts in excess of Indemnitee’s pro rata portion of the amount for which all of the foregoing persons are jointly liable.

(d)          To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding and/or (ii) the relative fault of the Company (and its directors, officers, employees, agents and representatives) and Indemnitee in connection with such event(s) and/or transactions, for amounts in excess of Indemnitee's pro rata portion of the amount for which all of the foregoing persons are jointly liable.

4.           Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Company Status, a witness, or is made (or asked) to respond to discovery requests, in any Proceeding to which Indemnitee is not a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

5.           Advancement of Expenses. Notwithstanding any other provision of this Agreement, the Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding by reason of Indemnitee's Company Status within thirty (30) days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 5 shall be unsecured and interest free.

6.           Procedures and Presumptions for Determination of Entitlement to Indemnification; Limitations Period. It is the intent of this Agreement to secure for Indemnitee rights of indemnity that are as favorable as may be permitted under Delaware Law. Accordingly, the parties agree that the following procedures and presumptions shall apply in the event of any question as to whether Indemnitee is entitled to indemnification under this Agreement:

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(a)          To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification. Notwithstanding the foregoing, any failure of Indemnitee to provide such a request to the Company, or to provide such a request in a timely fashion, shall not relieve the Company of any liability that it may have to Indemnitee unless the Company is materially prejudiced by such failure.

(b)          Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 6(a) hereof, a determination with respect to Indemnitee's entitlement thereto shall be made in the specific case by one of the following four methods, which shall be at the election of the Board: (i) by a majority vote of the Disinterested Directors, even though less than a quorum, (ii) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum, (iii) if there are no Disinterested Directors or if the Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee or (iv) if so directed by the Board, by the stockholders of the Company; provided that from and after the date that a Change of Control occurs, a determination with respect to Indemnitee's entitlement thereto shall be made in the specific case by Independent Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld) in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee.

(c)          If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6(b)(iii) hereof, the Independent Counsel shall be selected as provided in this Section 6(c). The Independent Counsel shall be selected by the Board. Indemnitee may, within ten (10) days after such written notice of selection shall have been given, deliver to the Company a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of "Independent Counsel" as defined in Section 23 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within twenty (20) days after submission by Indemnitee of a written request for indemnification pursuant to Section 5(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition the Court of Chancery of the State of Delaware or other court of competent jurisdiction for resolution of any objection which shall have been made by the Indemnitee to the Company's selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 6(b) hereof. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 6(b) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 6(c), regardless of the manner in which such Independent Counsel was selected or appointed.

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(d)          In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence. Neither the failure of the Company (including by its directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or Independent Counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(e)          Indemnitee shall be deemed to have acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company if Indemnitee's action is based on (i) the records or books of account of the Enterprise, including financial statements, (ii) information supplied to Indemnitee by the directors, officers, employees, agents or representatives of the Enterprise in the course of their duties, (iii) the advice of legal counsel for the Enterprise or (iv) information or records given or reports made to the Enterprise by an independent certified public accountant, appraiser or other expert or advisor selected by the Enterprise. In addition, the knowledge and/or actions, or failure to act, of any director, officer, employee, agent or representative of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement. It shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(f)          If the person, persons or entity empowered or selected under Section 6(b) to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after the later of (i) receipt by the Company of the request therefor or (ii) selection of Independent Counsel pursuant to Section 6(c) hereof, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee's statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 60-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making such determination with respect to entitlement to indemnification in good faith requires such additional time to obtain or evaluate documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 6(f) shall not apply if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 6(b) of this Agreement and if (x) within fifteen (15) days after receipt by the Company of the request for such determination, the Board or the Disinterested Directors, if appropriate, resolve to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made thereat, or (y) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat.

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(g)          Indemnitee shall reasonably cooperate with the person, persons or entity making such determination with respect to Indemnitee's entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance written request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any Independent Counsel, member of the Board or stockholder of the Company shall act reasonably and in good faith in making a determination regarding the Indemnitee's entitlement to indemnification under this Agreement. Any costs or expenses (including attorneys' fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee's entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(h)          The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any Proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such Proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such Proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(i)          The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, solely with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

(j)          No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee's spouse, heirs, executors or personal or legal representatives after the expiration of 1 year from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such 1 year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

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7.           Remedies of Indemnitee.

(a)          In the event that (i) a determination is made pursuant to Section 6 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 4 of this Agreement, (iii) no determination of entitlement to indemnification is made pursuant to Section 6(b) of this Agreement within ninety (90) days after the time periods set forth in Section 6(f) delivery to the Company of the request for indemnification or (iv) payment of indemnification is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 6 of this Agreement or by a court of competent jurisdiction, as applicable, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of Indemnitee's entitlement to such indemnification. Indemnitee shall commence such proceeding seeking an adjudication within two (2) years following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 7(a). The Company shall not oppose Indemnitee's right to seek any such adjudication.

(b)          In the event that a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 7 shall be conducted in all respects as a de novo trial on the merits, and Indemnitee shall not be prejudiced by reason of the adverse determination under Section 6(b).

(c)          If a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 7, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee's misstatement not materially misleading in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d)          To the fullest extent allowable under applicable law, in the event that Indemnitee, pursuant to this Section 7, seeks a judicial adjudication of his rights hereunder, recovery of damages for breach of this Agreement, or recovery under any directors' and officers' liability insurance policies maintained by the Company, the Company shall pay on his behalf, in advance, any and all Expenses actually and reasonably incurred by Indemnitee in such judicial adjudication, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of expenses or insurance recovery; provided, that in the event Indemnitee is ultimately determined not to be entitled to such indemnification or insurance recovery, as the case may be, then all amounts advanced pursuant to this Section 7(d) shall be repaid to the Company by Indemnitee.

(e)          The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 7 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement. The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within ten (10) days after delivery to the Company of a written request therefore) advance, to the extent not prohibited by law, such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advance of Expenses from the Company under this Agreement or under any directors' and officers' liability insurance policies maintained by the Company.

(f)          Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.

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8.           Defense of Underlying Proceedings.

(a)          Indemnitee agrees to notify the Company promptly upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any Proceeding which may result in the payment of indemnifiable amounts or the advancement of Expenses hereunder; provided, however, that the failure to give any such notice shall not disqualify Indemnitee from the right, or otherwise affect in any manner any right of Indemnitee, to receive indemnification or advancements of Expenses unless the Company’s ability to defend in such Proceeding is materially and adversely prejudiced thereby.

(b)          Subject to the provisions of the last sentence of this Section 8(b) and of Section 8(c) below, the Company shall have the right to defend Indemnitee in any Proceeding which may give rise to the payment of indemnifiable amounts hereunder; provided, however that the Company shall notify Indemnitee of any such decision to defend within ten (10) calendar days of receipt of notice of any such Proceeding under Section 8(a) above. The Company shall not, without the prior written consent of Indemnitee, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (i) includes an admission of fault of Indemnitee or (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding, which release shall be in form and substance reasonably satisfactory to Indemnitee. This Section 8(b) shall not apply to a Proceeding brought by Indemnitee.

(c)          Notwithstanding the provisions of Section 8(b) above, if in a Proceeding to which Indemnitee is a party by reason of Indemnitee’s Company Status, (i) Indemnitee reasonably concludes that he or she may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with the position of other defendants in such Proceeding, (ii) a conflict of interest or potential conflict of interest exists between Indemnitee and the Company, or (iii) if the Company fails to assume the defense of such proceeding in a timely manner, Indemnitee shall be entitled to be represented by separate legal counsel of Indemnitee’s choice at the expense of the Company.

9.           Non-Exclusivity; Survival of Rights; Insurance; Primacy of Indemnification.

(a)          The rights of indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the certificate of incorporation or bylaws (or any similar governing documents), certificate of designation or otherwise of any Enterprise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Company Status prior to such amendment, alteration or repeal. To the extent that a change in the Delaware Law, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the Certificate of Incorporation and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

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(b)          To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, managers, officers, employees or agents or fiduciaries of any Enterprise, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director, officer, employee, agent or fiduciary under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(c)          The Company hereby acknowledges that Indemnitee has certain rights to indemnification, advancement of expenses and/or insurance provided by the Fund. The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Fund to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary), (ii) that it shall be required to advance the full amount of Expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Certificate of Incorporation (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against the Fund, and (iii) that it irrevocably waives, relinquishes and releases the Fund from any and all claims against the Fund for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing, and the Fund shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of Indemnitee against the Company. The Company and Indemnitee agree that the Fund is an express third party beneficiary of the terms of this Section 8(c).

(d)          Except as provided in Section 8(c), in the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee (other than against the Fund or their insurers), who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(e)          Except as provided in Section 8(c), the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(f)          Except as provided in Section 8(c), the Company's obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise.

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10.         Exception to Right of Indemnification. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to indemnify any Indemnitee in connection with any claim made against Indemnitee:

(a)          for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision provided, however, that the foregoing shall not affect the rights of Indemnitee or the Fund set forth in Section 8(c);

(b)          for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, any successor statute or any similar provisions of state statutory law or common law;

(c)          in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees, agents, representatives or other indemnitees, unless (i) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law; or

(d)          if such indemnification is prohibited by applicable law.

11.         Duration of Agreement. All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is a director or officer of the Company (or is or was serving at the request of the Company as a director, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise) and for a period of six (6) years thereafter and shall continue thereafter so long as Indemnitee shall be subject to any Proceeding (or any proceeding commenced under Section 7 hereof) by reason of his Company Status, whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement.

12.         Successors. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives.

13.         Enforcement. The Company expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce Indemnitee to serve as a director or officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director or officer of the Company.

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14.         Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

15.         Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. Without limiting the generality of the foregoing, this Agreement is intended to confer upon Indemnitee indemnification rights to the fullest extent permitted by applicable laws.

16.         Modification and Waiver. No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

17.         Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made (i) when delivered personally to the recipient, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; but if not, then on the next Business Day (provided that any such notice under this clause (ii) shall not be effective unless within one Business Day after the notice is sent, a copy of such notice is sent to the recipient by first-class mail, return receipt requested, or reputable overnight courier service (charges prepaid)), (iii) one Business Day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) three Business Days after it is mailed to the recipient by first-class mail, return receipt requested. All communications shall be sent:

(a)          To Indemnitee at the address set forth below Indemnitee signature hereto.

(b)          To the Company at:

JetPay Corporation

1175 Lancaster Avenue, Suite 100

Berwyn, Pennsylvania 19312

Facsimile: (484) 318-8370

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with copies to (which shall not constitute notice to):

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attention:    James A. Lebovitz

Facsimile: (215) 994-2222

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

18.         Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a photographic, photostatic, facsimile, or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or as required by any such agreement or instrument, each other party hereto or thereto shall execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

19.         Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.

20.         Governing Law and Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The Company and Indemnitee each hereby irrevocably submits to the nonexclusive jurisdiction of the United States District Court for the State of Delaware and the state courts of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto further agrees that service of any process, summons, notice or document by United States certified or registered mail to such party's address set forth in Section 17 or such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party shall be effective service of process in any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the State of Delaware or the state courts of the State of Delaware and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

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21.         MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, EACH PARTY TO THIS AGREEMENT (INCLUDING THE COMPANY) HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER.

22.         Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

23.         Definitions. For purposes of this Agreement:

(a)          "Beneficial Owner" with respect to any securities means a person having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act, including without limitation, the 60-day provision in paragraph (d)(1)(i) thereof).

(b)          “Business Day” means any day, other than a Saturday, Sunday, or any other date in which banks located in Philadelphia, Pennsylvania are closed for business as a result of federal, state or local holiday.

(c)          "Capital Stock" shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (in each case, however designated) stock issued by the Company.

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(d)          "Change of Control" shall mean (a) any sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis in any transaction or series of related transactions, (b) any sale, transfer or issuance or series of related sales, transfers and/or issuances of shares of the Capital Stock by the Company or any holder thereof, other than as a result of the transactions contemplated by the Securities Purchase Agreement, which results in any single Person or group (as defined in Rule 13d-5 of the Securities Exchange Act of 1934) becoming the Beneficial Owners of Capital Stock of the Company representing (x) 50% or more of the voting power of all outstanding voting Capital Stock of the Company or (y) the power to elect a majority of the Board (under ordinary circumstances, by contract or otherwise), or (c) any merger or consolidation to which the Company is a party; provided that the foregoing clause (c) shall not apply to any merger in which (i) the Company is the surviving entity and (ii) the holders of the Company's outstanding Capital Stock possessing the voting power (under ordinary circumstances) to elect a majority of the Company's Board immediately prior to the merger continue to own the Company's outstanding Capital Stock possessing the voting power (under ordinary circumstances) to elect a majority of the Company's Board immediately after the merger.

(e)          "Company Status" describes the status of a person who is or was a manager, director, officer, employee, agent or fiduciary of the Company or of any other limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the request of the Company.

(f)          "Delaware Law" shall mean the laws of the State of Delaware, each as amended from time to time.

(g)          "Disinterested Directors" means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(h)          "Enterprise" shall mean the Company and any other limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that Indemnitee is or was serving at the request of the Company as a manager, director, officer, employee, agent or fiduciary.

(i)          "Expenses" shall include all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding, or responding to, or objecting to, a request to provide discovery in any Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

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(j)          "Independent Counsel" means a law firm, or a member of a law firm, that is experienced in matters of corporate law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee's rights under this Agreement. The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(k)          "Person" or "person" shall mean an individual, corporation, limited liability company, association, partnership, group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof.

(l)          "Proceeding" includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative; including one pending on or before the date of this Agreement, but excluding one initiated by an Indemnitee pursuant to Section 6 of this Agreement to enforce such Indemnitee’s rights under this Agreement.

(m)          "Securities Purchase Agreement" shall mean that certain Securities Purchase Agreement by and between the Company and Flexpoint Fund II, L.P., dated as of August 22, 2013, as amended.

SIGNATURE PAGE TO FOLLOW

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

COMPANY

JETPAY CORPORATION

By:
Name:
Title:

INDEMNITEE

Name: [_________]

Address:
676 N. Michigan Avenue, Suite 300
Chicago, IL 60611

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attn: Sanford E. Perl, P.C.
Mark A. Fennell, P.C.

[Signature Page to Indemnification Agreement]

Guarantee by JetPay, LLC

By its signature below, JetPay, LLC, a Texas limited liability company ("JP-Guarantor"), which is a direct, wholly-owned subsidiary of the Company as of the date hereof, hereby agrees to guarantee the full and prompt performance by the Company of its obligations under this Agreement; provided that at such time, if any, as JP-Guarantor is no longer a direct or indirect subsidiary of the Company, this guarantee shall terminate with respect to the Company's obligations in respect of any claims first arising after such time (except for claims by the Indemnitee by reason of his or her Company Status with JP-Guarantor or its subsidiaries prior to such time).

Solely for purposes of agreeing to the guarantee set forth in the paragraph immediately above (and not for the purpose of becoming a party to this Agreement):

JETPAY, LLC:

By:___________________________________

Name:

Title:

[Signature Page to Indemnification Agreement]

Exhibit E

Form of Opinion of Counsel

Every term which is defined or given special meaning in the Securities Purchase Agreement and which is not given a different meaning in this opinion letter has the same meaning whenever it is used in this opinion letter as the meaning it is given in the Securities Purchase Agreement. The Securities Purchase Agreement, the Certificate of Designation, the Registration Agreement and the Indemnification Agreements are collectively referred to herein as the “Transaction Documents.”

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this letter, we advise you that:

1.	The Company is a corporation existing and in good standing under the General Corporation Law of the State of Delaware (the “DGCL”).

2.	The Company has the corporate power and authority to enter into and perform its obligations under each of the Transaction Documents.

3.	The filing of the Certificate of Designation with the Secretary of State of the State of Delaware and the performance by the Company of its obligations thereunder has been duly authorized by all necessary corporate action of the Company and upon such filing the Certificate of Designation represents a valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms.

4.	The Company’s execution, delivery and performance of the Securities Purchase Agreement have been authorized by all necessary corporate actions on the part of the Company. The Company has duly executed and delivered the Securities Purchase Agreement. Assuming due authorization, execution and delivery by Purchaser, the Securities Purchase Agreement is a valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms.

5.	The Company’s execution, delivery and performance of the Registration Agreement have been authorized by all necessary corporate actions on the part of the Company. The Company has duly executed and delivered the Registration Agreement. Assuming due authorization, execution and delivery by Purchaser, the Registration Agreement is a valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms.

6.	The Company’s execution, delivery and performance of the Indemnification Agreements have been authorized by all necessary corporate actions on the part of the Company. The Company has duly executed and delivered the Indemnification Agreements. Assuming due authorization, execution and delivery by each Preferred Director, the Indemnification Agreements are valid and binding obligations of the Company and are enforceable against the Company in accordance with their terms.

7.	The execution and delivery of the Transaction Documents by the Company, and the consummation of the transactions contemplated thereby (including, without limitation, the issuance and sale of the Preferred Stock to Purchaser in accordance with the terms of the Securities Purchase Agreement) do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or violation of (i) the Company’s Certificate of Incorporation, Bylaws or Certificate of Designation, or (ii) any listing rules of NASDAQ or any law of the United States or the State of Delaware typically applicable to transactions that are similar to the transactions contemplated by the Securities Purchase Agreement, provided that we express no opinion in this paragraph with respect to any law to which the Company may be subject as a result of the legal or regulatory status of Purchaser.

8.	No consent, approval, authorization or order of any court or Governmental Entity is required for the issuance and sale by the Company of the Preferred Stock to Purchaser or the consummation by the Company of the transactions contemplated by the Transaction Documents, except such as may be required under the United States securities laws or securities or blue sky laws of the various states (and the rules and regulations thereunder), as to which we express no opinion in this paragraph.

9.	The issuance of the Preferred Stock to be sold on the date hereof pursuant to the Securities Purchase Agreement has been duly authorized. When appropriate certificates representing those shares of Preferred Stock are delivered against payment for consideration therefor in accordance with the Securities Purchase Agreement, those shares of Preferred Stock will be validly issued, fully paid and nonassessable. The sale and issuance of Preferred Stock is not subject to preemptive rights or other similar rights under the terms of the DGCL, the Company’s Certificate of Incorporation, By-laws or Certificate of Designation or, to such counsel’s knowledge, any other agreement to which the Company is a party. To such counsel’s knowledge, there are no securities or instruments of the Company containing anti-dilution or similar provisions that will be triggered by the issuance of the Preferred Stock.

10.	The issuance of the Common Stock upon conversion of the Preferred Stock in accordance with the Certificate of Designation has been duly authorized. When appropriate certificates representing the Common Stock are duly countersigned by the Company’s registrar and delivered in accordance with the Securities Purchase Agreement and Certificate of Designation, the Common Stock will be validly issued, fully paid and nonassessable. As of the date hereof, the Common Stock issuable upon conversion is not subject to preemptive rights under the terms of the DGCL or under the Company’s Certificate of Incorporation, Bylaws, Certificate of Designation or, to such counsel’s knowledge, any other agreement to which the Company is a party. To such counsel’s knowledge, there are no securities or instruments of the Company containing anti-dilution or similar provisions that will be triggered by the issuance of the Common Stock upon conversion.

11.	No registration under the Securities Act is required in connection with: (i) the sale of the shares of Preferred Stock to Purchaser in the manner contemplated by the Securities Purchase Agreement; and (ii) as of the date hereof, the issuance of the Conversion Stock (as defined in the Certificate of Designation) when issued in accordance with the Securities Purchase Agreement and Certificate of Designation; in each case assuming (A) the accuracy of Purchaser’s representations set forth in the Securities Purchase Agreement and (B) the compliance with the procedures set forth in the Securities Purchase Agreement and Certificate of Designation by Purchaser, on the one hand, and the Company, on the other hand.

Exhibit F

JETPAY CORPORATION

Written Consent in Lieu of a Meeting of the Stockholders

August 22, 2013

The undersigned, being the holders of a majority of the voting stock (the “Stockholders”) of JetPay Corporation (f/k/a Universal Business Payment Solutions Acquisition Corporation, a Delaware corporation (the “Company”), hereby consent to the adoption of the following resolutions attached hereto as Exhibit A, without a meeting in accordance with the procedures established by Section 228(a) of the Delaware General Corporation Law and hereby consents to the taking of the actions referred to in such resolutions and agrees that such actions and resolutions shall have the same force and effect as though duly taken and adopted at a meeting of the stockholders of the Company duly called and legally held.

IN WITNESS WHEREOF, the undersigned has executed this Written Consent this August 22, 2013.

WLES, L.P.

By:
Name: Trent Voigt	Bipin C. Shah
Title: Managing Partner

Peter Davidson	Arthur F. Ryan

Richard S. Braddock	Frederick S. Hammer

Robert Palmer	Jonathan M. Lubert

Written Consent of Stockholders

of

Universal Business Payment Solutions Acquisition Corporation

dated August 22, 2013

Ira Lubert	C. Nicholas Antich

Carol A. Antich	C. Nicholas Antich and Carol A. Antich, as joint tenants in the entirety

Wellington Management Company, LLP

Eric C. Antich	By:
Name:
Title:

Bipin C. Shah Trust U/A Dated July 31, 2001	Wolf Creek Investors (Bermuda) L.P.

By: Wellington Management Company, LLP, as investment adviser
By:
Name:
Title: Trustee	By:
Name:
Wolf Creek Partners, L.P.	Title:

By: Wellington Management Company, LLP, as investment adviser

By:
Name:
Title:

2

Exhibit A

JETPAY CORPORATION

Written Consent in Lieu of a Meeting of the Stockholders

August 22, 2013

WHEREAS, the board of directors (the “Board of Directors”) of JetPay Corporation (f/k/a Universal Business Payment Solutions Acquisition Corporation), a Delaware corporation, (the “Company”) has approved and declared advisable (i) the issuance and sale to Flexpoint Fund II, L.P. of up to 134,000 shares of Series A Convertible Preferred Stock (“Series A Preferred”) at a purchase price of $300.00 per share (subject to certain adjustments) and that are convertible into shares of common stock of the Company, par value $0.001 per share (“Common Stock”) at an initial conversion ratio (subject to certain adjustments) of 100 shares of Common Stock per share of Series A Preferred, pursuant to that certain Securities Purchase Agreement (the “SPA”), dated August 22, 2013, by and between the Company and Flexpoint Fund II, L.P. and (ii) issuance of such number of shares of Common Stock issuable upon conversion of all the shares of Series A Preferred;

WHEREAS, the Board of Directors has approved the filing of a Certificate of Designation of the Series A Convertible Preferred Stock of the Company (the “Certificate”) pursuant to the SPA; and

WHEREAS, pursuant to the rules of the NASDAQ Stock Market, the SPA and the Certificate are being submitted to the stockholders of the Company for their approval and adoption;

NOW THEREFORE, in lieu of holding a meeting of the stockholders, the undersigned being the holders of a majority of the Company’s issued and outstanding Common Stock hereby adopt the following resolutions:

RESOLVED, that (i) the SPA and the other Transaction Agreements to which the Company is a party, together with any exhibits and schedules attached thereto, and the Company’s performance of its obligations under the SPA and in any other Transaction Agreements to which the Company is party, (ii) the Certificate and (iii) the transactions contemplated thereby, pursuant to the terms and conditions set forth in the SPA and the Certificate, be, and they hereby are, declared to be advisable and approved; and it is further

RESOLVED, that the issuance and sale of up to 134,000 shares Series A Preferred at a purchase price of $300.00 per share and an initial conversion ratio (subject to certain adjustments) of 100 Shares of Common Stock per share of Series A Preferred, be, and hereby is, declared to be advisable and approved; and it is further

RESOLVED, the issuance of the Company’s Common Stock issuable upon conversion of any shares of Series A Preferred, be and hereby is, authorized and approved; and it is further

RESOLVED, that any one or more of the officers of the Company are authorized, in the name and on behalf of the Company to consummate the transactions contemplated by the SPA and the Certificate; that any one or more of the officers of the Company are, and each of them hereby is, authorized and empowered to execute and deliver certificates and any other documents referred to in the SPA and the Certificate contemplated thereby and to cause the Company to perform its obligations under the SPA and the Certificate, including executing and filing, in the name of and on behalf of the Company, with the Office of the Secretary of State of the State of Delaware, the Certificate, and an Information Statement with the Securities and Exchange Commission pursuant to Section 14(c) and Regulation 14C of the Securities and Exchange Act of 1934, as amended; and it is further

RESOLVED, that any and all actions taken by any one or more of the officers of the Company in connection with the transactions contemplated by the foregoing resolutions are hereby ratified, confirmed and approved in all respects; and that the foregoing resolutions shall be irrevocable; and it is further

RESOLVED, that any one or more of the officers of the Company are, and each of them hereby is, authorized and empowered, in the name and on behalf of the Company, to (i) make, enter into, execute, deliver, file and record any and all other or future contracts, agreements, escrow related agreements, consents and other documents and instruments, (ii) pay or cause to be paid any and all expenses and fees and disburse such other funds of the Company and (iii) take any and all such other actions as any such officer or officers may determine in his, her or their discretion to be necessary or advisable to carry out the terms, provisions, purposes or intent of the foregoing resolutions and the transactions contemplated thereby, the taking of any such action to constitute conclusive evidence of the exercise of such discretionary authority.

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